Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

by and among

VIREO PR MERGER SUB INC.,

VIREO PR MERGER SUB II INC.,

VIREO GROWTH INC.,

NGH INVESTMENTS, INC.

PROPER HOLDINGS MANAGEMENT, INC.,

PROPER HOLDINGS, LLC

AND SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS THE MEMBER
REPRESENTATIVE

Dated as of December 18, 2024

Article I. DEFINITIONS3

Article II. THE MERGER21

Section 2.01.The Merger21

Section 2.02.Closing21

Section 2.03.Closing Deliverables21

Section 2.04.Effective Time23

Section 2.05.Effects of the Merger23

Section 2.06.Articles of Incorporation; Bylaws23

Section 2.07.Directors and Officers23

Section 2.08.Effect of the Merger on Equity Interests24

Section 2.09.[Reserved]24

Section 2.10.Dissenting Equity24

Section 2.11.Surrender and Payment24

Section 2.12.Expense Fund25

Section 2.13.No Further Ownership Rights in Shares25

Section 2.14.Adjustments25

Section 2.15.Withholding Rights25

Section 2.16.Lost Certificates25

Section 2.17.Closing Merger Consideration and Closing Share Payment Adjustment25

Section 2.18.[Reserved.]28

Section 2.19.Earn-Out; Forfeiture28

Section 2.20.Section 2.2031

Section 2.21.Parent Shares32

Section 2.22.Intended U.S. Tax Treatment.33

Article III. REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE COMPANIES34

Section 3.01.Organization and Qualification of the Holdings Entities34

Section 3.02.Authority; Board Approval34

Section 3.03.No Conflicts; Consents35

Section 3.04.Capitalization36

Section 3.05.No Subsidiaries37

Section 3.06.Financial Statements37

Section 3.07.Undisclosed Liabilities37

Section 3.08.Absence of Certain Changes, Events and Conditions37

Section 3.09.Material Contracts39

Section 3.10.Title to Assets; Real Property40

Section 3.11.Condition and Sufficiency of Assets41

Section 3.12.Intellectual Property41

Section 3.13.Inventory43

Section 3.14.Accounts Receivable43

Section 3.15.Customers and Suppliers43

Section 3.16.Insurance44

Section 3.17.Legal Proceedings; Governmental Orders44

Section 3.18.Compliance With Laws; Permits44

Section 3.19.Environmental Matters45

Section 3.20.Employee Benefit Matters46

Section 3.21.Employment Matters48

Section 3.22.Taxes49

Section 3.23.Books and Records51

Section 3.24.Related Party Transactions51

Section 3.25.Brokers51

Section 3.26.Securities Law Matters51

Section 3.27.Investor Sophistication51

Section 3.28.No Other Representations and Warranties51

Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS51

Section 4.01.Organization and Authority of Parent, Merger Sub 1 and Merger Sub 251

Section 4.02.No Conflicts; Consents52

Section 4.03.No Prior Merger Sub Operations52

Section 4.04.Brokers53

Section 4.05.Solvency53

Section 4.06.Legal Proceedings53

Section 4.07.Capitalization53

Section 4.08.Financial Statements53

Section 4.09.Absence of Certain Changes, Events and Conditions53

Section 4.10.Compliance With Laws54

Section 4.11.Securities Law Matters54

Section 4.12.Taxes54

Section 4.13.No Other Representations and Warranties54

Section 4.14.Acknowledgement and Representations by Parent55

Article V. COVENANTS55

Section 5.01.Reasonable Commercial Efforts55

Section 5.02.Conduct of Business Prior to the Closing55

Section 5.03.Access to Information56

Section 5.04.No Solicitation of Other Bids56

Section 5.05.Occidental Payments57

Section 5.06.Notice of Certain Events57

Section 5.07.Resignations58

Section 5.08.Governmental Approvals and Consents58

Section 5.09.Directors’ and Officers’ Indemnification and Insurance58

Section 5.10.Public Announcements59

Section 5.11.HSR Act60

Section 5.12.Reserved60

Section 5.13.Preparation of Proxy Statement/Circular; Parent Shareholder Approval60

Section 5.15.Further Assurances62

Section 5.16.Takeover Statutes62

Section 5.17.Disclosure Schedules Updates62

Section 5.18.Retention and Distribution of Parent Shares63

Section 5.19.Holdings Restructuring63

Article VI. TAX MATTERS63

Section 6.01.Tax Covenants and Transfer Taxes63

Section 6.02.Termination of Existing Tax Sharing Agreements64

Section 6.03.Tax Indemnification64

Section 6.04.Tax Returns65

Section 6.05.Straddle Period66

Section 6.06.Contests66

Section 6.07.Cooperation and Exchange of Information67

Section 6.08.[Reserved]67

Section 6.09.Section 280E of the Code67

Section 6.10.Survival; Limited 280E Survival67

Section 6.11.Precedence67

Section 6.12.Refunds68

Section 6.13.Prohibited Actions69

Section 6.14.Cash Limitation69

Article VII. [RESERVED]69

Article VIII. CONDITIONS TO CLOSING69

Section 8.01.Conditions to Obligations of All Parties69

Section 8.02.Conditions to Obligations of Parent, Merger Sub 1 and Merger Sub 270

Section 8.03.Conditions to Obligations of Holdings and the Companies70

Article IX. INDEMNIFICATION71

Section 9.01.Survival71

Section 9.02.Indemnification By Holdings and the Parent Share Recipients71

Section 9.03.Indemnification By Parent72

Section 9.04.Certain Limitations72

Section 9.05.Indemnification Procedures74

Section 9.06.Setoff75

Section 9.07.Payments; Recovery75

Section 9.08.Tax Treatment of Indemnification Payments76

Section 9.09.Effect of Investigation76

Section 9.10.Exclusive Remedies76

Article X. TERMINATION77

Section 10.01.Termination77

Section 10.02.Effect of Termination78

Section 10.03.Fees Following Termination78

Article XI. MISCELLANEOUS79

Section 11.01.Member Representative79

Section 11.02.Expenses81

Section 11.03.Notices81

Section 11.04.Severability82

Section 11.05.Entire Agreement82

Section 11.06.Successors and Assigns82

Section 11.07.No Third-party Beneficiaries83

Section 11.08.Amendment and Modification; Waiver83

Section 11.09.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial83

Section 11.10.Specific Performance83

Section 11.11.Counterparts84

Section 11.12.Federal Cannabis Laws84

Section 11.13.Regulatory Compliance84

Section 11.14.Privileged Matters84

EXHIBITS

Exhibit AAcquisition Multiple Worksheet

Exhibit BAdjusted EBITDA Worksheet

Exhibit CClosing Merger Consideration Worksheet

Exhibit DForm of Lock-Up Letter

Exhibit EForm of Investor Rights Agreement

Exhibit FForm of Letter of Transmittal

Exhibit GInventory Accounting Principles

Exhibit HHistorical Accounting Principles Exceptions

Exhibit I-1	Form of Amended and Restated Articles of Incorporation of Surviving Company (Merger Sub 1)
Exhibit I-2	Form of Amended and Restated Articles of Incorporation of Surviving Company (Merger Sub 2)

Exhibit JForm of Management Services Agreement

Exhibit KSpecific Accounting Principles

Exhibit LForfeiture Amount Worksheet

DISCLOSURE SCHEDULES

THIS AGREEMENT IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING, WITHOUT LIMITATION, REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF EITHER ANY STATE CANNABIS LAWS (TOGETHER WITH ALL RELATED RULES AND REGULATIONS THEREUNDER, AND ANY AMENDMENT OR REPLACEMENT ACT, RULES OR REGULATIONS, THE “ACT”); THE GUIDANCE OR INSTRUCTION OF ANY APPLICABLE STATE, PROVINCIAL OR OTHER GOVERNING REGULATORY BODY (TOGETHER WITH ANY SUCCESSOR OR REGULATOR WITH OVERLAPPING JURISDICTION, THE “REGULATOR”); OR THE POLICIES OR INSTRUCTION OF ANY APPLICABLE STOCK EXCHANGE. SECTION 11.15 OF THIS AGREEMENT CONTAINS SPECIFIC REQUIREMENTS AND COMMITMENTS BY THE PARTIES TO MAINTAIN FULLY THEIR RESPECTIVE COMPLIANCE WITH THE ACT AND THE REGULATOR. THE PARTIES HAVE READ AND FULLY UNDERSTAND THE REQUIREMENTS OF SECTION 11.15.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of December 18, 2024, is entered into by and among Vireo PR Merger Sub Inc., a Missouri corporation (“Merger Sub 1”), Vireo PR Merger Sub II Inc., a Missouri corporation (“Merger Sub 2”), Vireo Growth Inc., a British Columbia corporation (“Parent”), NGH Investments, Inc., a Missouri corporation (“NGH”), Proper Holdings Management, Inc., a Missouri corporation (“MSA Newco” and together with NGH, the “Companies” and each a “Company”), Proper Holdings, LLC, a Missouri limited liability company (“Holdings”), any Parent Share Recipient that is distributed or otherwise receives Parent Shares and executes and delivers a Joinder pursuant to Section 5.18, and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative, agent and attorney-in-fact of Holdings and the Parent Share Recipients (the “Member Representative”).

RECITALS

WHEREAS, Merger Sub 1 and Merger Sub 2 are each a direct wholly owned subsidiary of Parent that, in each case, were formed for the sole purpose of effectuating the applicable Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Section 351.410, et seq. of the General and Business Corporation Law of Missouri (the “Missouri Act”), Parent, NGH and Merger Sub 1 will enter into a business combination transaction pursuant to which NGH will merge with and into Merger Sub 1 (the “NGH Merger”), with Merger Sub 1 surviving the NGH Merger as a wholly owned subsidiary of Parent;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Section 351.410, et seq. of the Missouri Act, Parent, MSA Newco and Merger Sub 2 will enter into a business combination transaction pursuant to which MSA Newco will merge with and into Merger Sub 2 (the “MSA Merger” and together with the NGH Merger, the “Mergers” or each a “Merger”), with Merger Sub 2 surviving the MSA Merger as a wholly owned subsidiary of Parent;

WHEREAS, the parties intend that, for U.S. federal income tax purposes, (a) each Merger shall qualify as a tax-deferred “reorganization” within the meaning of Section 368(a) of the Code and (b) this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, the board of directors of each Company (the “Company Boards”) have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, Holdings and each Company, respectively, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, and (c) resolved to recommend adoption of this Agreement by Holdings;

WHEREAS, the managers of Holdings (the “Holdings Board”) have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, Holdings, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, and (c) to the extent required under its organizational documents or applicable Law, resolved to recommend approval of this Agreement and the transactions contemplated hereby by the Members;

WHEREAS, the board of directors of Parent has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, Parent and its shareholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, and (c) resolved to recommend adoption of this Agreement by the shareholders of Parent;

WHEREAS, the board of directors of Merger Sub 1 has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the NGH Merger, are fair to, and in the best interests of, Merger Sub 1 and its stockholder and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the NGH Merger;

WHEREAS, the board of directors of Merger Sub 2 has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the MSA Merger, are fair to, and in the best interests of, Merger Sub 2 and its stockholder and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the MSA Merger; and

WHEREAS, after execution of this Agreement and subject to regulatory approval, Holdings and MSA Newco will implement an internal restructuring plan whereby (i) Holdings’ wholly owned subsidiary New Growth Horizon, LLC, a Missouri limited liability company, will first, convert to a state law corporation under the Missouri General and Business Corporation Law, to be named New Growth Horizon, Inc. (“Horizon Corp”), then (ii) Holdings will contribute all of its equity interests in Horizon Corp and Arches to MSA Newco and simultaneously therewith, Horizon Corp will convert to a Missouri limited liability company, New Growth Horizon II, LLC (“Horizon LLC”), in a transaction intended to qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, then (iii) Horizon LLC will distribute all of its nonregulated assets to MSA Newco and enter into a Management Services Agreement in the form attached hereto as Exhibit J (the “Management Services Agreement”) with MSA Newco for the management and operation of its remaining assets, and finally, (iv) MSA Newco will distribute all of its equity interests in Horizon LLC to Holdings, and (v) Horizon LLC will file an election by filing form 8832 to convert into a corporation for federal and state income Tax purposes as of the date immediately following its distribution by MSA Newco to Holdings (collectively, the “Holdings Restructure”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“280E” has the meaning set forth in Section 6.09.

“280E Liability” means the amount of the aggregate outstanding consolidated accrued liability of the Acquired Companies arising under 280E as of Closing, as determined in accordance with the Accounting Principles.

“280E Pre-Closing Tax Refund” has the meaning set forth in Section 6.12.

“280E Tax Reserve” means a tax reserve account, established by the Acquired Companies in accordance with the Accounting Principles, and funded in Cash for the purpose of paying any outstanding liabilities arising in connection with any 280E Liability.

“280E Tax Reserve Shortfall” means the amount, if any, by which the 280E Liability exceeds the amount of the 280E Tax Reserve.

“Accounting Principles” means (i) the specific terms and definitions in this Agreement and the specific policies, terms and matters set forth on Exhibit K, (ii) to the extent not inconsistent with the foregoing clause (i), the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the year of 2023, which includes the elimination of the fees under the management services agreements and consolidates all operations thereunder, and (iii) to the extent not addressed in the foregoing clauses (i) or (ii), GAAP as of the Closing Date. For the avoidance of doubt, clause (i) shall take precedence over clauses (ii) and (iii), and clause (ii) shall take precedence over clause (iii).

“Acquired Companies” means the Companies and their respective Subsidiaries. For the avoidance of doubt, Acquired Companies for the period from and after Closing includes the Surviving Companies.

“Acquisition Multiple” means the quotient of (a) the sum of (i) 174,002,004 multiplied by the Closing Share Price, plus (ii) $41,443,958 (imputed for Assumed Indebtedness and Closing Indebtedness), plus (iii) $5,000,000 (imputed for Pre-Closing Taxes plus 280E Tax Reserve Shortfall), less (iv) $3,000,000 (imputed for Closing Cash), less (v) $2,000,000 (imputed for the Adjusted 280E Reserve), less (vi) $2,500,000 (imputed for investment in ROI Wellness Center IV, LLC, divided by (b) Closing EBITDA. Exhibit A sets forth an illustrative calculation of the Acquisition Multiple based upon assumptions with respect to each of the foregoing values as of the date hereof (the “Acquisition Multiple Worksheet”).

“Acquisition Proposal” has the meaning set forth in Section 5.04(a).

“Act” has the meaning set forth in Section 11.15.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Closing Merger Consideration” means the amount of the Closing Merger Consideration as calculated and finally determined in accordance with Sections 2.17(b) and (c).

“Additional Shares” has the meaning set forth in Section 5.18.

“Adjusted 280E Reserve” means an amount equal to the lesser of (x) $2,000,000 and (y) the 280E Tax Reserve, if any, plus any other tax reserve account established by the Acquired

Companies in accordance with the Accounting Principles, and funded in Cash, for the purpose of paying any outstanding liabilities in respect of Taxes arising during any Pre-Closing Tax Period (other than 280E Liability).

“Adjusted EBITDA” means (a) the consolidated net income (or loss) from operations of the Acquired Companies (or the Surviving Companies, as applicable), plus (b) if and to the extent deducted in the calculation of consolidated net income (or loss) for such period, (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) any intercompany costs and expenses, corporate overhead allocations and similar items between the Acquired Companies on the one hand and Parent and its Affiliates (other than the Acquired Companies), on the other hand (other than E-Commerce Platform Fees and Delivery Fees and the Delivery Costs) in excess of, in a particular fiscal year, the lower of (A) $1,000,000, and (B) 1% of the Acquired Companies’ revenues, (v) losses and expenses related to dispositions of assets not in the Ordinary Course of Business, (vi) non-cash write-downs of assets, (vii) any and all costs, fees or expenses that an Acquired Company incurs with respect to the lease, acquisition or maintenance of delivery vehicles, whether a capital or ordinary expense, and the hiring and payment of delivery drivers in connection with mobile deliveries related to its use of the E-Commerce Platform (the “Delivery Costs”), (viii) decrease in work-in-process (WIP) inventory, and (ix) decrease in finished goods inventory for non-third party products, less (c) any cash payments including interest expenses for rent and/or leases not otherwise expensed in operating expenses, and less (d) if and to the extent included in the calculation of consolidated net income (or loss) for such period, (i) any interest income, (ii) gain relating to any disposed of assets not in the Ordinary Course of Business, (iii) non-cash write-ups of assets, (iv) increase in work-in-process (WIP) inventory, and (v) increase in finished goods inventory for non-third party products; in the case of each of the foregoing in clauses (a) through (d), for such period and as determined in accordance with the Company Earn-Out Accounting Principles. Exhibit B, which is included solely for illustrative purposes, sets forth an illustrative calculation of Adjusted EBITDA (the “Adjusted EBITDA Worksheet”).

“Adjusted EBITDA Worksheet” has the meaning set forth in the definition of “Adjusted EBITDA.”

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate E-Commerce Earn-Out Amount” means an amount equal to the greater of (a) $37,500,000 or (b) the product of (i) five (5) multiplied by (ii) the E-Commerce Earn-Out Revenue Amount.

“Aggregate Issued Parent Shares” has the meaning set forth in Section 5.18. “Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means: (a) the Lock-Up Letters, (b) the Escrow Agreement, (c) the Letters of Transmittal, (d) the Investor Rights Agreement, (e) the Written Consent, (f) the Management Services Agreement, (g) the Option Agreement, and (h) each other agreement, instrument or document entered into or required to be delivered in connection with the transactions contemplated hereby and thereby.

“Arches” means Arches IP, Inc., a Delaware corporation.

“Arches Value Amount” means an amount equal to $2,139,200.

“Articles of Merger” has the meaning set forth in Section 2.04.

“Assumed Indebtedness” means (a) the outstanding principal and interest owing by any Acquired Company to Chicago Atlantic under the terms of the Credit Agreement among Holdings, New Growth Horizon, LLC, NGH, the other borrowers party thereto, the guarantors and lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent, dated as of May 9, 2022, as the same may be amended and/or assigned and assumed (the “CA Credit Agreement”), and (b) the outstanding principal and interest owing by New Growth Horizon, LLC (“New Growth Horizon”) to Captiva Healing, LLC under that certain Promissory Note dated May 4, 2022, and any outstanding amounts due by New Growth Horizon to Occidental Group, Inc. (“Occidental”) pursuant to that certain Asset Purchase Agreement between New Growth Horizon and Occidental.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06(a).

“Balance Sheet Date” has the meaning set forth in Section 3.06(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Cannabis Consents” means any and all consents, approvals, clearances, orders or authorizations of, or registrations, declarations or filings with, notices to, or other requirements of any Governmental Authority or under any Permit held by the Holdings Entities in connection with the business of the Holdings Entities in the cannabis industry.

“Cannabis Licenses” means any and all Permits required to be obtained from any Governmental Authority pursuant to Article XIV of the Missouri Constitution, 19 CSR 100-1.010, et seq. of the Division of Cannabis Regulation rules, and any corresponding state, county, municipal and other local Laws, for the operation of any cannabis establishment, including a cultivation facility, a dispensary facility, a manufacturing facility, a transportation facility, a cannabis consumption lounge, or other local government designated consumption area.

“Cap” has the meaning set forth in Section 9.04(a).

“Cash” means cash and cash equivalents (including marketable securities and short-term investments convertible to cash in no more than ten (10) calendar days) calculated in accordance with the Accounting Principles.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Charter Documents” has the meaning set forth in Section 3.03.

“Closing” has the meaning set forth in Section 2.02.

“Closing Cash” means (i) an amount, if any, by which the unrestricted Cash held by the Acquired Companies as of the Closing exceeds the Adjusted 280E Reserve, up to an amount equal to $3,000,000, plus (ii) such amount of excess unrestricted Cash reserves held by the Acquired Companies as of January 1, 2025, which amounts, or any portion thereof, may be contributed by Holdings, at Holdings’ option, as additional Cash at Closing and which amounts would be as set forth on a “Closing Cash Schedule” delivered by Holdings to Parent at least three (3) days prior to Closing.

“Closing Certificate” means a certificate executed by the Chief Financial Officer or other officer of Holdings certifying on behalf of each of the Acquired Companies, as of the Closing Date, (a) an itemized list of all outstanding Closing Indebtedness and the Person to whom such outstanding Closing Indebtedness is owed and an aggregate total of such outstanding Closing Indebtedness, (b) the amount of Transaction Expenses remaining unpaid as of the Closing (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed), (c) the Estimated Closing Statement, and that the Estimated Closing Statement was prepared in all material respects in accordance with the Accounting Principles and (d) the Inventory Statement, and that the Inventory Statement was prepared in all material respects in accordance with Section 2.16(a)(ii).

“Closing Date” has the meaning set forth in Section 2.02.

“Closing EBITDA” means $31,000,000.

“Closing Indebtedness” means, subject to the limitations set forth in the definition of “Indebtedness,” the aggregate amount of any unpaid Indebtedness of the Acquired Companies remaining as of the Closing (other than, and without duplication of, the Assumed Indebtedness, Payoff Indebtedness and amounts included in Current Liabilities that are taken into account in the calculation of the Closing Working Capital).

“Closing Merger Consideration” means the sum of:

(a)the EBITDA Consideration, plus

(b)the Closing Cash, plus

(c)the Arches Value Amount; plus

(d)provided that the 280E Tax Reserve is not less than the 280E Liability, an amount equal to the Adjusted 280E Reserve, less

(e)the amount of Assumed Indebtedness, less

(f)the amount of Closing Indebtedness, less

(g)the amount of the 280E Tax Reserve Shortfall, if any, less

(h)the amount of any Pre-Closing Taxes, less

(i)the amount of any unpaid Transaction Expenses, plus

(j)$2.5 million, in respect of an investment ROI Wellness Center IV, LLC, plus

(k)the amount by which Closing Working Capital exceeds the Target Working Capital or minus the amount by which Closing Working Capital is less than the Target Working Capital.

“Closing Merger Consideration Worksheet” means the illustrative calculation of the Closing Merger Consideration set forth on Exhibit C, which is included solely for illustrative purposes.

“Closing Share Price” means $0.52.

“Closing Share Payment” means a number of Parent Shares equal to (a) the quotient of (i) the Estimated Closing Merger Consideration, divided by (ii) the Closing Share Price, less (b) the Escrow Shares.

“Closing Working Capital” means: (a) the consolidated Current Assets of the Acquired Companies, less (b) the consolidated Current Liabilities of the Acquired Companies, determined as of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Tax Claim” has the meaning set forth in Section 6.06.

“Companies” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the preamble.

“Company Arches Percentage” means 15.28%.

“Company Boards” has the meaning set forth in the recitals.

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Earn-Out Accounting Principles” means (a) the specific terms and definitions (including Adjusted EBITDA) in this Agreement, and (b) to the extent not inconsistent with the foregoing clause (a), GAAP. In applying GAAP, Parent intends to consistently take a view to align Adjusted EBITDA as closely as possible to operating cash flow and minimize balance sheet related adjustments.

“Company Earn-Out Amount” means the sum of the following, to the extent a positive amount, calculated in accordance with the Company Earn-Out Accounting Principles:

(a)the product of four (4) multiplied by the following (which may be a positive amount or negative number):

(i)the greater of (A) the trailing twelve (12) month Adjusted EBITDA for the twelve full calendar months ending December 31, 2026 and (B) the trailing nine (9) month Adjusted EBITDA for the last nine (9) months of calendar year 2026, such amount annualized to reflect a full 12-month period, minus

(ii)the Closing EBITDA;

minus

(b)subject to Section 2.19(d), the aggregate amount of any Post-Closing Debt,

plus

(c)any Net Pre-Closing Tax Refund which is required to be applied to this calculation pursuant to Section 6.12 at the time of calculation.

“Company Earn-Out Period Financial Statements” shall have the meaning set forth in Section 2.19(b)(i).

“Company Earn-Out Shares” shall have the meaning set forth in Section 2.19(c).

“Company Earn-Out Statement” shall have the meaning set forth in Section 2.19(b)(i).

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by any Holdings Entity.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which any Holdings Entity is a party, beneficiary or otherwise bound, excluding so-called “off-the-shelf” products and “shrink wrap” software licensed to any Holdings Entity in the Ordinary Course of Business.

“Company IP Registrations” means all Company Intellectual Property, which is registered or for which an application for registration has been filed by any Holdings Entity, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Holdings Entities.

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consideration Shares” has the meaning set forth in Section 5.18.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Counsel” has the meaning set forth in Section 11.16(a).

“Current Assets” means, on a consolidated basis, accounts receivable, Inventory, prepaid expenses and other current assets of the Acquired Companies, but excluding (a) Cash (including restricted cash), (b) the portion of any prepaid expense of which the Acquired Companies will not receive the benefit following the Closing, (c) Tax assets and deferred Tax assets, (d) the current portion of any intercompany receivables, and (e) the current portion of any lease assets and rights of use, each determined in accordance with the Accounting Principles. For purposes of this definition, Inventory shall be determined in accordance with the definition of “Inventory” in this Agreement and shall, to the extent conflicting with the Inventory Accounting Principles, supersede the Inventory Accounting Principles. For the avoidance of doubt, for purposes of this definition, Inventory shall include only final packaged products that are no more than 90 days old from the date of production and packaging completion, and from the date of purchase from third-party suppliers.

“Current Liabilities” means, on a consolidated basis, accounts payable, accrued expenses (excluding accrued expenses in the Ordinary Course of Business) and other current liabilities of the Acquired Companies, but excluding (a) Tax liabilities and deferred Tax liabilities, (b) the current portion of any lease liabilities, (c) the current portion of any intercompany payables, (d) Transaction Expenses, and (e) the current portion of any other Indebtedness of the Acquired Companies, including, without limitation, the Assumed Indebtedness and Closing Indebtedness, each determined in accordance with the Accounting Principles.

“D&O Claim” has the meaning set forth in Section 5.09(b).

“D&O Indemnified Party” has the meaning set forth in Section 5.09(a).

“D&O Indemnifying Party” has the meaning set forth in Section 5.09(b).

“Deductible” has the meaning set forth in Section 9.04(a).

“Delivery Costs” has the meaning set forth in the definition of “Adjusted EBITDA.”

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Holdings and the Companies and Parent concurrently with the execution and delivery of this Agreement, as may be supplemented or amended in accordance with Section 5.17.

“Disputed Amounts” has the meaning set forth in Section 2.17(c)(iii).

“Dollars” or “$” means the lawful currency of the United States; unless otherwise expressly set forth in this Agreement, any amounts referred to herein, or for any calculations hereunder, that rely upon or reference amounts in Canadian dollars shall be converted to United States Dollars for the purposes hereof, based on the exchange rate posted by the Bank of Canada on the trading day preceding the applicable date of such amount or calculation, to ensure that such amounts or calculations are determined or calculated on a consistent basis hereunder.

“Downward Adjustment Amount” has the meaning set forth in Section 2.17(d)(ii).

“Earn-Out Period” has the meaning set forth in Section 2.19(d)

“E-Commerce Earn-Out Accounting Principles” means (a) the specific terms and definitions (including E-Commerce Earn-Out Revenue Amount) in this Agreement, and (b) to the extent not inconsistent with the foregoing clause (a), GAAP.

“E-Commerce Earn-Out Amount” means (a) the Aggregate E-Commerce Earn-Out Amount multiplied by (b) 10%.

“E-Commerce Earn-Out Measurement Period” means either (a) January 1, 2026 through December 31, 2026 or (b) April 1, 2026 through December 31, 2026 but with the resulting E-Commerce Earn-Out Revenue Amount annualized to reflect a full 12-month period, determined based upon which of (a) or (b) results in a higher value for determination of the E-Commerce Earn Out Revenue Amount.

“E-Commerce Earn-Out Period Financial Statements” shall have the meaning set forth in Section 2.20(b)(i).

“E-Commerce Earn-Out Revenue Amount” means the sum of (a) 5% of the aggregate dollar amount of all delivery sales (inclusive or loyalty credits, but net of discounts) processed through the E-Commerce Platform during the E-Commerce Earn-Out Measurement Period, plus (b) 2.5% of the aggregate dollar amount of all online pick-up, curbside, or drive thru sales (inclusive or loyalty credits, but net of discounts) processed through the E-Commerce Platform during the E-Commerce Earn-Out Measurement Period, plus (c) 1% of the aggregate dollar amount of all walk-in sales (inclusive or loyalty credits, but net of discounts) processed through the E-Commerce Platform during the E-Commerce Earn-Out Measurement Period, calculated, in each case, without deduction or offset for any expenses incurred for payment processing or other similar third-party expenses.

“E-Commerce Earn-Out Share Cap Amount” means a number of shares equal to (a) the Closing Share Payment minus (b) Company Earn-Out Shares.

“E-Commerce Earn-Out Shares” shall have the meaning set forth in Section 2.20(c).

“E-Commerce Earn-Out Statement” shall have the meaning set forth in Section 2.20(b)(i).

“E-Commerce Platform” means the intellectual property, technology, employees, noncompetition agreements, present and future contracts and other assets collectively comprising the Arches operating platform, in each case, used in connection with demand and delivery operations.

“E-Commerce Platform Fees and Delivery Fees” means fees charged to the Holdings Entities for their use of the E-Commerce Platform, including 1% of walk-in revenues, 2.5% of pick-up revenues and 5% of delivery revenues.

“Earn-Out Amount” means the sum of (a) the Company Earn-Out Amount plus (b) the E-Commerce Earn-Out Amount.

“Earn-Out Share Price” means the greater of (a) $1.05 (as adjusted for stock splits, reverse stock splits and similar matters) and (b) the 20-day volume weighted average price of the Parent Shares on the Exchange (converted to United States Dollars based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during such 20-day period), as reported by Bloomberg Finance L.P. over the twenty (20) consecutive trading day period ending immediately prior to the end of the Earn-Out Period.

“Earn-Out Shares” means the Company Earn-Out Shares and the E-Commerce Earn-Out Shares.

“EBITDA Consideration” means the product of the Acquisition Multiple multiplied by the Closing EBITDA.

“EBITDA Deficiency” shall have the meaning set forth in Section 2.19(g).

“EBITDA Margin” means, (A) for the year ending December 31, 2026, the quotient, expressed as a percentage, of (a) Adjusted EBITDA for such period, divided by (b) gross revenue from sales, less the cost of sales returns and discounts, for such period and (B) for the year ending

December 31, 2024, the quotient, expressed as a percentage, of (a) Closing EBITDA, divided by (b) gross revenue from sales, less the cost of sales returns and discounts, for the year ending December 31, 2024.

“Effective Time” has the meaning set forth in Section 2.04.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, assignment, option, preemptive purchase right, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of any Holdings Entity as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Holdings Entity or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Odyssey Transfer and Trust Company (or another escrow agent reasonably agreed upon by Parent and the Company).

“Escrow Agreement” means an Escrow Agreement, to be dated as of the Closing Date, among Parent, the Member Representative and the Escrow Agent, in the form reasonably acceptable to such parties, but which, in any event, shall contemplate an escrow term for the Escrow Shares of twenty-four (24) months following Closing (subject to any pending claims).

“Escrow Shares” means 10% of the aggregate number of Parent Shares issued as part of the Estimated Closing Merger Consideration in connection with Closing.

“Estimated Closing Merger Consideration” has the meaning set forth in Section 2.17(a)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.17(a)(i).

“Exchange” means the Canadian Securities Exchange (provided, that references herein to trading prices on the Exchange shall, if applicable, be deemed to refer to any successor primary exchange on which Parent chooses to list its Parent Shares, and to the extent such successor exchange is a U.S. exchange, any corresponding references to conversions between Canadian dollars and US dollars will be accordingly ignored for purposes of this Agreement).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Approval” means the approval by the Exchange of the transactions contemplated by this Agreement.

“Excluded Taxes” means any Taxes (a) treated as a liability or otherwise taken into account in the calculation of the Total Merger Consideration, or (b) for which the Holdings Entities have established a cash reserve specifically designated as being a reserve solely for unpaid Taxes (including, solely for Taxes attributable to 280E, the 280E Tax Reserve).

“Expense Amount” means $100,000.

“Expense Fund” has the meaning set forth in Section 2.12.

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statue under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3 and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960 and the regulations and rules promulgated under any of the foregoing.

“Final Closing Statement” has the meaning set forth in Section 2.17(b).

“Financial Statements” has the meaning set forth in Section 3.06.

“Forfeiture Amount” means, calculated in accordance with the Company Earn-Out Accounting Principles, the sum of (a) the product of the Acquisition Multiple multiplied by the EBITDA Deficiency, plus (b) subject to Section 2.19(d), the aggregate amount of any Post-Closing Debt minus (c) any Net Pre-Closing Tax Refund which is required to be applied to this calculation pursuant to Section 6.12 at the time of calculation. Exhibit K, which is included solely for illustrative purposes, sets forth an illustrative calculation of the Forfeiture Amount (the “Forfeiture Amount Worksheet”).

“Forfeiture Amount Worksheet” has the meaning set forth in the definition of “Forfeiture Amount.”

“Fraud” means actual and intentional common law fraud under Delaware law, and does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim based on gross negligence, negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other equitable claim.

“Fundamental Representations” has the meaning set forth in Section 9.01.

“GAAP” means the generally accepted accounting standards in the United States.

“Governmental Authority” means any federal, state, commonwealth, provincial, municipal, local or foreign government or political subdivision thereof, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body, arbitrator, court or tribunal of competent jurisdiction, including, for greater certainty the Exchange.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls and per- and poly fluoroalkyl substances.

“Historical Accounting Principles” means with respect to the Audited Financial Statements, Unaudited Financial Statements and the Interim Financial Statements, GAAP, in all material respects, applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes, and except for the consistently applied deviations from GAAP described on Exhibit H.

“Holdings” has the meaning set forth in the preamble.

“Holdings Auditor” means BGM CPA, LLC.

“Holdings Entities” means, collectively, the Companies, New Growth Horizon, LLC, a Missouri limited liability company, Nirvana Investments, LLC, a Missouri limited liability company, Nirvana Bliss I, LLC, a Missouri limited liability company, Nirvana Bliss II, LLC, a Missouri limited liability company, Nirvana Bliss III, LLC, a Missouri limited liability company, Nirvana Bliss V, LLC, a Missouri limited liability company, 5150 Processing, LLC, a Missouri limited liability company, Bold Lane Logistics, LLC, a Missouri limited liability company.

“Holdings Indemnitees” has the meaning set forth in Section 9.03.

“Holdings Membership Interests” means the limited liability company interests in Holdings.

“Holdings Restructure” has the meaning set forth in the recitals.

“Holdings Update” has the meaning set forth in Section 5.17(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication for any obligations which are already reflected in the Transaction Expenses or Current Liabilities, with respect to any Person (without duplication), (a) all obligations of such Person for borrowed money, including without limitation all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of the Person’s business and paid in a manner consistent with industry practice and other than any such obligations for services to be rendered in the future), (d) except for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (e) except for purposes of the determination of Closing Indebtedness or Closing Merger Consideration and Section 9.02(g), all capitalized lease obligations of such Person, and any obligations under leases that would be required to be capitalized under GAAP, (f) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person (but, for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, only to the extent drawn), (g) except as included in the Assumed Indebtedness, all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, (h) any off balance sheet financing (but excluding all leases that would be recorded under GAAP as operating leases), (i) except for any obligations due by New Growth Horizon to ROI Wellness Center IV, LLC (“ROI”) pursuant to that certain Asset Purchase Agreement dated August 16, 2024 between New Growth Horizon and ROI, any earnout or other such similar contingent payment liabilities (but, for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, only to the extent no longer contingent or to the extent then due and payable), (j) any liabilities or obligations to current or former holders of equity securities in respect of dividends or other distributions, and (k) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (j) above of any other Person (but, for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, only to the extent any such guarantee has been drawn or funded).

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnified Taxes” has the meaning set forth in Section 6.03.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” has the meaning set forth in Section 2.17(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-

part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intended Merger Tax Treatment” has the meaning set forth in Section 2.22(a).

“Intended Restructure Tax Treatment” has the meaning set forth in Section 2.22(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Inventory” means all inventory, using the First-in-First-Out (“FIFO”) method of inventory valuation; provided, that for purposes of the determination of Current Assets, the Estimated Closing Merger Consideration and the Actual Closing Merger Consideration, “Inventory” shall be calculated as follows: inventory, excluding raw materials, flower, trim, “fresh frozen,” seeds, plant genetics (including mother plants), strains, work-in process, and supply and packaging inventory but including finished goods in final packaged form and no more than 90 days old from the date of production and/or purchase from third-party suppliers; provided, that any items that are nonconforming or defective (except items that may be remediated or qualified for extraction by an Acquired Company), damaged, or obsolete shall be excluded from the definition of Inventory. For the avoidance of doubt, any inventory shall be quantified on a dollar basis, based on the lower of fair value (on an arms-length transaction basis) and cost of production or purchase from third-party products.

“Inventory Accounting Principles” has the meaning set forth in Section 2.17(a)(ii).

“Inventory Statement” has the meaning set forth in Section 2.17(a)(ii).

“Investor Rights Agreement” has the meaning set forth in Section 2.03(a)(xiii).

“Joinder” has the meaning set forth in Section 5.18.

“Knowledge” means, when used with respect to Holdings, the Companies or the Holdings Entities, the actual knowledge of John M. Pennington and Craig M. Parker, after reasonable inquiry, and without imposing any personal liability on such Person, and (b) Parent, the actual knowledge of Amber Shimpa and Joe Duxbury, after reasonable inquiry, and without imposing any personal liability on such Person.

“Law(s)” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.11(b).

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Holdings Entities hold any rights or interests granted by other Persons, including any of their Affiliates.

“Lock-Up Letter” has the meaning set forth in Section 2.03(a)(vii).

“Losses” means losses, Taxes, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (a) any special, exemplary or punitive damages, except to the extent actually awarded to a Governmental Authority or other third party, (b) any consequential, indirect, remote or speculative damages, any diminution in value of assets, lost profits or opportunity, or any such items calculated based upon a multiple of earnings, book value or similar approach, except to the extent actually awarded to a Governmental Authority or other third party, or (c) any such items to the extent duplicative, contingent or otherwise (in the case of a third party claim) unasserted; provided that attorney’s or other professional’s fees and expenses incurred in connection with the discovery or actual or potential defense of a contingent or otherwise unasserted claim shall not be excluded under this clause (c).

“Majority Holders” has the meaning set forth in Section 11.01(b).

“Management Services Agreement” has the meaning set forth in the recitals.

“Market Share” means:

(a)As of December 31, 2024, the quotient of (i) the Holding Entities’ consolidated revenue from retail sales (other than any revenue from discontinued operations during such calendar year) in the State of Missouri for the calendar year ending December 31, 2024, divided by (ii) the aggregate retail revenues for the sale of medical and adult use cannabis in the State of Missouri, as reported by DHSS on its Missouri Medical and Adult Use Cannabis Annual Report for the calendar year ending December 31, 2024.

(b)As of December 31, 2026, the quotient of (i) the consolidated revenue from retail sales of the Parent, the Acquired Companies, and any of their Affiliates in the State of Missouri for the calendar year ending December 31, 2026, divided by (ii) aggregate retail revenues for the sale of medical and adult use cannabis in the State of Missouri, as reported by DHSS on its Missouri Medical and Adult Use Cannabis Annual Report for the calendar year ending December 31, 2026.

“Material Adverse Effect” means any effect, event, development, occurrence, fact, condition or change that has a material adverse effect, individually or in the aggregate, (a) on the business, results of operations, condition (financial or otherwise), Liabilities or assets of the Holdings Entities, taken as a whole, or (b) on the ability of Holdings or the Companies to perform their obligations under this Agreement or to consummate the Mergers, or on the consummation of (whether by prevention or material delay) the Mergers and the other transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any effect, event, development, occurrence, fact, condition or change, directly arising out of or attributable to: (a) changes in general business, economic or political conditions; (b) changes in conditions generally affecting the industries in which the Holdings Entities operate; (c) any changes in financial or securities markets in general; (d) any national or international political, regulatory or social conditions, including acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, pandemics, epidemics or states of emergency, whether declared or undeclared; (e) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (f) any changes in applicable Laws or accounting rules, including GAAP; (g) any action required or permitted by this Agreement; (h) the public announcement or pendency of the transactions contemplated by this Agreement; or (i) any failure (in and of itself) by the Holdings Entities to meet, with respect to any period or periods, any projections or forecasts, estimates of earnings or revenues or business plan (provided, that any effect, event, development, occurrence, fact, condition or change giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect)); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Holdings Entities compared to other participants in the industries in which the Holdings Entities conduct their businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Members” means the holders of all of the outstanding Holdings Membership Interests.

“Member Representative” has the meaning set forth in the preamble.

“Mergers” has the meaning set forth in the recitals.

“Merger Sub 1” has the meaning set forth in the preamble.

“Merger Sub 2” has the meaning set forth in the preamble.

“Minimum Cash Amount” means, as of the Closing, Cash in an amount equal to the sum of (a) $3,000,000 (exclusive of any 280E Tax Reserve), and (b) the amount of the Holdings Entities’ net cash flow from operating activities, on an after Tax basis, during the period from January 1, 2025, through the Closing as determined in accordance with the Accounting Principles.

“Missouri Act” has the meaning set forth in the recitals.

“Missouri Cannabis Laws” means any county, municipal and other local Laws regulated the sale and manufacture of cannabis and cannabis related products and any rules and regulations of Governmental Authorities relating thereto, including 19 CSR 100-1.100(2)(C) of the Code of State Regulations issued by DHSS.

“MSA Merger” has the meaning set forth in the recitals.

“MSA Newco Common Stock” means all issued and outstanding common stock of MSA Newco.

“MSA Newco Shares” has the meaning set forth in Section 3.04(a).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Net Pre-Closing Tax Refund” has the meaning set forth in Section 6.12.

“NGH Common Stock” means all issued and outstanding common stock of NGH.

“NGH Merger” has the meaning set forth in the recitals.

“NGH Shares” has the meaning set forth in Section 3.04(a).

“Non-Privileged Deal Communications” has the meaning set forth in Section 11.16(c).

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice, including with regard to nature, frequency and magnitude.

“Outside Closing Date” has the meaning set forth in Section 10.01(b)(ii).

“Parent” has the meaning set forth in the preamble.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 4.02.

“Parent Cannabis Laws” means the laws of the States of Minnesota, Maryland, and New York governing the cultivation, manufacture, production, distribution and/or retail sale of medical and adult-use cannabis, including any applicable ordinances, rules or regulations promulgated thereunder.

“Parent Financial Statements” has the meaning set forth in Section 4.08.

“Parent Indemnitees” has the meaning set forth in Section 9.02.

“Parent Material Adverse Effect” means any effect, event, development, occurrence, fact, condition or change that has a material adverse effect, individually or in the aggregate, (a) on the business, results of operations, condition (financial or otherwise), Liabilities or assets of Parent or its Affiliates, taken as a whole, or (b) on the ability of Parent, Merger Sub 1 or Merger Sub 2 to perform its obligations under this Agreement or to consummate the Mergers, or on the consummation of (whether by prevention or material delay) the Mergers and the other transactions contemplated hereby; provided, however, that “Parent Material Adverse Effect” shall not include any effect, event, development, occurrence, fact, condition or change, directly arising out of or attributable to: (a) changes in general business, economic or political conditions; (b) changes in conditions generally affecting the industries in which Parent or its Affiliates operate; (c) any changes in financial or securities markets in general; (d) any national or international political, regulatory or social conditions, including acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, pandemics, epidemics or states of emergency, whether declared or undeclared; (e) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (f) any changes in applicable Laws or accounting rules; (g) any action required or permitted by this Agreement; (h) the public announcement or pendency of the transactions contemplated by this Agreement; or (i) any failure (in and of itself) by Parent or its Affiliates to meet, with respect to any period or periods, any projections or forecasts, estimates of earnings or revenues or business plan (provided, that any effect, event, development, occurrence, fact, condition or change giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Parent Material Adverse Effect)); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (f) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Parent or its Affiliates compared to other participants in the industries in which Parent or its Affiliates conduct their businesses.

“Parent Multiple Voting Shares” means the multiple voting shares in the authorized share structure of Parent.

“Parent Resolution” means an ordinary resolution approving the business combination transaction with the Companies contemplated by this Agreement and related change of control of the Parent, as applicable, pursuant to applicable policies of the Canadian Securities Exchange.

“Parent Shareholder Approval” means the approval and adoption of the Parent Resolution (i) in the case of a meeting of shareholders, by at least 50% of the votes cast at a special meeting of shareholders of Parent by the holders of the Parent Shares and the Parent Multiple Voting Shares represented in person or by proxy and entitled to vote at such meeting or (ii) in the case of action by written consent of the shareholders of Parent by at least 50% of the outstanding voting power.

“Parent Shareholder Meeting” has the meaning set forth in Section 5.14(f).

“Parent Shares” means the subordinate voting shares in the authorized share structure of Parent, or any subsequent securities which Parent Shares are converted into or exchanged for in connection with any reorganization, recapitalization, reclassification, consolidation, merger or other transaction involving Parent.

“Parent Share Recipient” has the meaning set forth in Section 5.18.
“Parent Update” has the meaning set forth in Section 5.17(b).

“Payoff Indebtedness” means all Closing Indebtedness set forth or described on Schedule 1, which may be updated by delivery of such updates by Holdings to Parent at least three (3) days prior to Closing.

“Payoff Letters” mean payoff letters from all holders of any Payoff Indebtedness of the Holdings Entities, in form and substance reasonably acceptable to Parent.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

“Post-Closing Debt” means (i) any principal, interest, other fee payments on, and (without duplication) any accrued amounts (including interest and fees) of, indebtedness for borrowed money incurred (a) after Closing by an Acquired Company, whether as intercompany indebtedness for amounts borrowed from Parent (or its subsidiaries) or from a third party lender, pursuant to an Acquired Company’s request to the Parent to incur such indebtedness for use in the business and operations of the Acquired Companies, and with Parent’s consent and approval, which consent and approval may be withheld, delayed or conditioned in Parent’s sole and absolute discretion, or (b) after Closing by an Acquired Company, without the prior consent and approval of Parent and (ii) any payment or similar obligations in respect of the Acquired Companies’ acquisition transaction of or related to ROI Wellness Center IV, LLC.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Refund” has the meaning set forth in Section 6.12.

“Pre-Closing Taxes” means all unpaid Taxes (excluding the 280E Liability) of the Acquired Companies as of the Closing for Pre-Closing Tax Periods for which the Acquired Companies have not established a Cash tax reserve specifically designated as being a reserve solely for unpaid Taxes (excluding the 280E Tax Reserve) calculated in accordance with the Accounting Principles.

“Privileged Communications” has the meaning set forth in Section 11.16(a).

“Privileged Deal Communications” has the meaning set forth in Section 11.16(b).

“Pro Rata Share” means, with respect to Holdings and any Parent Share Recipient at any time, such Person’s pro rata share of any obligations under this Agreement, including with respect to any amounts required to be forfeited pursuant to Section 2.19, any indemnification or payment obligations under Article VI, Article IX or Article XI, or otherwise, which Pro Rata Share shall be equal to the quotient of (a) (i) with respect to Holdings, the number of Aggregate Issued Parent Shares then issued to Holdings and not distributed to the Parent Share Recipients pursuant to and in accordance with the terms and conditions of this Agreement, and (ii) with respect to any Parent Share Recipient, the number of Aggregate Issued Parent Shares then distributed by Holdings to such Parent Share Recipient pursuant to and in accordance with the terms and conditions of this Agreement, divided by (b) the total number of Aggregate Issued Parent Shares then issued by Parent, in each case expressed as a percentage; provided that the foregoing calculation shall not take into account any Aggregate Issued Parent Shares previously forfeited pursuant to Section 2.19 at the time of determination.

“Proxy Statement/Circular” has the meaning set forth in Section 5.14(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Holdings Entities, together with all buildings, structures and facilities located thereon.

“Refund Holding Period” has the meaning set forth in Section 6.12.

“Regulator” has the meaning set forth in Section 11.15.

“Regulatory Consents” has the meaning set forth in Section 3.03.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 11.01(c).

“Required Consents” has the meaning set forth in Section 3.03.

“Resolution Period” has the meaning set forth in Section 2.17(c)(ii).

“Retained Executives” means John Pennington, Craig Parker and Matt LaBrier.

“Review Period” has the meaning set forth in Section 2.17(c)(i).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities legislation, securities regulation and securities rules, and the policies, notices, instruments and blanket orders having the force of Law (including those of the SEC, the Canadian Securities Regulators and the Exchange), in force from time to time in the United States, including any states of the United States, and the provinces or territories of Canada.

“SEDAR+” means the System for Electronic Data Analysis and Retrieval + (SEDAR+) as outlined in National Instrument 13-103.

“Seller Group” has the meaning set forth in Section 11.16(a).

“Shares” has the meaning set forth in Section 2.08(b).

“Single Employer Plan” has the meaning set forth in Section 3.20(c).

“Statement of Objections” has the meaning set forth in Section 2.17(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.05.

“Subsidiary” means any subsidiary of a Person and shall, where applicable, also include any direct or indirect subsidiary of such Person formed or acquired after the date hereof.

“Takeover Laws” has the meaning set forth in Section 5.16.

“Target Working Capital” means $3,700,000.

“Taxes” means all federal, state, local, provincial or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges in the nature of a tax that are imposed, assessed or collected by a Governmental Entity including, any income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, import, anti-dumping or countervailing duties or other taxes, fees, assessments or charges in the nature of a tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary, combined or other similar basis, whether disputed or not, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, election, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $4,631,012.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Third-Party Consents” has the meaning set forth in Section 3.03.

“Total Merger Consideration” means the sum of the Actual Closing Merger Consideration, plus, any Earn-Out Amount, less any Forfeiture Amount.

“Transaction Expenses” means, without duplication for any amounts which are already reflected in the Closing Indebtedness or Payoff Indebtedness, all unpaid fees, costs and expenses (including (A) financial advisory, broker, investment banking or similar advisory fees, costs and expenses and (B) any and all change of control, stay bonus, transaction completion bonus, severance payment or other similar payments made or required to be made to the current or former directors, managers, officers, independent contractors or employees of, or consultants or advisors to, the Holdings Entities as a result of this Agreement or the transactions contemplated hereby (together with any employment and similar Taxes payable by the Holdings Entities in connection with such payments)), incurred by any Holdings Entity and any Affiliate at or prior to the Closing (including any such fees, costs and expenses that become payable, at any time, as a result of the occurrence of the Closing) arising from or incurred in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Mergers and the other transactions contemplated hereby and thereby, including any costs allocated to Holdings in the proviso in Section 11.02.

“Transaction Tax Deduction” means any Tax loss or deduction resulting from or attributable to (a) the payment of bonuses, change in control payments, severance payments, option payments, retention payments or similar payments made by the Company on or before the Closing Date or included in the computation of the Closing Merger Consideration; (b) the payments of fees, expenses and interest incurred by the Company with respect to the payment of Payoff Indebtedness in connection herewith; and (c) Transaction Expenses; provided that, in connection with the foregoing, the Companies shall be treated as having made, and shall timely make, an election under Revenue Procedure 2011-29, 2011-18 IRB 746, to treat 70% of any success based fees as deductible in the Pre-Closing Tax Period that includes the Closing Date for U.S. federal and applicable state income Tax purposes.

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Undisputed Amounts” has the meaning set forth in Section 2.17(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“Upward Adjustment Amount” has the meaning set forth in Section 2.17(d)(i).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Article II.
THE MERGER
Section 2.01.The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Missouri Act, at the Effective Time, (a) NGH will merge with and into Merger Sub 1, (b) MSA Newco will merge with and into Merger Sub 2 and (c) the separate corporate existence of each of NGH and MSA Newco will cease and the Merger Sub 1 and Merger Sub 2 will continue their corporate existence under the Missouri Act as each of the surviving companies in the Mergers and each will be, immediately following the Mergers, a direct wholly owned subsidiary of Parent (sometimes referred to herein as the “Surviving Companies”).
Section 2.02.Closing.
(a)Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at 7:00 a.m., Central time, on the date to be specified by the parties hereto, but no later than the second Business Day after the conditions to Closing set forth in Article VIII have been satisfied or (to the extent permitted by law) waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Holdings and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
(b)Immediately prior to the Closing, the Companies may pay to Holdings in accordance with the Company Charter Documents, an aggregate amount equal to the Companies’ good faith estimate of the excess consolidated Cash of the Acquired Companies as of the Closing less (i) the Closing Cash, (ii) any 280E Tax Reserve, and (iii) any amount by which the estimated Closing Working Capital set forth on the Estimated Closing Statement is less than the Target Working Capital (provided, that in no event shall any such payment result in an amount of Cash held by the Acquired Companies less than the Minimum Cash Amount). The Companies may make any such payment to Holdings in the form of a distribution, a dividend, redemption or other method as determined by the Companies. For avoidance of doubt, no Cash paid or distributed pursuant to this Section 2.02(b) will be included as Closing Cash or otherwise included in any calculation of Closing Merger Consideration. Notwithstanding the foregoing, the Closing shall be deemed to occur solely for Tax purposes as of 11:59 p.m., Central time, on the Closing Date.
Section 2.03.Closing Deliverables.
(a)At or prior to the Closing, Holdings and the Companies shall deliver, or cause to be delivered, to Parent the following:
(i)resignations of the directors of each Company pursuant to Section 5.07(a);
(ii)a certificate, dated the Closing Date and signed by a duly authorized officer of each of Holdings, that each of the conditions set forth in Section 8.02(a), Section 8.02(b), and Section 8.02(e) have been satisfied;
(iii)a certificate of the Secretary (or equivalent officer) of Holdings certifying (A) that attached thereto are true and complete copies of (1) all resolutions adopted by the Company Boards authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of Holdings approving the Mergers and adopting this Agreement, and (B) that such resolutions are in full force and effect and are all the resolutions of the Company Boards and Holdings, as applicable, adopted in connection with the transactions contemplated hereby and thereby;
(iv)a good standing certificate (or its equivalent) for each of the Holdings Entities from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each of the Holdings Entities are organized, and in which each of the Holdings Entities are qualified to do business;
(v)at least three (3) Business Days prior to the Closing, (i) the Closing Certificate and (ii) the Payoff Letters, duly executed by the lender or similar party in each case thereof;
(vi)a certificate, duly executed by an authorized signatory of the Companies, issued pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), including the required notice to the U.S. Internal Revenue Service, stating that an interest in each Company is not a “United States real property interest” within the meaning of Section 897(c) of the Code (provided that Parent’s sole recourse for the Company’s failure to deliver such certificate and notice shall be Parent’s right to withhold and deduct Taxes pursuant to Section 2.15);
(vii)a Lock-Up Letter executed by Holdings in the form attached hereto as Exhibit D (a “Lock-Up Letter”);
(viii)an IRS Form W-9, properly completed and duly executed by Holdings;
(ix)a Letter of Transmittal, duly executed by Holdings;
(x)the Escrow Agreement, duly executed by the Member Representative and the Escrow Agent;
(xi)the Required Consents (unless Parent waives delivery thereof), in each case, on terms and conditions satisfactory to Parent;
(xii)the Investor Rights Agreement substantially in the form attached hereto as Exhibit E (the “Investor Rights Agreement”), duly executed by Holdings;
(xiii)a confirmation of payment and release from Lineage Merchant Partners, in form and substance satisfactory to Parent, duly executed by Lineage Merchant Partners;
(xiv)a list of all logins, passwords and authorized Persons for all tax accounts, bank accounts, social media, customer loyalty programs, portals and similar accounts and software used by each of the Acquired Companies;
(xv)evidence of payment to holders of the Payoff Indebtedness by wire transfer of immediately available funds that amount of money due and owing from the Acquired Companies to such holder of such Payoff Indebtedness as set forth on the Closing Certificate and the Payoff Letters; and
(xvi)such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)At the Closing, Merger Sub 1, Merger Sub 2 or Parent, as applicable, shall deliver to Holdings (or such other Person as may be specified herein) the following:
(i)the Closing Share Payment payable pursuant to Section 2.08 in exchange for the Shares;
(ii)payment of third parties by wire transfer of immediately available funds that amount of money due and owing from any Holdings Entity to such third parties as Transaction Expenses, as set forth on the Closing Certificate;

(iii)a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, Merger Sub 1 and Merger Sub 2, that each of the conditions set forth in Section 8.03(a), Section 8.03(b) and Section 8.03(d) have been satisfied;
(iv)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent, Merger Sub 1 and Merger Sub 2 certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and shareholders of Parent, Merger Sub 1 and Merger Sub 2, as applicable, authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions of such boards of directors or equity holders adopted in connection with the transactions contemplated hereby and thereby;
(v)the Escrow Agreement, duly executed by each of Parent and the Escrow Agent;
(vi)to the Escrow Agent, the Escrow Shares;
(vii)the Investor Rights Agreement, duly executed by Parent;
(viii)the Exchange Approval;
(ix)if required by the Exchange, an opinion of counsel to Parent, in form and substance reasonably satisfactory to the Exchange, with respect to Parent and its compliance with applicable Law; and
(x)such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 2.04.Effective Time. Subject to the provisions of this Agreement, at the Closing, Holdings, the Companies, Parent, Merger Sub 1 and Merger Sub 2 shall cause articles of merger (the “Articles of Merger”) in respect of each Merger to be executed, acknowledged and filed with the Secretary of State of the State of Missouri in accordance with the relevant provisions of the Missouri Act and shall make all other filings or recordings required under the Missouri Act. Each Merger shall become effective at such time as the Articles of Merger with respect thereto have been duly filed with the Secretary of State of the State of Missouri or at such later date or time as may be agreed by the Companies and Parent in writing and specified in the applicable Articles of Merger in accordance with the Missouri Act (the effective time of each Merger being hereinafter referred to as the “Effective Time”).
Section 2.05.Effects of the Merger. The Mergers shall have the effects set forth herein and in the applicable provisions of the Missouri Act.
Section 2.06.Articles of Incorporation; Bylaws. At the Effective Time, (a) the articles of incorporation of Merger Sub 1 and Merger Sub 2 shall each be amended and restated as set forth in the form attached hereto as Exhibit I-1 and Exhibit I-2, as applicable, to be the amended and restated articles of incorporation of such Surviving Company, until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Sub 1 and Merger Sub 2 as in effect immediately prior to the Effective Time shall be the bylaws of such Surviving Company until thereafter amended in accordance with the terms thereof, the articles of incorporation of the applicable Surviving Company or as provided by applicable Law.
Section 2.07.Directors and Officers. The officers of the applicable Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the officers, respectively, of the applicable Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the applicable Surviving Company. The directors of Merger Sub 1 and Merger Sub 2 immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the applicable Surviving Company until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the applicable Surviving Company.

Section 2.08.Effect of the Merger on Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub 1, Merger Sub 2 or Holdings:
(a)Each issued and outstanding share of the common stock of Merger Sub 1 and each issued and outstanding share of common stock of Merger Sub 2 shall be converted into and shall become one newly issued, fully paid and non-assessable share of common stock, par value $0.001 per share of the common stock of the applicable Surviving Company and constitute the only outstanding capital stock of the applicable Surviving Company.
(b)Each share of NGH Common Stock and each share of MSA Newco Common Stock (collectively, the “Shares”), that is held by any Company as treasury equity or owned by any Company, if any, shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c)Except as provided in Section 2.08(b), each Share outstanding immediately prior to the Effective Time (other than Shares cancelled pursuant to Section 2.08(b)) shall at the Effective Time be converted into the right to receive, in accordance with the terms of this Agreement, without interest and subject to Section 2.11, the applicable portion of the Closing Share Payment, and any additional cash payments or issuance and delivery of additional Parent Shares (if any) as contemplated by Section 2.17, Section 2.19 (but subject to any adjustments and/or forfeitures as set forth therein) and Section 2.20; provided, that the number of shares of Parent Shares that each holder of a Share is entitled to receive shall be rounded up to the nearest whole number of shares of Parent Shares, and each such Share shall be automatically cancelled and shall cease to exist, and the holders thereof which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to the Shares (other than the right to receive, subject to Section 2.11, the applicable portion of the Closing Share Payment, and any additional cash payments or issuance and delivery of additional Parent Shares (if any) as contemplated by Section 2.17, Section 2.19 (but subject to any adjustments and/or forfeitures as set forth therein) and Section 2.20), or as a stockholder of either Company. No fractional Parent Shares shall be issued upon the conversion of the Shares pursuant to this Section 2.08(c).
(d)As consideration for Parent issuing the Parent Shares in connection with the Closing Share Payment and paying down the Indebtedness and any unpaid Transaction Expenses, for each Parent Share so issued by Parent, any payments made in respect of Indebtedness and any unpaid Transaction Expenses, the Surviving Companies shall issue to Parent (at the time Parent Shares are issued or payment is made by Parent) one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of such Surviving Companies (rounding down to the nearest whole number of such shares).
Section 2.09.[Reserved]
Section 2.10.Dissenting Equity. Notwithstanding any provision of this Agreement to the contrary, Holdings hereby irrevocably waives any and all rights of dissent or appraisal in respect of any Shares under Missouri law that might otherwise arise in connection with the Mergers.
Section 2.11.Surrender and Payment.
(a)Promptly, but in no event later than five (5) Business Days after the date hereof, the Companies will prepare a letter of transmittal and other transmittal materials in substantially the form attached as Exhibit F (a “Letter of Transmittal”) and instructions for use in effecting the surrender of any certificate prior to the Closing representing any Shares in exchange for the applicable portion of the consideration pursuant to Section 2.08(c). Such Letter of Transmittal and related materials shall be subject to Parent’s review and comment, and promptly following receipt and approval thereof by Parent and the occurrence of the Closing, Parent shall issue and deliver to Holdings the Closing Share Payment, together with delivery of evidence of direct book entry registration for the Parent Shares issuable as the Closing Share Payment in a form reasonably satisfactory to Holdings.
(b)No interest shall be paid or accrued for the benefit of Holdings on the Estimated Closing Merger Consideration or on any additional amounts that may thereafter become payable as Total Merger Consideration.

Section 2.12.Expense Fund. At the Closing, Holdings shall pay and deliver to the Member Representative by wire transfer of immediately available funds the Expense Amount (the “Expense Fund”), to be held for the purpose of funding any expenses of the Member Representative arising in connection with the administration of the Member Representative’s duties in this Agreement after the Effective Time. Neither Holdings nor the Parent Share Recipients will receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Member Representative any ownership right that they may otherwise have had in any such interest or earnings. The Member Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Member Representative’s responsibilities, the Member Representative will cause (at the expense of Holdings) the disbursement of any remaining balance of the Expense Fund to Holdings. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by Holdings at the time of Closing.
Section 2.13.No Further Ownership Rights in Shares. All Closing Share Payments paid or payable in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares (other than any additional cash payments or issuance and delivery of additional Parent Shares (if any) as contemplated by Section 2.17, Section 2.19 (but subject to any adjustments and/or forfeitures as set forth therein) and Section 2.20), and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Companies.
Section 2.14.Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and payment of any Earn-Out Amount, any change in the Parent Shares shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Total Merger Consideration and any other amounts payable, or consideration deliverable, pursuant to this Agreement shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.
Section 2.15.Withholding Rights. Each of Parent, Merger Sub 1, and Merger Sub 2, and the Surviving Companies (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the issuance of such consideration under any provision of Law relating to Taxes: provided however, that prior to making any such deduction or withholding for Taxes, the applicable Withholding Agent shall use commercially reasonable efforts to (a) notify the Person in respect of whom such deduction or withholding would be made and (b) cooperate with such Person to reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted and withheld by a Withholding Agent, such amounts shall be timely remitted by the Withholding Agent to the applicable Governmental Authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Withholding Agent is hereby authorized to sell or otherwise dispose of such portion of any Parent Shares or other security deliverable to such Person as is necessary to provide sufficient funds (after deducting commissions payable, fees and other third-party, out-of-pocket costs and expenses) to such payor to enable it to comply with such deduction or withholding requirement and the payor shall notify such Person and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds (after deduction of all fees, commissions or third-party, out-of-pocket costs in respect of such sale) that is not required to be so remitted shall be paid to such Person. Any such sale will be made in accordance with applicable Laws and at prevailing market prices and the payor shall not be under any obligation to obtain a particular price for the Parent Shares or other security, as applicable, so sold. Neither the payor, nor any other Person, will be liable for any loss arising out of any sale under this Section 2.15.
Section 2.16.Lost Certificates. If any certificate representing any Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by Holdings to be lost, stolen or destroyed and, if required by Parent, the posting by Holdings of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such certificate, Parent shall issue, in exchange for such lost, stolen or destroyed certificate, the portion of the Closing Share Payment to be paid in respect of the Shares formerly represented by such certificate as contemplated under this Article II.
Section 2.17.Closing Merger Consideration and Closing Share Payment Adjustment.

(a)Closing Adjustment.
(i)At least three (3) Business Days prior to the Closing, Holdings shall prepare and deliver to Parent a statement (such statement, the “Estimated Closing Statement”), in reasonable detail, of Holdings’ good faith estimated calculation of the Closing Merger Consideration, and each component thereof, as of the Closing Date (the “Estimated Closing Merger Consideration”), and the resulting Closing Share Payment, all prepared in all material respects in accordance with the Accounting Principles. The Estimated Closing Statement shall also contain an estimated consolidated balance sheet of the Acquired Companies as of the Closing Date and an estimated consolidated statement of income of the Holdings Entities for the prior twelve calendar months immediately preceding the Closing Date, and for the twelvemonth period ended December 31, 2024, in each case prepared in accordance with the Accounting Principles. Holdings shall provide Parent with reasonable access to the books and records of the Holdings Entities and shall cause the personnel of the Holdings Entities to reasonably cooperate with Parent for the purpose of enabling Parent to review Holdings’ determination of all amounts and estimates in the Estimated Closing Statement and each component thereof, and such amounts shall be adjusted in response to any reasonable comments of Parent provided prior to the Closing.
(ii)Inventory Statement. At least three (3) Business Days prior to the Closing, Holdings shall deliver to Parent or a representative of Parent an Inventory estimate (the “Inventory Statement”) that shall be included as part of the Estimated Closing Statement, in accordance with the definition of Inventory and in accordance with the inventory accounting principles set forth in Exhibit G (the “Inventory Accounting Principles”); provided that, to the extent the definition of Inventory conflicts with the Inventory Accounting Principles, the definition of Inventory shall supersede the Inventory Accounting Principles. The Inventory Statement shall contain a list by product category, item number, or as is otherwise customary, the number and cost of each item of Inventory, and the estimated cost for such Inventory, as of the Closing. Parent and Holdings shall conduct a physical review of the Inventory on the Closing Date in accordance with the definitions in this Agreement and the Inventory Accounting Principles, which Inventory results shall be used in the determination of the Final Closing Statement pursuant to Section 2.17(b).
(b)Post-Closing Adjustment. Within 90 days after the Closing Date, Parent shall prepare and deliver to the Member Representative a statement setting forth Parent’s good faith calculation of, as of the Closing Date, (i) the Closing Cash, (ii) the Adjusted 280E Reserve and, without duplication, any 280E Tax Reserve Shortfall, (iii) the Closing Indebtedness and Assumed Indebtedness, (iv) the unpaid Transaction Expenses, if any, (v) the Closing Working Capital, (vi) the amount of any Pre-Closing Taxes, (vii) the Actual Closing Merger Consideration, determined based on the foregoing calculations of this Section 2.17(b)(i) through (vi), together with the amounts included in the Estimated Closing Statement for clauses (a) and (c) of the definition of “Closing Merger Consideration”, and (viii) the Minimum Cash Amount (as finally determined pursuant to subsections (b) and (c), the “Final Closing Statement”), all calculated and prepared in all material respects accordance with the Accounting Principles.
(c)Examination and Review.
(i)Examination. After receipt of the Final Closing Statement, the Member Representative shall have 45 days (the “Review Period”) to review the Final Closing Statement. During the Review Period and during the resolution of any dispute pursuant to this Section 2.17(c), the Member Representative and its accountants shall have full access to the books and records of the Surviving Companies, the personnel of, and work papers prepared by, Parent, Surviving Companies and/or their accountants to the extent that they relate to the Final Closing Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Final Closing Statement as the Member Representative may reasonably request for the purpose of reviewing the Final Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Parent or the Surviving Companies.
(ii)Objection. On or prior to the last day of the Review Period, the Member Representative may object to the Final Closing Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed calculation, item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Member Representative fails to deliver the Statement of Objections before the expiration of the Review Period, Final Closing Statement shall be deemed to have been accepted by the Member

Representative. If the Member Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and the Member Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Final Closing Statement with such changes as may have been previously agreed in writing by Parent and the Member Representative, shall be final and binding.
(iii)Resolution of Disputes. If the Member Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any matters remaining in dispute (“Disputed Amounts” and any matters not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Cohn Reznick or, if Cohn Reznick is unable to serve, Parent and the Member Representative shall appoint by mutual agreement the office of an impartial regionally recognized firm of independent certified public accountants that is not the Company Auditor (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Final Closing Statement. The parties hereto agree that all adjustments of Disputed Amounts shall be made without regard to materiality. The Independent Accountant shall only decide the specific calculations, items or amounts under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such calculation, item or amount in the Final Closing Statement and the Statement of Objections, respectively.
(iv)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Holdings, on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to Holdings or Parent, respectively, bears to the aggregate amount actually contested by the Member Representative and Parent.
(v)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable after their engagement, and their resolution of any disputed amount under this Agreement for which they are engaged, including the Disputed Amounts in this Section 2.17 or the written statement of objections to the Company Earn-Out Statement in Section 2.19 or E-Commerce Earn-Out Statement in Section 2.20, and their adjustments to the Final Closing Statement, Company Earn-Out Statement or E-Commerce Earn-Out Statement, as applicable, absent Fraud by any such Person or manifest mathematical error by the Independent Accountant, shall be conclusive and binding upon Holdings, the Parent Share Recipients, Parent and Surviving Companies. The Independent Accountant’s resolution of the Disputed Amounts and their adjustments to the Final Closing Statement, or any adjustments to the Company Earn-Out Statement or E-Commerce Earn-Out Statement, as applicable, shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence.
(d)Merger Consideration Adjustment.
(i)If the Actual Closing Merger Consideration as determined pursuant to Section 2.17(b) and (c) exceeds the Estimated Closing Merger Consideration as determined pursuant to Section 2.17(a) (such excess, the “Upward Adjustment Amount”), then at the election of Parent, within ten (10) Business Days of such determination, (A) Parent shall pay to Holdings, by wire transfer of immediately available funds the Upward Adjustment Amount, or (B) Parent shall issue Parent Shares (rounded up to the nearest whole number) to Holdings equal to the quotient of (I) the Upward Adjustment Amount, divided by (II) the Closing Share Price
(ii)If the Actual Closing Merger Consideration as determined pursuant to Section 2.17(b) and (c) is less than the Estimated Closing Merger Consideration as determined pursuant to Section 2.17(a) (such deficit, the “Downward Adjustment Amount”), then at the election of Holdings, within ten (10) Business Days of such determination, Holdings shall (A) pay to Parent in cash in immediately available funds the Downward Adjustment Amount, or (B) direct the Member Representative to direct the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded up to the nearest whole number) equal to the quotient of (I) the Downward Adjustment Amount, divided by (II) the Closing Share Price; provided, that (i) if Holdings elects cash payment under the foregoing clause (A), and Holdings does not pay any such excess amounts owed pursuant thereto within 30 days thereafter, Holdings shall, at the option of Parent, have such amounts settled in Escrow Shares pursuant to the foregoing clause (B) (or if the Escrow Shares are not sufficient, in accordance with the following clause (ii)), and (ii) in the event

Holdings chooses settlement in Escrow Shares pursuant to the foregoing clause (B) but the Downward Adjustment Amount is in excess of the Escrow Shares, Holdings shall surrender to Parent a number of Parent Shares (rounded up to the nearest whole number) equal to the quotient of (I) such remaining excess, divided by (II) the Closing Share Price, and Parent shall cancel such surrendered Parent Shares.
(e)Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.17 shall be treated as an adjustment to the Estimated Closing Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.
Section 2.18.[Reserved.]
Section 2.19.Earn-Out; Forfeiture.
(a)As additional consideration for the Merger, following the Closing, contingent upon satisfaction of the criteria in this Section 2.19, Holdings shall be eligible to receive the Company Earn-Out Amount (if any), payable as set forth in Section 2.19(c) below. The parties acknowledge and agree that the right to receive the Company Earn-Out Amount, if any, pursuant to this Agreement is an integral part of the total consideration for the Shares and it is reasonable to assume that the Company Earn-Out Amount relates to underlying goodwill, the value of which cannot reasonably be expected to be agreed upon by the parties at the Closing Date.
(b)(i)No later than 60 days after the audited financial statements of Parent for its fiscal year ended December 31, 2026 (or, to the extent that Parent amends its fiscal year, 120 days after December 31, 2026) (the “Company Earn-Out Period Financial Statements”) are completed, Parent shall deliver to the Member Representative a statement containing the calculation of the Company Earn-Out Amount, if any, including the components thereof, and the Earn-Out Share Price, all in reasonable detail and together with reasonable backup for such calculations made therein and/or, if applicable, the Forfeiture Amount, if any, in reasonable detail and together with reasonable backup for such calculations made therein (the “Company Earn-Out Statement”). The Company Earn-Out Statement shall be prepared by Parent in all material respects in accordance with the Company Earn-Out Accounting Principles based upon the Company Earn-Out Period Financial Statements (absent manifest error), and other books and records of Surviving Companies and the other Acquired Companies (or, with respect to applicable portions of the Forfeiture Amount, the third party data and information specified in the definition thereof).
(ii)The Member Representative may object to the Company Earn-Out Statement by delivering to Parent a written statement setting forth the Member Representative’s objections in reasonable detail, indicating each disputed calculation, item or amount and the basis for the Member Representative’s disagreement therewith, within 30 days of receipt thereof from Parent. If the Member Representative fails to deliver such written statement within such time period, then the Company Earn-Out Statement (and the calculations, items and amounts contained therein) shall be deemed to have been accepted by the Member Representative and shall be final and binding on the Surviving Companies, Holdings, the Parent Share Recipients, Parent, Merger Sub 1 and Merger Sub 2. If the Member Representative delivers a written statement of objections to Parent within such 30-day timeframe, then Parent and the Member Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Member Representative’s written statement of objections, and, if the same are so resolved within such period, the Company Earn-Out Statement (and the calculations, items and amounts contained therein) with such changes as may have been agreed in writing by Parent and the Member Representative , shall be final and binding. In the event Parent and the Member Representative are unable to agree within 30 days after the Member Representative’s delivery of such written statement of objections (or such longer period as the Member Representative and Parent shall mutually agree), Parent and the Member Representative shall engage the Independent Accountant to resolve the dispute in accordance with the guidelines and principles set forth in this Agreement and to make any adjustments to the Company Earn-Out Statement. In resolving any dispute with respect to the Company Earn-Out Statement, the Independent Accountant (A) may not assign a value to any calculation, item or amount greater than the highest value claimed for such calculation, item or amount or less than the lowest value for such calculation, item or amount claimed by either Parent or the Member Representative and (B) shall restrict its decision to such calculations, items and amounts included in the objection(s) which are then in dispute. The fees and expenses of the Independent Accountant shall be paid by Holdings, on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to Holdings or Parent, respectively, bears to the aggregate amount actually contested by

Holdings and Parent. Any such fees and expenses payable by Holdings shall be paid from the Expense Fund to the extent available.
(c)Subject to Section 9.06, Parent will pay the Company Earn-Out Amount, if any, through the delivery of a number of Parent Shares, within twenty (20) Business Days of the final determination of the Company Earn-Out Amount as set forth in Section 2.19(b) calculated as set forth below (such shares, the “Company Earn-Out Shares”). The number of Company Earn-Out Shares to be so issued will be equal to the quotient of (i) the Company Earn-Out Amount, divided by (ii) the Earn-Out Share Price. The Company Earn-Out Shares issued to Holdings will be rounded up to the nearest whole number.
(d)Following the Closing and subject to the following, Parent and its Affiliates shall have sole discretion with regard to all matters relating to the operations of the Surviving Companies and the other Acquired Companies; provided, however, Parent agrees that Parent and its subsidiaries will act in good faith and with fair dealing so as to provide Holdings with a reasonable opportunity to maximize the Adjusted EBITDA of the Acquired Companies and to otherwise satisfy and achieve any conditions precedent to receipt of the Company Earn-Out Amount and the issuance and delivery of any Company Earn-Out Shares and to avoid the forfeiture of Parent Shares as contemplated by Section 2.19(g), and will not take any action with respect to the businesses of the Acquired Companies the primary purpose and intent of which is to minimize the Adjusted EBITDA of the Acquired Companies for calendar year 2026 or to cause a forfeiture of Parent Shares as contemplated by Section 2.19(g). Notwithstanding the foregoing, the parties agree that it will in no event be deemed to violate the immediately preceding sentence for Parent to (1) pledge any and all assets of the Acquired Companies, (2) refinance any indebtedness for borrowed money (including the Assumed Indebtedness) or (3) cause the Acquired Companies to incur new indebtedness for borrowed money; provided, that only Post-Closing Debt shall be included as a deduction for purposes of clause (b) of the definition of Company Earn-Out Amount or an addition for purposes of clause (b) of the definition of Forfeiture Amount. Without limiting the foregoing, during the period from and after the Closing through and including December 31, 2026 (the “Earn-Out Period”), Parent covenants to and in favor of Holdings and the Parent Share Recipients, that it shall, and shall cause the Acquired Companies, to:
(i)in order to permit the accurate preparation of the Company Earn-Out Statement, and an accurate determination of any issuance and delivery of Company Earn-Out Shares (or a forfeiture of Parent Shares) pursuant to this Section 2.19, maintain books and records of the Acquired Companies sufficient to allow for the foregoing calculations as if the Acquired Companies were an independent business unit;
(ii)subject to budgetary limits, allow for John Pennington and/or Craig Parker to make determinations regarding employment, engagement and termination of employees and contractors of the Acquired Companies to at their discretion (subject to Parent’s right to require termination for cause);
(iii)maintain an amount of net working capital in the Acquired Companies sufficient for their operation in the ordinary course of business;
(iv)permit the inclusion of capital expenses in the annual budget of the Acquired Companies in an amount no less than the prior fiscal year’s annual depreciation of the Acquired Companies’ consolidated assets as available under the Code, and to consider, in good faith but without obligation and in Parent’s sole and absolute discretion, any additional proposed capital expenses reasonably requested by the Acquired Companies for inclusion in the annual budget of the Acquired Companies; and
(v)not have any Acquired Company engage in any intercompany transaction or other transaction with an Affiliate of Parent (other than another Acquired Company), other than on commercially reasonable terms; and
(vi)use commercially reasonable efforts to maintain the listing of the Parent Shares on the Exchange, or a comparable (or superior) primary successor exchange.
(e)Each of the Companies, Holdings, Parent, Merger Sub 1 and Merger Sub 2 acknowledges and agrees (i) that this Section 2.19 is strictly a contractual relationship between and among such Persons and does not create any express or implied fiduciary or special relationship between or among such Persons or create any express or implied fiduciary or special duties on the part of the Acquired Companies, Parent or any of their Affiliates, to Holdings, (ii) that the contingent rights to receive all or any portion of the Company Earn-Out Amount shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent, and (iii) that Holdings shall not have any rights as an stockholder of Parent as a result of Holdings’ contingent right to receive all or any portion of the Company Earn-Out Amount hereunder. Without limitation of the foregoing and without limiting the provisions of subsection (d) above, Holdings and each Parent Share Recipient acknowledges that neither Parent nor the Acquired Companies or their respective Affiliates will be required to expend any funds or incur any liabilities in order to increase the likelihood of receiving the Company Earn-Out Amount or to decrease the likelihood of a forfeiture of Parent Shares on the part of Holdings or the Parent Share Recipients pursuant to Section 2.19(g). Holdings and each of the Parent Share Recipients acknowledges that neither the Acquired Companies or Parent, nor any of their respective Affiliates has or will have any duties, covenants or obligations (express or implied) to Holdings with respect to the foregoing other than as expressly set forth in this Section 2.19.
(f)Any Company Earn-Out Shares issued pursuant to this Section 2.19 (or any forfeited Shares and other payments (if any) pursuant to Section 2.19(g)) shall constitute an adjustment of the Actual Closing Merger Consideration for Tax purposes, unless otherwise required by applicable Law. To the extent any Escrow Shares or Earn-Out Shares issued to Holdings or a Parent Share Recipient are required to be treated as interest pursuant to Treasury Regulations Section 1.483-4(b) or other applicable Tax law, then such Escrow Shares and Earnout-Shares, as applicable, representing the principal component (with a value equal to the principal component) and the interest component (with a value equal to the interest component) will be represented by separate book entries, if requested by Holdings or a Parent Share Recipient.
(g)In the event that:
(i)(A)the higher of (I) the Acquired Companies’ consolidated trailing twelve (12) month Adjusted EBITDA for the twelve full calendar months ending December 31, 2026, and (II) the Acquired Companies’ consolidated trailing nine (9) month Adjusted EBITDA for the last nine (9) months of calendar year 2026, such amount annualized to reflect a full 12-month period, is less than

(B)ninety-six and one-half percent (96.5%) of the Closing EBITDA ((the absolute value of the amount of the deficiency of Section 2.19(g)(i)(A) to the amount calculated in this Section 2.19(g)(i)(B), if any, the “EBITDA Deficiency”);

and

(ii)(A)the Acquired Companies’ consolidated Market Share for the year ended December 31, 2026, is less than the Holding Entities’ consolidated Market Share for the year ended December 31, 2024, or (B) the Acquired Companies’ consolidated EBITDA Margin for the year ended December 31, 2026, is less than the Holdings Entities’ consolidated EBITDA Margin for the year ended December 31, 2024,

and

(iii)the 20-day volume weighted average price per Parent Share on the Exchange (converted to United States Dollars based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during such 20-day period, as reported by Bloomberg Finance L.P. over the twenty (20) consecutive trading day period ending on the trading day immediately prior to December 31, 2026, is greater than $1.05 per Parent Share, then, Holdings and each Parent Share Recipient will, within ten (10) Business Days of such determination, transfer to Parent a number of Parent Shares, rounded up to the nearest whole number, held by such Person equal to its Pro Rata Share of the quotient of the Forfeiture Amount divided by the Closing Share Price.

Notwithstanding anything contained herein to the contrary, in no event shall the total number of Parent Shares forfeited under this Section 2.19(g) in the aggregate be in excess of 50% of the total Parent Shares issued as Actual Closing Merger Consideration (excluding, for purposes of this calculation, any Parent Shares issued as consideration for the Arches Value Amount).

Section 2.20.E-Commerce Earn-Out.
(a)As additional consideration for the Merger, following the Closing, contingent upon satisfaction of the criteria in this Section 2.20, Holdings shall be eligible to receive the E-Commerce Earn-Out Amount (if any), payable as set forth in Section 2.20(c) below. The parties acknowledge and agree that the right to receive the E-Commerce Earn-Out Amount, if any, pursuant to this Agreement is an integral part of the total consideration for the Shares and it is reasonable to assume that the E-Commerce Earn-Out Amount relates to underlying goodwill, the value of which cannot reasonably be expected to be agreed upon by the parties at the Closing Date.
(b)(i)No later than 60 days after the audited financial statements of Parent for its fiscal year ended December 31, 2026 (or, to the extent that Parent amends its fiscal year, 120 days after December 31, 2026) (the “E-Commerce Earn-Out Period Financial Statements”) are completed, Parent shall deliver to the Member Representative a statement containing the calculation of the E-Commerce Earn-Out Amount, if any, including the components thereof, and the Earn-Out Share Price, all in reasonable detail and together with reasonable backup for such calculations made therein (the “E-Commerce Earn-Out Statement”). The E-Commerce Earn-Out Statement shall be prepared by Parent in all material respects in accordance with the E-Commerce Accounting Principles based upon the E-Commerce Earn-Out Period Financial Statements (absent manifest error), and other books and records of Arches.
(ii)The Member Representative may object to the E-Commerce Earn-Out Statement by delivering to Parent a written statement setting forth the Member Representative’s objections in reasonable detail, indicating each disputed calculation, item or amount and the basis for the Member Representative’s disagreement therewith, within 30 days of receipt thereof from Parent. If the Member Representative fails to deliver such written statement within such time period, then the E-Commerce Earn-Out Statement (and the calculations, items and amounts contained therein) shall be deemed to have been accepted by the Member Representative and shall be final and binding on the Surviving Companies, Holdings, the Parent Share Recipients, Parent, Merger Sub 1 and Merger Sub 2. If the Member Representative delivers a written statement of objections to Parent within such 30-day timeframe, then Parent and the Member Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Member Representative’s written statement of objections, and, if the same are so resolved within such period, the E-Commerce Earn-Out Statement (and the calculations, items and amounts contained therein) with such changes as may have been agreed in writing by Parent and the Member Representative , shall be final and binding. In the event Parent and the Member Representative are unable to agree within 30 days after the Member Representative’s delivery of such written statement of objections (or such longer period as the Member Representative and Parent shall mutually agree), Parent and the Member Representative shall engage the Independent Accountant to resolve the dispute in accordance with the guidelines and principles set forth in this Agreement and to make any adjustments to the E-Commerce Earn-Out Statement. In resolving any dispute with respect to the E-Commerce Earn-Out Statement, the Independent Accountant (A) may not assign a value to any calculation, item or amount greater than the highest value claimed for such calculation, item or amount or less than the lowest value for such calculation, item or amount claimed by either Parent or the Member Representative and (B) shall restrict its decision to such calculations, items and amounts included in the objection(s) which are then in dispute. The fees and expenses of the Independent Accountant shall be paid by Holdings, on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to Holdings or Parent, respectively, bears to the aggregate amount actually contested by Holdings and Parent. Any such fees and expenses payable by Holdings shall be paid from the Expense Fund to the extent available.
(c)Subject to Section 9.06, Parent will pay the E-Commerce Earn-Out Amount, if any, through the delivery of a number of Parent Shares, within twenty (20) Business Days of the final determination of the E-Commerce Earn-Out Amount as set forth in Section 2.20(b) (such shares, the “E-Commerce Earn-Out Shares”). The number of E-Commerce Earn-Out Shares to be so issued will be equal to the quotient of (i) the E-Commerce Earn-Out Amount, divided by (ii) the Earn-Out Share Price; provided, however, that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, (A) in no event shall the number of E-Commerce Earn-Out Shares exceed the E-Commerce Earn-Out Share Cap Amount and (B) in no event shall the number of Earn-Out Shares exceed, in the aggregate, the Closing Share Payment. The E-Commerce Earn-Out Shares issued to Holdings will be rounded up to the nearest whole number.
(d)Each of the Companies, Holdings, Parent, Merger Sub 1 and Merger Sub 2 acknowledges and agrees (i) that this Section 2.20 is strictly a contractual relationship between and among such Persons and does not create any express or implied fiduciary or special relationship between or among such Persons or create any express or implied fiduciary or special duties on the part of the Acquired Companies, Parent or any of their Affiliates, to Holdings, (ii) that the contingent rights to receive all or any portion of the E-Commerce Earn-Out Amount shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent, and (iii) that Holdings shall not have any rights as a stockholder of Parent as a result of Holdings’ contingent right to receive all or any portion of the E-Commerce Earn-Out Amount hereunder. Without limitation of the foregoing, Holdings and each Parent Share Recipient acknowledges that neither Parent nor the Acquired Companies or their respective Affiliates will be required to expend any funds or incur any liabilities in order to increase the likelihood of receiving the E-Commerce Earn-Out Amount. Holdings and each Parent Share Recipient acknowledges that neither the Acquired Companies or Parent, nor any of their respective Affiliates has or will have any duties, covenants or obligations (express or implied) to Holdings with respect to the foregoing other than as expressly set forth in this Section 2.20.
(e)Any E-Commerce Earn-Out Shares issued pursuant to this Section 2.20 shall constitute an adjustment of the Actual Closing Merger Consideration for Tax purposes, unless otherwise required by applicable Law.
Section 2.21.Parent Shares.
(a)Issuances of Parent Shares. All Parent Shares issued pursuant to this Agreement will be evidenced by direct book-entry registration only, without the issuance of certificates representing such Parent Shares. Parent’s transfer agent shall document the terms, conditions and restrictions set forth in this Section 2.21. Holdings, on its own behalf and on behalf of the Parent Share Recipients, confirms, acknowledges and agrees that (i) Parent has advised Holdings that Parent is relying on an exemption from the requirements to provide Holdings with a prospectus and to sell securities through a person registered to sell securities under applicable Canadian securities laws and, as a consequence of acquiring the Parent Shares pursuant to this exemption, certain protections, rights and remedies provided by Canadian securities laws, including statutory rights of rescission or damages, will not be available to Holdings, and (ii) there may be restrictions on Holdings’ ability to resell the Parent Shares and it is the responsibility of Holdings to find out what those restrictions are and to comply with them before selling them. At Closing and until issued and delivered or the later expiration of the Earn-Out Period without any Earn-Out Shares eligible to be issued to Holdings, to the extent necessary under its organizational documents, Parent shall reserve Parent Shares sufficient for the issuance of the Earn-Out Shares as contemplated hereby.
(b)Registration. The Parent Shares to be issued pursuant to this Agreement (i) will not, subject to any applicable provisions of the Investor Rights Agreement, be registered under the Securities Act in reliance upon the exemption from registration requirements of Section 5 of the Securities Act as set forth in Section 4(a)(2) thereof, and (ii) will be distributed pursuant to the exemption set out in Section 2.11 of National Instrument 45-106 – Prospectus Exemptions.
(c)Legend. The Parent Shares to be issued pursuant to this Agreement shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and such shares shall, until such time as the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any legend required by applicable Securities Laws to the extent such Laws are applicable to the Parent Shares issued pursuant to this Agreement):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS

AMENDED (THE SECURITIES ACT), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY ACQUIRING THESE SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ENCUMBERED, ABSENT AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE CORPORATION UNDER THE SECURITIES ACT, ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE SECURITIES ACT, IF AVAILABLE, OR (2) RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(2) OR (D) ABOVE, OR IN ANY OTHER CASE AS REQUIRED BY THE TRANSFER AGENT, A LEGAL OPINION SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED TO THE CORPORATION AND THE TRANSFER AGENT, IF ANY, OF THE CORPORATION STATING THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS.

(d)Securities Laws.
(i)Notwithstanding anything to the contrary in this Agreement, the issuance and delivery of Parent Shares pursuant to this Agreement, including any Earn-Out Shares, shall require the approval of and/or be issued and delivered in accordance with the rules, policies and directives of the Exchange and any other applicable regulatory body, and must be made in compliance with Securities Laws and any other applicable Laws.
(ii)Holdings (on its own and on behalf of the Holdings Entities) consents: (A) to the disclosure of certain information regarding them and the transactions contemplated by this Agreement to the Exchange, the Canadian Securities Regulators and the SEC, including as required to be included in applicable Exchange issuance forms and as required by applicable Securities Laws, including pursuant to the filing of an exempt distribution report, and as may be required by the Securities Laws in any filing with the SEC, the Exchange, the Canadian Securities Regulators or other applicable securities regulators; and (B) to the collection, use and disclosure of their information by the Exchange, the SEC, the Canadian Securities Regulators or other applicable securities regulators or as otherwise identified by the Exchange, the SEC, the Canadian Securities Regulators or other applicable securities regulators, from time to time.
(iii)Holdings will, as a condition of receiving Parent Shares upon completion of the Mergers (or any Parent Shares included in any Earn-Out Amount), be required to confirm its status as an accredited investor as set forth in the Letter of Transmittal, and will deliver any other supporting information as reasonably requested by Parent in order to confirm its status and the availability of an exemption or exclusion from the registration requirements of the Securities Act and applicable state securities laws for the issuance of such Parent Shares to Holdings.
Section 2.22.Intended U.S. Tax Treatment.
(a)Merger. For U.S. federal and state income tax purposes, it is intended that each of the Mergers shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Merger Tax Treatment”). The parties shall file all Tax Returns consistent with the Intended Merger Tax Treatment and shall not take, or cause to be taken, any position (whether on a Tax Return, in an audit, or otherwise) that is inconsistent with the Intended Merger Tax Treatment unless otherwise required by a final

“determination” within the meaning of Section 1313 of the Code. No party shall take or fail to take any action or cause any action to be taken or fail to be taken, that could reasonably be expected to prevent the Mergers from qualifying for the Intended Merger Tax Treatment. Notwithstanding the foregoing, no party makes any representation, warranty or covenant to any other party or to any Parent Share Recipients or other holder of Holdings’ or the Companies’ securities (including, without limitation, stock options, warrants, subscription receipts, debt instruments or other similar rights or instruments) that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(b)Holdings Restructure. Parent acknowledges and agrees that Holdings Entities intend to treat for U.S. federal and state income tax purposes: (i) the Holdings Restructure (excluding the contribution of Arches to MSA Newco, the distribution by Horizon LLC of all of its nonregulated assets to MSA Newco, the distribution by MSA Newco of all of its equity interests in Horizon LLC to Holdings, and the conversion of Horizon LLC into a corporation for federal and state income Tax purposes) as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code; (ii) the distribution by Horizon LLC of all of its nonregulated assets to MSA Newco as a distribution by a disregarded entity of such assets to its regarded Tax owner, (iii) the distribution by MSA Newco of all of its equity interests in Horizon LLC to Holdings as a taxable distribution pursuant Section 311(b) of the Code; (iv) the fair market value of Horizon LLC at the time of its distribution by MSA Newco to Holdings as part of the Holdings Restructuring to be an amount equal to the purchase price at which Parent will have the option to purchase all of Holdings’ outstanding equity interests in and to New Growth Horizon under the Option Agreement; and (v) the election to convert Horizon LLC (by filing IRS Form 8832) to a corporation shall cause Horizon LLC to become taxable as an association taxable as a corporation (the “Intended Restructure Tax Treatment”). Subject to Parent’s indemnification rights under this Agreement, the Parties shall file all Tax Returns consistent with the Intended Merger Tax Treatment and shall not take, or cause to be taken, any position (whether on a Tax Return, in an audit, or otherwise) that is inconsistent with the Intended Restructure Tax Treatment unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code. Notwithstanding the foregoing, no Party makes any representation, warranty or covenant to any other party or to any Parent Share Recipients or other holder of Holdings of the Companies’ securities (including, without limitation, stock options, warrants, subscription receipts, debt instruments or other similar rights or instruments) that the federal and state income tax treatment of the Holdings Restructure is consistent with the Intended Restructure Tax Treatment.
Article III.
REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE COMPANIES

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules or as contemplated by Section 5.17(a), Holdings and the Companies, jointly and severally, represent and warrant to Parent as follows:

Section 3.01.Organization and Qualification of the Holdings Entities. Holdings is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Missouri and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. NGH is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Missouri and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, except under Federal Cannabis Laws. MSA Newco is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Missouri and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, except under Federal Cannabis Laws. Each other Holdings Entity is a corporation or limited liability company, duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of the State of Missouri and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, except under Federal Cannabis Laws. No Holdings Entity is licensed or qualified to do business in any state or jurisdiction other than the State of Missouri, and each Holdings Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.
Section 3.02.Authority; Board Approval.

(a)Each of Holdings and each Company have full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Holdings and each Company of this Agreement and any Ancillary Document to which it is a party and the consummation by each of Holdings and each Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company and corporate action, as a applicable, on the part of each of Holdings and each Company and no other corporate proceedings on the part of Holding or either Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Mergers and the other transactions contemplated hereby and thereby. Holdings, in its capacity as the sole shareholder of each Company, has approved and adopted this Agreement and the Ancillary Documents, and approved each Merger and the other transactions contemplated by this Agreement. There is no vote or consent of the holders of any class or series of Holdings’ equity capital required to approve and adopt this Agreement and the Ancillary Documents, approve the Mergers and consummate the Mergers and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Holdings and the Companies, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of each of Holdings and each Company enforceable against each of Holdings and each Company in accordance with its terms, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity. When each Ancillary Document to which Holdings or a Company is or will be a party has been duly executed and delivered by Holdings or such Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Holdings or such Company, as applicable, enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity.
(b)The Holdings Board, by resolutions duly adopted by unanimous written consent, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including each Merger, are fair to, and in the best interests of, Holdings and its Members, and (ii) approved and declared advisable the transactions contemplated by this Agreement, including each Merger, in accordance with the Missouri Act.
Section 3.03.No Conflicts; Consents. The execution, delivery and performance by Holdings and each Company of this Agreement and the Ancillary Documents to which Holdings or such Company is a party, and the consummation of the transactions contemplated hereby and thereby, including the Mergers, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement, articles of incorporation, by-laws or other organizational documents of either Company or Holdings (“Company Charter Documents”); (ii) subject to obtaining the consents, authorizations, Governmental Orders and approvals from the Governmental Authorities set forth in Section 3.03(a)(ii) of the Disclosure Schedules, including, without limitation, the Cannabis Consents (the “Regulatory Consents”), and the expiration or termination of any waiting or review period, and any extensions thereof, under the HSR Act, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Holdings Entity; (iii) except for the Regulatory Consents and as set forth in Section 3.03(a)(iii) of the Disclosure Schedules (the items set forth on Section 3.03(a)(iii) of the Disclosure Schedules, the “Third-Party Consents,” and, together with the Regulatory Consents, and the expiration or termination of any waiting or review period, and any extensions thereof, under the HSR Act, the “Required Consents”), require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of any Acquired Company, except for Federal Cannabis Laws; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Acquired Company, except, in the case of clause (iii), for any consents, conflicts, violations, breaches, defaults, accelerations, terminations, modifications, or cancellations that, or where the failure to obtain or provide any such consents, notices or take any other actions, in each case, would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Holdings Entity in connection with the execution, delivery and performance by the Holdings Entities of this

Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by the Holdings Entities, except for (A) the Regulatory Consents, (B) the filing of the Articles of Merger with the Secretary of State of Missouri, and (C) such filings as may be required under the HSR Act or other antitrust or similar laws.
Section 3.04.Capitalization.
(a)The authorized capital stock of NGH consists of (i) 100 shares of Common Stock, of which 100 shares are issued and outstanding as of the close of business on the date of this Agreement (the “NGH Shares”). Holdings is the registered and beneficial owner of all right, title and interest in and to the NGH Shares. Except for the Common Stock, there are no other classes or series of capital stock of NGH. The authorized capital stock of MSA Newco consists of (i) 100 shares of Common Stock, of which 100 shares are issued and outstanding as of the close of business on the date of this Agreement (the “MSA Newco Shares”). Holdings is the registered and beneficial owner of all right, title and interest in and to the MSA Newco Shares. Except for the Common Stock, there are no other classes or series of capital stock of MSA Newco.
(b)Section 3.04(b) of the Disclosure Schedules sets forth, with respect to each of the Companies’ Subsidiaries (i) its total authorized capital stock or equity interests, (ii) its shares of capital stock or other equity interests issued and outstanding as of the close of business on the date of this Agreement, and (iii) the name of each Person that is the registered and beneficial owner of such issued and outstanding shares of capital stock or other equity interests.
(c)Section 3.04(c) of the Disclosure Schedules sets forth, with respect to Arches (i) its total authorized capital stock or equity interests, (ii) its shares of capital stock or other equity interests issued and outstanding as of the close of business on the date of this Agreement, and (iii) the name of each Person that is the registered and beneficial owner of such issued and outstanding shares of capital stock or other equity interests.
(d)(i) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Acquired Company or Arches is authorized or outstanding, and (ii) there is no commitment by any Acquired Company or Arches to issue capital stock, membership interests, or other equity interests, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of any Acquired Company or Arches or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends or distributions with respect to any capital stock, membership interests, or the equity interests of any Acquired Company or Arches.
(e)All issued and outstanding Shares and the equity interest of each Acquired Company Arches are (i) duly authorized, validly issued, and, to the extent applicable, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or the equivalent organizational documents of each Acquired Company or Arches, or any agreement to which any Company or Arches is a party; and (iii) except as set forth on Section 3.04(d) of the Disclosure Schedules, free of any Encumbrances. All issued and outstanding Shares and the equity interests of each Acquired Company and Arches were issued in compliance with applicable Law in all material respects.
(f)Except as set forth on Section 3.04(e) of the Disclosure Schedules, no outstanding Share or any other equity interests in an Acquired Company or Arches is subject to vesting or forfeiture rights or repurchase rights. There are no outstanding or authorized stock or unit appreciation, dividend equivalent, phantom stock or units, profit participation or other similar rights with respect to any Acquired Company or Arches or any of their respective securities.
(g)All distributions, dividends, repurchases and redemptions of the capital stock, membership interests, or other equity interests of each Acquired Company were undertaken in compliance with the applicable Company Charter Documents or equivalent governing documents then in effect, any agreement to which such Acquired Company then was a party and in compliance with applicable Law.

Section 3.05.No Subsidiaries. No Company owns, or has any interest in any shares or other equity interests (including any option, warrant, convertible instrument or other right or obligation of any nature to acquire any equity interest) or has an ownership interest in any other Person other than another Acquired Company or Arches.
Section 3.06.Financial Statements. True and complete copies of the Holding’s audited consolidated financial statements consisting of the balance sheet of Holdings as at December 31, 2022 and the related consolidated statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), Holdings’ unaudited consolidated financial statements consisting of the balance sheet of Holdings as at December 31 in each of the years 2023 and 2021, and the related consolidated statements of income and cash flow for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Holdings as at September 30, 2024, and the related statements of income and retained earnings and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements and the Unaudited Financial Statements, the “Financial Statements”) have been delivered to Parent. The Financial Statements have been prepared in accordance with the Historical Accounting Principles. The Financial Statements are based on the books and records of Holdings, and fairly present, in all material respects, the consolidated financial position of Holdings as of the respective dates they were prepared and the consolidated results of the operations of Holdings for the periods indicated. The consolidated balance sheet of Holdings as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of Holdings as of September 30, 2024, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.
Section 3.07.Undisclosed Liabilities. Except as set forth on Section 3.07 of the Disclosure Schedules, the Holdings Entities do not have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date and (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date, and which are not, individually or in the aggregate, material in amount.
Section 3.08.Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as set forth in Section 3.08 of the Disclosure Schedules or pursuant to the Holdings Restructure, there has not been, with respect to any Holdings Entity, any:
(a)effect, event, development, occurrence, fact, condition or change that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)amendment of the Company Charter Documents or any organizational documents of any Acquired Company;
(c)split, combination or reclassification of any shares of capital stock or other equity capital;
(d)issuance, sale or other disposition of any of its capital stock or other equity interests;
(e)declaration or payment of any dividends or distributions on or in respect of any capital stock or other equity capital or redemption, purchase or acquisition of capital stock or other equity capital (other than in the Ordinary Course of Business consistent with past practice);
(f)material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(g)material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, except as required by the GAAP or as disclosed in the notes to the Financial Statements;

(h)entry into any Contract that would constitute a Material Contract;
(i)incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business consistent with past practice;
(j)transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements (other than in the Ordinary Course of Business consistent with past practice);
(k)transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;
(l)abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;
(m)material damage, destruction or loss (whether or not covered by insurance) to its property;
(n)any capital investment in, or any loan to, any other Person;
(o)acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which any Holdings Entity is a party or by which it is bound;
(p)any material capital expenditures;
(q)imposition of any Encumbrance upon any properties, capital stock or assets, tangible or intangible;
(r)other than in the Ordinary Course of Business consistent with past practice, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant, other than as provided for in any written agreements provided to Parent prior to the date hereof;
(s)hiring or promoting any person as or to (as the case may be) the position of an officer or hiring or promoting any employee below officer except in the Ordinary Course of Business;
(t)adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, except in the Ordinary Course of Business, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(u)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its equity holders or current or former directors, officers and employees;
(v)entry into a new line of business or abandonment or discontinuance of existing lines of business;
(w)other than this Agreement, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(x)purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business consistent with past practice;
(y)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(z)other than in connection with the Holdings Restructure, Tax election made, modified or revoked except as required by applicable Law, adoption or change in any Tax accounting method except as required by applicable Law, amendment to any material Tax Return, consent to any extension (other than in connection with the filing of a Tax Return in the ordinary course) or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to a refund of Taxes, or any closing agreement entered into; or
(aa)any Contract to do any of the foregoing.
Section 3.09.Material Contracts.
(a)Section 3.09(a) of the Disclosure Schedules lists each of the following current and active Contracts of each Holdings Entity as of the date of this Agreement (such Contracts, together with all Contracts listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):
(i)each Contract involving aggregate consideration in excess of $100,000, and which, in each case, cannot be cancelled by the Holdings Entity without penalty or without more than 30 days’ notice;
(ii)all Contracts that require a Holdings Entity to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(iii)all Contracts that provide for the indemnification by a Holdings Entity of any Person, other than Contracts entered into in the Ordinary Course of Business the primary purpose of which is not to provide for the indemnification by the Company of any Person, or the assumption of any Tax, environmental or other Liability of any Person;
(iv)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts involving aggregate consideration in excess of $100,000;
(vi)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;
(vii)except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees);
(viii)all Contracts with any Governmental Authority;
(ix)all Contracts that limit or purport to limit the ability of a Holdings Entity to compete in any line of business, with respect to any product with any Person or in any geographic area or market or during any period of time;
(x)any Contracts that provide for any joint venture, partnership or similar arrangement;

(xi)all collective bargaining agreements or Contracts with any Union;
(xii)any Contracts with dispensaries or other potential customers for future supply of cannabis and related products to such Persons, containing covenants to supply such Persons with cannabis or related products in an amount in excess of $100,000; and
(xiii)any other Contract that is material to any Holdings Entity and not previously disclosed pursuant to this Section 3.09.
(b)Each Material Contract is valid and binding on the applicable Holdings Entity in accordance with its terms and is in full force and effect, except to the extent that a Material Contract has expired according to its terms, in which case, such Material Contract remains valid and binding and in full force and effect with respect to the provisions that survive the expiration or termination thereof. None of the Holdings Entities or, to the Company’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would, with respect to any Holdings Entity, or to the Company’s Knowledge, any other party thereto, constitute an event of default under any Material Contract, result in a termination thereof or cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.
(c)Except as set forth on Schedule 3.09(a), no Holdings Entity is currently party to any Material Contract with any party for the supply of cannabis or related products.
Section 3.10.Title to Assets; Real Property.
(a)The Holdings Entities have good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets (not including Real Property) sold or otherwise disposed of in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the items set forth in Section 3.10(a) of the Disclosure Schedules and the following (collectively referred to as “Permitted Encumbrances”):
(i)Encumbrances for Taxes not yet due and payable or that are being contested in good faith for which appropriate reserves have been established in accordance with GAAP;
(ii)mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent, or, if delinquent, that are being contested in good faith and are not, individually or in the aggregate, material to the business of the Holdings Entities;
(iii)easements, rights of way, covenants, restrictions of record, maps, zoning ordinances and other similar Encumbrances affecting Real Property which do not interfere with the use or operation of such Real Property as such Real Property is presently used or operated;
(iv)other than with respect to owned Real Property, Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of the Holdings Entities; or
(v)Encumbrances arising under or in connection with (A) the Assumed Indebtedness or (B) Indebtedness that will be discharged at Closing.
(b)Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by a Holdings Entity, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such Real Property. Except as set forth in a lease applicable to leased Real Property, no Holdings Entity is a party to any agreement or option to purchase any Real Property or interest therein. With respect to owned Real Property, the Holdings Entities have delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Holdings Entity acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Holdings Entities and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete, and correct copies of any leases affecting such leased Real Property. No Holdings Entity is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property. The Holdings Entities’ present use and operation of the Real Property in the conduct of the Holdings Entities’ business as presently conducted do not violate in any material respect (I) any Law (other than Federal Cannabis Laws), or (II) to the Company’s Knowledge, covenant, condition, restriction, easement, license, permit or agreement, applicable to the Real Property. To the Company’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than a Holdings Entity. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the owned Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
Section 3.11.Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Holdings Entities are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (including Company Intellectual Property) owned by the Acquired Companies are sufficient for the continued conduct of the Holdings Entities’ business after the Closing in substantially the same manner as the business was conducted prior to the Closing, and (b) the property and assets reflected in the Balance Sheet, or acquired by the Acquired Companies after the Balance Sheet Date, and any other property or assets currently leased by the Acquired Companies, constitute all of the property and assets presently used by the Holdings Entities to conduct the Holdings Entities’ business as currently conducted.
Section 3.12.Intellectual Property.
(a)Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary software of the Holdings Entities; and (iv) all other material Company Intellectual Property used or held for use in the Holdings Entities’ business as currently conducted and as proposed to be conducted.
(b)Section 3.12(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements, specifying for each the date, title and parties thereto, and separately identifying the Company IP Agreements: (i) under which a Holdings Entity is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which a Holdings Entity is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Holdings Entities’ ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Holdings has provided Parent with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the applicable Holdings Entity in accordance with its terms and is in full force and effect. No Holdings Entity is, and, to Holding’s Knowledge, no other party thereto is, or is alleged to be, in breach of or default under, and, no Holdings Entity has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)Except as set forth in Section 3.12(c) of the Disclosure Schedules, one of the Holdings Entities is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use by the Holdings Entities in the conduct of the Holdings Entities’ business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Holdings Entities have, and enforce, a policy requiring their employees to execute a non-competition, proprietary information and assignment agreement and has provided Parent with the form of such Contract.
(d)Other than the Required Consents, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Holdings Entities’ rights to own or use any Company Intellectual Property or Licensed Intellectual Property.
(e)All Company IP Registrations are subsisting and in full force and effect. The Holdings Entities have taken all necessary steps to maintain and enforce the Company Intellectual Property, which is registered or for which an application for registration has been filed, and taken all reasonable steps to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Holdings Entities have made available to Parent true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.
(f)The conduct of the Holdings Entities’ business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Holdings Entities have not infringed, misappropriated or otherwise violated, the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.
(g)There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by any Holdings Entity of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Holdings Entities’ right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by any Holdings Entity or, to the Company’s Knowledge, by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. To the Company’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to such Action. No Holdings Entity is subject to any outstanding or, to the Company’s Knowledge, prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.
(h)Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Holdings Entities’ business. The Holdings Entities have complied in all material respects with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or, to the Company’s Knowledge, threatened, against any Holdings Entity alleging any (A) breach or other violation of any Platform Agreement by any Holdings Entity; or (B) defamation, violation of publicity rights of any Person, or any other violation of applicable Law by any Holdings Entity in connection with its use of social media.
(i)All Company IT Systems are in good working condition and are all of the Company IT Systems used in the operation of the Holdings Entities’ business as currently conducted and as proposed to be conducted. In the past six years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has not been remedied. The Holdings Entities have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining commercially reasonable backup, disaster recovery, and software and hardware support arrangements.
(j)The Holdings Entities have complied in all material respects with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Holdings Entities’ business. In the past six years, no Holdings Entity has (i) experienced any known actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Holdings Entity’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.
Section 3.13.Inventory. All inventory of the Holdings Entities, whether or not reflected in the Balance Sheet, (a) except as set forth in Section 3.13(b) of the Disclosure Schedules, consists of a quality and quantity usable or salable consistent with good and accepted practices in the cannabis industry and in the Ordinary Course of Business, except for spoiled, obsolete, damaged, contaminated, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, (b) except as set forth in Section 3.13(b) of the Disclosure Schedules, is of a quantity usable or saleable consistent with good and accepted practices in the cannabis industry and in the Ordinary Course of Business, (c) was cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Laws (except for the Federal Cannabis Laws), and (d) does not contain any prohibited pesticides, contaminants or any other substance at levels or tolerances or in amounts prohibited by applicable Laws. Other than such inventory sold or otherwise disposed of in the Ordinary Course of Business, all such inventory is owned by the Holdings Entities free and clear of all Encumbrances, other than Permitted Encumbrances, and no such inventory is held on a consignment basis.
Section 3.14.Accounts Receivable. Except as set forth in Section 3.14 of the Disclosure Schedules, the accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Holdings Entities involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) constitute only valid, undisputed claims of the Holdings Entities not subject to claims of set-off or other defenses or counterclaims, other than normal cash discounts accrued in the Ordinary Course of Business. The reserve for bad debts shown on the Interim Balance Sheet on the accounting records of the Holdings Entities have been determined in accordance with the Accounting Principles, and, with respect to accounts receivable arising after the Interim Balance Sheet Date have been determined in accordance in all material respects with the Accounting Principles, both consistently applied, and both subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
Section 3.15.Customers and Suppliers.
(a)Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to any Holdings Entity for goods or services rendered in an amount greater than or equal to $100,000 for each of 2022 and 2023 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, no Material Customer has ceased, and no Holdings Entity has received any notice that any Material Customer intends to cease after the Closing, and no Holdings Entity has Knowledge of such intent to cease, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Holdings Entities.
(b)Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom any Holdings Entity has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of 2022 and 2023 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, no Material Supplier has ceased, and no Holdings Entity has received any notice that any Material Supplier intends to cease after the Closing, and no Holdings Entity has Knowledge of such intent to cease, to supply goods or services to the Holdings Entity or to otherwise terminate or materially reduce its relationship with the Holdings Entity.

Section 3.16.Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Holdings Entities and relating to the assets, business, operations, employees, officers and directors of the Holdings Entities (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and, subject to the Required Consents, shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. No Holdings Entity has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Holdings Entity. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the Company’s Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Holdings Entities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Holdings Entity is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Holdings Entities and are for coverage in amounts in compliance with all applicable Laws and Material Contracts to which any Holdings Entity is a party or by which it is bound.
Section 3.17.Legal Proceedings; Governmental Orders.
(a)Except as set forth in Section 3.17(a) of the Disclosure Schedules, as of the date hereof and as of January 1, 2025 there are no Actions pending or, to the Company’s Knowledge, threatened (i) against or by any Holdings Entity affecting any of its properties or assets; or (ii) against or by any Holdings Entity that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. As of the date hereof and as of January 1, 2025, to the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Holdings Entity or any of its properties or assets. Each Holdings Entity is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of such Governmental Order.
Section 3.18.Compliance With Laws; Permits.
(a)Except as set forth in Section 3.18(a) of the Disclosure Schedules and with respect to Federal Cannabis Laws, each Holdings Entity has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.
(b)Each Holdings Entity is in compliance in all material respects with all applicable state and local Laws, and, other than Federal Cannabis Laws, Laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, sale and possession of cannabis or medical marijuana. No Holdings Entity imports or exports cannabis products from or to any foreign country.
(c)All Permits required for any Holdings Entity to conduct its business as presently conducted have been obtained by it and are valid and in full force and effect.
(d)All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(d) of the Disclosure Schedules lists all current Permits issued to any Holdings Entity, including the names of the Permits and their respective dates of issuance and expiration. Except as set forth in Section 3.18(d) of the Disclosure Schedules, no event has occurred, or failed to occur, that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, surrender or limitation of any Permit set forth in Section 3.18(d) of the Disclosure Schedules.
Section 3.19.Environmental Matters.
(a)Each Holdings Entity is currently and has been in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.
(b)Each Holdings Entity has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of such Holdings Entity as presently conducted and all such Environmental Permits are in full force and effect and shall be maintained by the Holdings Entity through the Closing Date in accordance with Environmental Law, and, to the Company’s Knowledge, no condition, event or circumstance exists with respect to any Holdings Entity, or its business or operations as presently conducted, that constitutes a material violation of any Environmental Permit.
(c)No real property currently or formerly owned, operated or leased by any Holdings Entity is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Holdings Entities, or, by any Holdings Entity with respect to any real property currently owned, operated or leased by the Company, or, to the Company’s Knowledge, formerly owned, operated or leased by any Holdings Entity, and no Holdings Entity has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Holdings Entities (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Holdings Entity.
(e)Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks for Hazardous Materials owned or operated by any Holdings Entity.
(f)Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Holdings Entity and any predecessors as to which any Holdings Entity may retain liability, and, to the Company’s Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA or any similar state list, and no Holdings Entity has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage or disposal facilities or locations used by any Holdings Entity.
(g)No Holdings Entity has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(h)The Holdings Entities have provided or otherwise made available to Parent: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of any Holdings Entity or any currently or formerly owned, operated or leased real property which are in the possession or control of any Holdings Entity related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)To the Company’s Knowledge, no condition, event or circumstance concerning the Release or regulation of Hazardous Materials exists that could reasonably be expected to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of any Holdings Entity as currently carried out.
(j)No Holdings Entity possesses, and is not entitled to, any Environmental Attributes.
Section 3.20.Employee Benefit Matters.
(a)Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Holdings Entity for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any Holdings Entity or any spouse or dependent of such individual, or under which any Holdings Entity or any of its ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).
(b)With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years, if any; (viii) the most recent nondiscrimination tests performed under the Code, if any; and (ix) copies of any material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.
(c)Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s Knowledge, no event or circumstance has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. No event or circumstance has occurred with respect to any Benefit Plan that has subjected or, to the Company’s Knowledge, could reasonably be expected to subject any Holdings Entity or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. Except as set forth in Section 3.20(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and the Historical Account Principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, the Historical Accounting Principles.
(d)Neither any Holdings Entity nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to any Benefit Plan; (ii) failed to timely pay any premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).
(e)Except as set forth on Section 3.20(e) of the Disclosure Schedule, with respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan. Neither any Holdings Entity nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied.
(f)Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms. No Holdings Entity has any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(g)Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither any Holdings Entity nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.
(h)There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(i)There has been no amendment to, announcement by any Holdings Entity or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis and other than increases to expenses to provide of maintain a Benefit Plan incurred in the Ordinary Course of Business) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither any Holdings Entity nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.
(j)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. No Holdings Entity has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)Each individual who is classified by a Holdings Entity as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(l)Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) entitle any current or former director, officer, employee, independent contractor or consultant of any Holdings Entity to severance pay or any other payment or accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual. Except as set forth in Section 3.20(l) of the Disclosure Schedules neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) limit or restrict the right of any Holdings Entity to merge, amend or terminate any Benefit Plan; (ii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.
Section 3.21.Employment Matters.
(a)Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees of each Holdings Entity, or independent contractors or consultants regularly engaged in the business or operations of the Holdings Entities, as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of each Holdings Entity for services performed on or prior to the date hereof have been paid in full (or, as of the Closing Date, will be included as Current Liabilities in the estimated Closing Working Capital). Except as set forth in Section 3.21(a) of the Disclosure Schedules, there are no outstanding agreements, understandings or commitments of each Holdings Entity with respect to any increases to compensation, commissions, bonuses or fees payable to employees, independent contractors or consultants of the Holdings Entity for services performed after Closing, except as provided in the Benefit Plans or in the Ordinary Course of Business.
(b)No Holdings Entity is, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of any Holdings Entity, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Holdings Entity or any of its employees. No Holdings Entity has a duty to bargain with any Union.
(c)Each Holdings Entity is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Holdings Entity, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Holdings Entities as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Holdings Entities classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Each Holdings Entity is and has been in compliance in all material respects with all applicable immigration laws, including Form I-9 requirements. Except as set forth in Section 3.21(c), there are no, and in the past three years there have not been any, Actions against any Holdings Entity pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of any Holdings Entity, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws.
(d)Each Holdings Entity has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.
(e)The Holdings Entities have not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Law to conduct an investigation with respect to or relating to employees and, to the Knowledge of Holdings, no such investigation is in progress.
(f)Section 3.21(f) of the Disclosure Schedules sets forth a true and complete list as of the date hereof of each separate written employment, consulting, severance, retention, indemnification, termination or change-of-control Contract between each Holdings Entity and any individual employee, officer, manager, or director of the Holdings Entity.
Section 3.22.Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:
(a)All income and other material Tax Returns required to be filed on or before the Closing Date by the Holdings Entities have been, or will be, timely filed with the appropriate taxing authorities. Such Tax Returns are, or will be, true, complete and correct in all material respects. All income and other material Taxes due and owing by the Company on or before the Closing Date (whether or not shown on any Tax Return) have been, or will be, timely and properly paid.
(b)Each Holdings Entity has timely and properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, Member or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.
(c)No claim has been made in writing by any taxing authority in any jurisdiction where any Holdings Entity does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)No waiver, extension or comparable consent given by the Holdings Companies regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending, in each case other than as a result of automatic, six-month extensions granted in connection with the filing of an originally-filed Tax Return.
(e)The amount of the Holdings Entities’ Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Financial Statements. The amount of the Holdings Entities’ Liability of unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company.
(f)Except as set forth on Section 3.22(f) of the Disclosure Schedules, no deficiency for, or request for information relating to, any Taxes has been proposed, asserted or assessed against any Holdings Entity in writing that has not been fully resolved.
(g)Except as set forth on Section 3.22(g) of the Disclosure Schedules, there is no pending Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of any of the Holdings

Entities, nor has there been any written notice to any of the Holdings Entities by any taxing authority regarding any such potential or threatened Tax audit or other proceeding.
(h)Holdings has made available or will make available to Parent correct and complete copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any Holdings Entity for all Tax periods ending after December 31, 2019.
(i)There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Holdings Entity.
(j)No Holdings Entity is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
(k)No Holdings Entity has requested or received a ruling from any taxing authority or signed any binding agreement with any taxing authority that might affect the amount of Tax due from any of the Holdings Entities after the Closing Date. Other than powers of attorney executed by a Holdings Entity in the Ordinary Course of Business for the purposes of filing Tax Returns and responding to inquiries related thereto all of which may be terminated after the Closing, no power of attorney with respect to Taxes has been executed or filed with any taxing authority by or on behalf of any of the Holdings Entities that will remain in effect at the Closing.
(l)No Holdings Entity has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than any such group of which the Company is the common parent). No Holdings Entity has any Liability for Taxes of any Person (other than another Holdings Entity) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.
(m)No Holdings Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Laws relating to Taxes), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)a prepaid amount received on or before the Closing Date outside of the Ordinary Course of Business; or
(iv)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law.
(n)No Holdings Entity has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(o)No Holdings Entity is, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
(p)Each of the Companies will be classified as of the Closing as an association taxable as a corporation for U.S. federal and applicable state and local income Tax purposes. No Holdings Entity has ever been or has filed any Tax Return as an S corporation (within the meaning of Sections 1361 and 1362 of the Code) or as a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code).
(q)To the Knowledge of Holdings, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent either or both of the Mergers from qualifying for the Intended Merger Tax Treatment.

(r)To the Knowledge of Holdings, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Holdings Restructure (excluding the contribution of Arches to MSA Newco, the distribution by Holdings LLC of all of its nonregulated assets to MSA Newco, and the distribution by MSA Newco of all of its equity interests in Horizon LLC to Holdings) from qualifying for the Intended Restructure Tax Treatment.
Section 3.23.Books and Records. The minute books of the Acquired Companies, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Acquired Companies contain, in all material respects, accurate and complete records of all meetings, and actions taken by written consent of, the equity holders of the Acquired Companies, and any boards of directors or equivalent governing body and any committees thereof of each Acquired Company, as applicable. The equity record books of the Acquired Companies, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Acquired Companies.
Section 3.24.Related Party Transactions. Except as set forth on Section 3.24 of the Disclosure Schedules, no executive officer or director of any Holdings Entity or any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon any Holdings Entity or any of its assets, rights or properties or has any interest in any property owned by any Holdings Entity or has engaged in any transaction with any of the foregoing within the last twelve (12) months.
Section 3.25.Brokers. Other than Lineage Merchant Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Holdings Entity.
Section 3.26.Securities Law Matters. The Acquired Companies are not required to register any securities with the SEC under the Exchange Act or file reports with the SEC pursuant to Section 12(g) or Section 12(b) of the Exchange Act, is not in default under applicable Securities Laws, and the Company has complied in all material respects with applicable Securities Laws. No Acquired Company is an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
Section 3.27.Investor Sophistication. Holdings is an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits and risks of its investment in the Parent Shares and is able to bear the economic risk of loss of its investment in the Parent Shares.
Section 3.28.No Other Representations and Warranties. The representations and warranties contained in this Article III constitute the sole and exclusive representations and warranties of Holdings and the Companies to Parent, Merger Sub 1 and Merger Sub 2 in connection with the transactions contemplated hereby, and Parent, Merger Sub 1 and Merger Sub 2 understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including (a) any relating to the future or historical financial condition, results of operations, assets or liabilities of the Acquired Companies, the Holding Entities or their business or operations, or (b) as to the accuracy or completeness of any information regarding the Holdings Entities furnished or made available to Parent, Merger Sub or their representatives) are specifically disclaimed by Holdings and Companies.
Article IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules or as contemplated by Section 5.17(b), Parent, Merger Sub 1 and Merger Sub 2 represent and warrant to the Companies as follows:

Section 4.01.Organization and Authority of Parent, Merger Sub 1 and Merger Sub 2. Each of Parent, Merger Sub 1 and Merger Sub 2 is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent, Merger Sub 1 and Merger Sub 2 has full corporate power and authority to enter into and (subject to obtaining the Exchange Approval and subject to obtaining the Parent Shareholder Approval) perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, except with respect to the impact of any Federal Cannabis Laws. The execution, delivery and performance by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent, Merger Sub 1 and Merger Sub 2 of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent, Merger Sub 1 and Merger Sub 2, subject to obtaining the Parent Shareholder Approval, and no other corporate proceedings on the part of Parent, Merger Sub 1 and Merger Sub 2 are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Mergers and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent, Merger Sub 1 and Merger Sub 2, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent, Merger Sub 1 and Merger Sub 2 enforceable against Parent, Merger Sub 1 and Merger Sub 2 in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity. When each Ancillary Document to which Parent, Merger Sub 1 or Merger Sub 2 is or will be a party has been duly executed and delivered by Parent, Merger Sub 1 or Merger Sub 2 (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent, Merger Sub 1 or Merger Sub 2 enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.
Section 4.02.No Conflicts; Consents. The execution, delivery and performance by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the notice of articles and articles or articles of incorporation, and by-laws, as applicable, or other organizational documents of Parent, Merger Sub 1 or Merger Sub 2; (b) subject to Parent’s prior delivery and receipt of notices and approvals required by the Parent Cannabis Laws and the Missouri Cannabis Laws, and the approval by the shareholders of Parent and the Exchange Approval, and assuming Holdings qualifies for a valid exemption under applicable Securities Laws with respect to receipt of any Parent Shares, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent, Merger Sub 1 or Merger Sub 2 (except for Federal Cannabis Laws); or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Parent, Merger Sub 1 or Merger Sub 2 is a party. The Parent Board, by resolutions duly adopted by unanimous written consent of the Parent Board, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the issuance of Parent Shares, are fair to, and in the best interests of, the shareholders of Parent, (ii) approved and declared advisable the transactions contemplated by this Agreement, including the issuance of Parent Shares, (ii) directed that the transactions contained in this Agreement be submitted to the shareholders of the Parent entitled to vote thereon for adoption as required by the policies of the Exchange, and (iii) resolved to recommend that the shareholders of the Parent entitled to vote thereon adopt the Parent Resolution set forth in this Agreement (collectively, the “Parent Board Recommendation”) and directed that such matter be submitted for consideration of the shareholders of Parent. Other than notice and approvals required by the Parent Cannabis Laws and Missouri Cannabis Laws, and the approval by the shareholders of Parent and the Exchange Approval, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent, Merger Sub 1 or Merger Sub 2 in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Articles of Merger with the Secretary of State of Missouri and such filings and approvals as may be required under the HSR Act and under Securities Laws.
Section 4.03.No Prior Merger Sub Operations. Merger Sub 1 and Merger Sub 2 were formed solely for the purpose of effecting the Mergers and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04.Brokers. Except for Moelis & Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub 1 or Merger Sub 2.
Section 4.05.Solvency. Parent, Merger Sub 1 and Merger Sub 2 are solvent as of the date of this Agreement and, Parent, Merger Sub1, Merger Sub 2, and their subsidiaries and Affiliates (excluding the Company) will, immediately prior to Closing but after giving effect to the transactions contemplated by this Agreement (and assuming the accuracy of the representations and warranties in Article III), and taking into account all other amounts required to be paid, borrowed or refinanced in connection with the transactions contemplated by this Agreement and all related fees and expenses, be solvent.
Section 4.06.Legal Proceedings. Except as disclosed in Section 4.06 of the Disclosure Schedules, as of the date hereof, there are no Actions pending or, to Parent’s Knowledge, threatened against or by Parent, Merger Sub 1, Merger Sub 2 or any of their respective Affiliates that (i) materially affect any of their properties or assets or (ii) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. As of the date hereof, to Parent’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 4.07.Capitalization.
(a)As of the close of business on November 25, 2024, the issued and outstanding share capital of Parent consists of (i) 200,464,196 Parent Shares, (ii) 298,314 Parent Multiple Voting Shares, and (iii) nil super voting shares. In addition, as of the close of business on November 25, 2024, an aggregate of 36,648,077 Parent Shares are issuable upon the exercise of outstanding equity award options and 19,134,522 Parent Shares are issuable upon the exercise of outstanding warrants to purchase Parent Shares.
(b)The Parent Shares issuable to Holdings pursuant to this Agreement will, when issued (i) be duly authorized, validly issued, fully paid and non-assessable; (ii) not be subject to any preemptive rights created by statute, the articles of incorporation, by-laws or other organizational documents of Parent, or any agreement to which Parent is a party; (iii) except as set forth on Section 4.07(b) of the Disclosure Schedules, be free of any Encumbrances created by Parent in respect thereof; (iv) be issued in compliance with applicable Laws; and (v) except as otherwise contemplated hereby, entitle the holder thereof to all of the same special rights and restrictions accorded to holders of the Parent Shares in the notice of articles, articles and other organizational documents of Parent.
Section 4.08.Financial Statements.
(a)Complete copies of Parent’s unaudited financial statements consisting of the balance sheet of Parent as of September 30, 2024 and the related statements of income and retained earnings for the three and nine-month periods then ended (the “Parent Financial Statements”) have been made available via public filing on sec.gov. The Parent Financial Statements fairly present, in all material respects, the financial position of Parent as of the date thereof and the results of the operations of Parent for the periods indicated thereby, subject to normal and recurring year-end adjustments and the absence of notes.
(b)Neither Parent, Merger Sub 1 nor Merger Sub 2, has any material Liabilities, except (a) those which are reflected or reserved against in the Parent Financial Statements, or the audited financial statements consisting of the balance sheet of Parent, and the related statements of income and retained earnings, including any footnotes thereto, made available via public filing on as of November 13, 2024, and which are accessible at www.sec.gov, (b) those which are incurred in the Ordinary Course of Business since the date of the Parent Financial Statements, (c) those in connection with or contemplated by this Agreement, and (d) as disclosed in Section 4.08(b) of the Disclosure Schedules.
Section 4.09.Absence of Certain Changes, Events and Conditions. Since the date of the Parent Financial Statements, except as set forth on Section 4.09 of the Disclosure Schedules, in connection with the execution and delivery of this Agreement and the other documents and agreements entered into in connection herewith and the consummation of the transactions contemplated hereby and thereby, the business of Parent and each of its subsidiaries has been conducted in the Ordinary Course of Business and there has not been or occurred any event, condition, change, or effect that has resulted in a Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.10.Compliance With Laws. Each of Parent, Merger Sub 1 and Merger Sub 2 has complied, and are now complying, in all material respects with all Laws applicable to it or its business, properties or assets except as would not have a Parent Material Adverse Effect.
Section 4.11.Securities Law Matters.
(a)Parent is a “reporting issuer” or the equivalent thereof and is not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in the provinces of British Columbia, Alberta and Ontario. Parent files reports with the SEC pursuant to Section 12(g) of the Exchange Act. No delisting, suspension of trading in or cease trading order with respect to any securities of Parent and, to the Knowledge of Parent, no inquiry or investigation (formal or informal) of Parent or the public disclosure record of the Parent by any Securities Authority or the SEC, is in effect or ongoing or, to the Knowledge of Parent, is threatened or expected to be implemented or undertaken. Parent has not taken any action to cease to be a reporting issuer in any such province or to deregister the Parent Shares under the Exchange Act, nor has Parent received notification from any Canadian Securities Regulators seeking to revoke the reporting issuer status of Parent or from the SEC seeking to deregister the Parent Shares under the Exchange Act. The Parent Shares are listed and posted for trading on the Exchange. Parent is in compliance with applicable requirements of the Exchange, except where noncompliance would not result in a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Merger. Merger Sub is not a reporting issuer (or its equivalent) in any jurisdiction.
(b)Parent has timely filed or furnished all material filings required to be filed or furnished by Parent with any Governmental Authority in accordance with applicable Securities Laws or the requirements of the Exchange prior to the date of this Agreement. Each of such material filings has complied as filed in all material respects with applicable Laws as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing).
(c)As of the date of this Agreement, Parent has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings filed to or furnished with, as applicable, any Canadian Securities Regulators or the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from any Canadian Securities Regulators or the SEC with respect to any of filings by Parent and, to Parent’s Knowledge, none of Parent, Merger Sub or any filing by Parent is the subject of an ongoing audit, review, comment or investigation by any Canadian Securities Regulators, the SEC or other Governmental Authority.
Section 4.12.Taxes.
(a)Parent is presently, and upon the Closing will be, treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code.
(b)Parent has not taken and shall not take (or cause to be taken) any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
Section 4.13.No Other Representations and Warranties. The representations and warranties made by Parent, Merger Sub 1 and Merger Sub 2 contained in this Article IV constitute the sole and exclusive representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 in connection with the transactions contemplated hereby, and Holdings and the Companies understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including (a) any relating to the future or historical financial condition, results of operations, assets or liabilities of Parent, Merger Sub 1 and Merger Sub 2 or its business or operations, or (b) as to the accuracy or completeness of any information regarding Parent, Merger Sub 1 and Merger Sub 2 furnished or made available to the Companies, the Parent Share Recipients or their representatives) are specifically disclaimed by Parent, Merger Sub 1 and Merger Sub 2.

Section 4.14.Acknowledgement and Representations by Parent. Parent acknowledges and agrees that it (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Holdings Entities, and (b) has been furnished with or given full access to all information about the Holdings Entities and their respective businesses and operations as Parent and its representatives and advisors have requested. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties of Holdings and the Companies set forth in this Agreement, and Parent acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto (including, for avoidance of doubt, any Ancillary Documents), neither the Companies nor any other Holdings Entity nor any of their respective directors, officers, managers, members, employees, affiliates, Members, equity holders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Parent or any of its respective agents, representatives, lenders or affiliates prior to the execution of this Agreement, or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Holdings Entity heretofore or hereafter delivered to or made available to Parent or any of its respective agents, representatives, lenders or Affiliates.
Article V.
COVENANTS
Section 5.01.Reasonable Commercial Efforts. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date (but subject to Section 5.08):
(a)Each party will cooperate with the other parties and use its commercially reasonable efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and the Ancillary Documents and applicable Law to consummate and make effective the Mergers as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party and/or Governmental Authority necessary, proper or advisable to consummate the Mergers (including the expiration or termination of any applicable waiting period under the HSR Act) and (iii) execute and deliver such documents, certificates and other papers as a party may reasonably request to evidence the other party’s satisfaction of its obligations hereunder.
(b)Without limiting the forgoing, the parties will: (i) cooperate with one another promptly to determine whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law and (ii) cooperate in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations or approvals.
(c)Each party will keep the other party reasonably apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, each party will without limitation: (i) promptly notify the other party of, and if in writing, furnish the other party with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority with respect to the Mergers, (ii) permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority, (iii) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement, any Ancillary Document and the Mergers and (iv) furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.
Section 5.02.Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Holdings and the Companies shall (x) conduct the business of the Holdings Entities in the Ordinary Course of Business; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Holdings Entities and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the Holdings Entities. Without limiting the foregoing, from the date hereof until the Closing Date, Holdings and the Companies shall:
(a)preserve and maintain all Permits;
(b)pay debts, Taxes and other obligations when due, except as may be contested by either Company in good faith;
(c)maintain the properties and assets owned, operated or used in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(e)defend and protect their properties and assets from infringement or usurpation;
(f)perform all of their obligations, in all material respects, under all Contracts relating to or affecting its properties, assets or business, except such obligations as may be contested in good faith by the Holdings Entities;
(g)maintain its books and records in accordance with past practice;
(h)comply in all material respects with all applicable Laws; and
(i)not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 (as if set forth herein) to occur.
Section 5.03.Access to Information.
(a)From the date hereof until the Closing, Holdings and the Companies shall (i) afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Holdings Entities; (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to the Holdings Entities as Parent or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Holdings Entities to cooperate with Parent in its investigation of the Holdings Entities. Without limiting the foregoing, Holdings and the Companies shall permit Parent and its Representatives to conduct non-intrusive environmental due diligence on the Holdings Entities and the Real Property. Any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Holdings Entities. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Holdings Entities in this Agreement.
(b)The Member Representative shall hold in confidence all documents and information furnished to it in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, following Closing, the Member Representative shall be permitted to disclose information as required by Law or to advisors and representatives of the Member Representative and to Holdings and the Members, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.
Section 5.04.No Solicitation of Other Bids.
(a)Each of Holdings and each Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Holdings and each Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Holdings Entity; (ii) the issuance or acquisition of membership interests, shares of capital stock or other equity securities of any Holdings Entity; or (iii) the sale, lease, exchange or other disposition of any significant portion of any Holdings Entity’s properties or assets.
(b)In addition to the other obligations under this Section 5.04, Holdings and the Companies shall promptly (and in any event within two (2) Business Days after receipt thereof by any Holdings Entity or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)Each of Holdings and each Company agrees that the rights and remedies for noncompliance with this Section 5.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.
Section 5.05.Occidental Payments. The Parties acknowledge and agree that Holdings’ Subsidiary, New Growth Horizon, is party to that certain Asset Purchase Agreement between New Growth Horizon and Occidental (“Occidental Purchase Agreement”). Holdings’ Subsidiary, New Growth Horizon, previously submitted the necessary request with the Missouri Department of Health and Senior Services, Division of Cannabis Regulation (“DHSS”) to approve the transfer of the licenses owned by Occidental and currently managed by New Growth Horizon pursuant to that certain Management Services Agreement between New Growth Horizon and Occidental. Notwithstanding anything to the contrary contained herein, in the event Holdings and/or its Subsidiary, New Growth Horizon, obtains approval from DHSS prior to Closing to complete the acquisition of licenses pursuant to the Occidental Purchase Agreement, Parent shall ensure that it makes funds available to Holdings and/or its Subsidiary, New Growth Horizon, to pay any outstanding amounts due by New Growth Horizon to Occidental pursuant to the Occidental Purchase Agreement and if any such amount is advanced by Parent prior to Closing hereunder, it shall be deemed Assumed Indebtedness for all purposes of this Agreement, and such amount will be evidenced by a promissory note (and for avoidance of doubt, if this Agreement is terminated, such advanced amount shall be repaid pursuant to the terms of the applicable promissory note). If DHSS approval is not obtained prior to Closing, the outstanding amounts due by New Growth Horizon to Occidental pursuant to the Occidental Purchase Agreement shall remain as Assumed Indebtedness and shall be paid by Parent when required pursuant to the terms of the Occidental Purchase Agreement.
Section 5.06.Notice of Certain Events.
(a)From the date hereof until the Closing, Holdings and the Companies shall promptly notify Parent in writing of:
(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Holdings and the Companies hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;
(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting any Holdings Entity that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)Parent’s receipt of information pursuant to this Section 5.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Holdings or any Company in this Agreement (including Section 8.02 and Section 9.01) and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 5.07.Resignations. Unless otherwise requested by Parent, Holdings shall deliver to Parent written resignations, effective as of the Closing Date, of the managers and directors of the Acquired Companies.
Section 5.08.Governmental Approvals and Consents.
(a)Each party hereto shall, as promptly as reasonably practicable, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary, in each case, for the performance of its obligations pursuant to this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Each party shall reasonably cooperate with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.
(b)Each of the Companies and Parent shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.02, Section 3.03 and Section 4.02 of the Disclosure Schedules.
(c)Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:
(i)respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(ii)avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii)in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, have such Governmental Order vacated or lifted.
(d)Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, any Holdings Entity, or any of their respective Affiliates (or agree to or permit or require any Holdings Entity to do any of the foregoing); (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a material adverse effect on Parent and its Affiliates or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement or any Ancillary Document; or (iii) any material modification or waiver of the terms and conditions of this Agreement or any Ancillary Document.
Section 5.09.Directors’ and Officers’ Indemnification and Insurance.

(a)Parent, Merger Sub 1 and Merger Sub 2 agree that all rights to indemnification, advancement of expenses and exculpation by the Companies now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Companies (each a “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof, shall be assumed by the Surviving Companies in the Mergers, without further action, at the Effective Time and shall survive the Mergers and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period that would be covered thereunder, until the final disposition of such proceeding or claim.
(b)For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, the Surviving Companies (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement) (each, a “D&O Claim”), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines related to or arising under any such D&O Claim as such expenses are incurred, subject to the Surviving Companies’ receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Companies will not be liable for any settlement effected without the Surviving Companies’ prior written consent.
(c)The obligations of Parent and the Surviving Companies under this Section 5.09 shall survive the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.09 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.09 applies shall be third-party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).
(d)In the event the Surviving Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Companies, as the case may be, shall assume all of the obligations set forth in this Section 5.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Companies or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.
Section 5.10.Public Announcements. Parent, Holdings and each Company shall mutually agree on the initial press release or releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, unless otherwise required by applicable Law or stock exchange or trading market requirements (based upon the reasonable advice of counsel) or otherwise permitted by this Agreement, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, that no separate approval will be required in respect of any press release or public announcement to the extent such content is substantially replicated in a subsequent press release or other announcement or substantially consistent with a previously approved press release or announcement. Notwithstanding anything herein to the contrary, following Closing and after the initial press release, the Member Representative shall be permitted to announce that it has been engaged to serve as the Member Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 5.11.HSR Act. Without limiting the generality of anything contained in Section 5.01, each party agrees to: (a) within 10 Business Days after the execution of this Agreement, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the Mergers, (b) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act by the United States Federal Trade Commission or the United States Department of Justice and (c) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.11 to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent will be entitled to devise the strategy for all filings and communications in connection with any filing pursuant to the HSR Act or other applicable competition Law, and otherwise to direct the antitrust defense of the Mergers, or negotiations with, any Governmental Authority or other third party relating to the Mergers or regulatory filings under applicable competition Law, subject to the provisions of this Section 5.11, provided that Parent will consult and cooperate with Holdings, and consider in good faith the views of Holdings, in connection with any such antitrust defense. Holdings and the Companies will use commercially reasonable efforts to provide full and effective support of Parent in all such negotiations and other discussions or actions to the extent requested by Parent. Holdings and the Companies will not make any offer, acceptance or counteroffer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling of any matters contemplated by this Section 5.11, except as specifically requested by or agreed with Parent. Holdings and the Companies will not commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable competition Law, without the prior written consent of Parent. If any request for additional information and documents, including a “second request” under the HSR Act, is received from any Governmental Authority, then the parties will substantially comply with any such request at the earliest practicable date.
Section 5.12.Reserved.
Section 5.13.Preparation of Proxy Statement/Circular; Parent Shareholder Approval.
(a)As promptly as reasonably practicable following the date hereof, Parent shall prepare (and Holdings will reasonably cooperate with Parent in preparing) a management information circular, which will also constitute the proxy statement containing the information specified in Schedule 14A under the Exchange Act relating to the matters to be submitted to the shareholders of Parent at the Parent Shareholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement/Circular”) in compliance with all applicable Laws and in accordance with Exchange policies and Parent shall file, in all jurisdictions where the same is required to be filed, including with the Exchange (and including any preliminary filings with the SEC required to be made in accordance with applicable Laws) such Proxy Statement/Circular in accordance with applicable Laws. Parent shall use reasonable best efforts to have the preliminary Proxy Statement/Circular cleared by the SEC (and, if applicable, any other Governmental Authority) as promptly as practicable. As promptly as practicable after such clearance and other required approvals therefor, Parent shall cause the Proxy Statement/Circular and other documentation required in connection with the Parent Shareholder Meeting to be mailed or otherwise distributed to such Persons as required by applicable Laws. The Proxy Statement/Circular shall include the Parent Board Recommendation and a statement that each director and senior officer of Parent intends to vote all of their Parent Shares and, as may be applicable, any other Parent Shares in favor of the Parent Resolution and any other resolution presented at the Parent Shareholder Meeting required to give effect to this Agreement and the Mergers.
(b)Each party shall promptly advise the other party after receipt thereof of any comments (written or oral) received by such party with respect to the Proxy Statement/Circular received from the SEC, the Exchange or any of the Canadian Securities Regulators or any other Governmental Authority or their respective staff for amendments or supplements to the Proxy Statement/Circular or for additional information and shall supply each other with copies of all material correspondence between it or any of its Representatives, on the one hand, and the SEC, the Exchange or any of the Canadian Securities Regulators or any other Governmental Authority or their respective staff, on the other hand, with respect to the Proxy Statement/Circular. Each party shall use reasonable best efforts to respond promptly to any comments of the SEC, the Exchange or any of the Canadian Securities Regulators or any other Governmental Authority or their respective staff with respect to the Proxy Statement/Circular; provided, that each party will provide the other party with a reasonable opportunity to participate in preparing any proposed response by such party to any such comments.
(c)Parent shall use its reasonable best efforts to ensure that the Proxy Statement/Circular complies in all material respects with applicable Laws, the rules and regulations of the SEC and Canadian Securities Regulators or any other Governmental Authority applicable thereto, and the rules and regulations of the Exchange, and each party shall make available to the other party such information as is reasonably necessary to comply therewith, including with respect to the preparation and inclusion of any required pro forma or audited financial information.
(d)If, at any time prior to the Parent Shareholder Meeting, any information relating to any of the parties or their respective Affiliates, officers or directors is discovered by any party, and either party reasonably believes that such information is required to be or should be set forth in an amendment or supplement to the Proxy Statement/Circular so that the Proxy Statement/Circular would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by applicable Law or the rules and regulations of the SEC or any relevant Canadian Securities Regulators, an appropriate amendment or supplement describing such information, Parent shall cause to be promptly filed with the SEC and Canadian Securities Regulators (or, if applicable, any other Governmental Authority) and, to the extent required by Law, disseminated to the shareholders of Parent, provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party or otherwise affect the remedies available hereunder to any party.
(e)Parent shall use commercially reasonable efforts to obtain approval of the Exchange, including providing or submitting on a timely basis all documentation and information that is reasonably required or advisable in connection with obtaining such approvals and the Company shall provide such assistance as may be reasonably required in connection therewith. Upon reasonable request of Parent, the Company will cause its directors and executive officers who are required or requested by a Governmental Authority to deliver personal information forms under the rules of the SEC or the Exchange to complete and deliver such forms in a timely manner.
(f)Parent shall keep the Company reasonably apprised of the status of obtaining the approvals of the Exchange, SEC and Canadian Securities Regulators, and of filings with the Exchange, SEC and Canadian Securities Regulators related to, and the date and status of, the Parent Shareholder Meeting.
(g)Subject to the terms of this Agreement, following the date on which the SEC clears the Proxy Statement/Circular, Parent shall give notice of, convene and conduct a special meeting of shareholders of Parent to be called and held for, among other things, the purpose of obtaining the Parent Shareholder Approval (the “Parent Shareholder Meeting”) in accordance with Parent’s notice of articles and articles, Exchange policies and applicable Securities Laws as soon as reasonably practicable. Thereafter, subject to the terms of this Agreement, Parent shall use reasonable best efforts to solicit proxies in favor of the Parent Shareholder Approval and against any resolution submitted by a shareholder of Parent that is inconsistent with the Parent Resolution and the completion of the transactions contemplated by this Agreement and take all other actions reasonably necessary to obtain the Parent Shareholder Approval and all other matters to be brought before the Parent Shareholder Meeting intended to facilitate and complete the transactions contemplated by this Agreement.
(h)Notwithstanding the foregoing, the shareholders of Parent may authorize and approve the Parent Shareholder Approval by written consent in lieu of holding the Parent Shareholder Meeting in accordance with the rules and policies of the Exchange; however, should Parent obtain approval of the Parent Shareholder Approval by written consent of fewer than all shareholders entitled to vote on the Parent Shareholder Approval, Parent shall comply with applicable Securities Laws requiring the preparation and filing of an information statement related to the approval of the Parent Shareholder Approval, including any requirement to file a preliminary information statement related to the approval of the Parent Shareholder Approval.
(i)Without limitation of any of the foregoing, Holdings and the Companies shall cooperate with Parent as reasonably required for Parent to comply with its obligations under this Section 5.14, including by providing all necessary information in connection with obtaining the Parent Shareholder Approval. Notwithstanding anything to the contrary and for the avoidance of doubt, for purposes of this Section 5.14, the terms “party” and “parties” shall not include the Member Representative.
Section 5.15.Further Assurances. At and after the Effective Time, the officers and managers of the Surviving Companies shall be authorized to execute and deliver, in the name and behalf of the Companies or each Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Companies, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Companies any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Companies as a result of, or in connection with, the Mergers.
Section 5.14.Takeover Statutes. If any state antitakeover statute, “moratorium,” “control share acquisition,” “business combination,” “fair price” or similar statute or regulation (collectively, “Takeover Laws”) is or may become applicable to the transactions contemplated by this Agreement, the Company and its Affiliates shall use reasonable best efforts to (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any Takeover Laws on the transactions contemplated hereby.
Section 5.15.Disclosure Schedules Updates.
(a)Without limiting Section 5.06, from and after the date of this Agreement until the Closing Date, Holdings and the Companies may prepare and deliver to Parent supplements and/or amendments to the Disclosure Schedules (which may contain additional disclosures that are not in existence as of the date hereof relating to any of the provisions contained in Article III, such supplement, amendment or new Disclosure Schedule being referred to as a “Holdings Update”), with respect to matters (i) first arising or of which Holdings and the Companies first obtain knowledge after the date hereof, (ii) which were not included in the Disclosure Schedules as of the date hereof, but were matters in the Ordinary Course of Business and are in an aggregate amount for all such Company Updates pursuant to this subsection (ii) not in excess of $150,000, and each such Holdings Update shall be deemed to be an amendment to this Agreement for all purposes hereof other than for purposes of the conditions set forth in Section 8.02(a); provided that a Holdings Update pursuant to subsection (ii) above shall be deemed to be an amendment to this Agreement for purposes of the conditions set forth in Section 8.02(a); provided further that, in the event that the disclosure of the facts, circumstances and events included in such Holdings Update relate to a fact, circumstance or event having (or which could reasonably have) an adverse effect on the Holdings Companies, or their business or operations, with respect to matters updated pursuant to subsection (i) above, in an aggregate amount in excess of $500,000 for all Holdings Updates, such Holdings Update shall not be deemed to be an amendment to this Agreement. Without limiting the foregoing, Holdings and the Companies shall use commercially reasonable efforts to provide prior to the Closing a schedule of the powers of attorney with respect to Taxes described in Section 3.22(k) that will remain in effect at the Closing.
(b)From and after the date of this Agreement until the Closing Date, Parent may prepare and deliver to Holdings supplements and/or amendments to the Disclosure Schedules (which may contain additional disclosures that are not in existence as of the date hereof relating to any of the provisions contained in Article IV, such supplement, amendment or new Disclosure Schedule being referred to as a “Parent Update”), with respect to matters (i) first arising or of which Parent first obtains knowledge after the date hereof, and (ii) which were not included in the Disclosure Schedules as of the date hereof, but were matters in the Ordinary Course of Business and are in an aggregate amount for all such Parent Updates pursuant to this subsection (ii) not in excess of $150,000, and each such Parent Update shall be deemed to be an amendment to this Agreement for all purposes hereof other than for purposes of the conditions set forth in Section 8.03(a); provided that, a Parent Update pursuant to subsection (ii) above shall be deemed to be an amendment to this Agreement for purposes of the conditions set forth in Section 8.03(a); provided further that in the event that the disclosure of the facts, circumstances and events included in such Parent Update relate to a fact, circumstance or event having (or which could reasonably have) an adverse effect on Parent, Merger Sub 1, or Merger Sub 2, or their business or operations, with respect to matters updated pursuant to subsection (i) above in an aggregate amount in excess of $500,000 for all Parent Updates, such Parent Update shall not be deemed to be an amendment to this Agreement.

Section 5.16.Retention and Distribution of Parent Shares. Until the final determination of the Actual Closing Merger Consideration as contemplated in Section 2.19 (and, if applicable, payment of any Upward Adjustment Amount or Downward Adjustment Amount in respect thereof), Holdings will retain all Parent Shares issued in respect of the Closing Share Payment (the “Consideration Shares”) and not distribute or otherwise deliver any such Consideration Shares to any of its Members or any other Person to which Holdings has agreed to distribute or otherwise deliver any such Consideration Shares (each, a “Parent Share Recipient”) without Parent’s prior written consent (in Parent’s discretion which shall not be unreasonably withheld or delayed). Thereafter, any subsequent distribution of such Consideration Shares or any additional Parent Shares issued by Parent to Holdings in respect of the Total Merger Consideration under the terms of this Agreement, including the Company Earn-Out Shares and the E-Commerce Earn-Out Shares (the “Additional Shares” and, collectively with the Consideration Shares, the “Aggregate Issued Parent Shares”) shall comply with applicable securities laws and exemptions; provided that Holdings shall cause any Parent Share Recipient that would receive any such Aggregate Issued Parent Shares in connection with any such distribution or delivery to execute and deliver to Parent (i) a joinder (each, a “Joinder”) to this Agreement in the form reasonably agreed upon by Holdings and Parent (and which will contain the necessary representations and warranties, and other matters substantially equivalent to those in the Letter of Transmittal), (ii) an Investor Rights Agreement, and (iii) a Lock-Up Letter. Parent will reasonably cooperate with Holdings’ distribution of Aggregate Issued Parent Shares to the Parent Share Recipients, including, but not limited to, providing any required written consent of Parent to Holdings or the Parent Share Recipient, as applicable, allowing for such distribution in addition to any documents required by Parent’s transfer agent. Without limiting the foregoing, each Parent Share Recipient will, as a condition of receiving any such Aggregate Issued Parent Shares from Holdings, either (i) be required to make the necessary representations and warranties contained in the Letter of Transmittal to ensure compliance with applicable US federal and state securities laws or (ii) be deemed to confirm that such Parent Share Recipient is outside the United States, and will deliver any other supporting information as reasonably requested by Parent in order to confirm their status and the availability of an exemption or exclusion from the registration requirements of the Securities Act and applicable state securities laws for the transfer of such Parent Shares to such holder. In the event that, as of the time of desired transfer by Holdings of any Aggregate Issued Parent Shares under this Agreement to a Parent Share Recipient, a Parent Share Recipient does not qualify for the applicable exemptions under federal and state securities Laws required for Holdings to distribute or otherwise deliver Aggregate Issued Parent Shares to such Parent Share Recipient, then Holdings shall hold the Aggregate Issued Parent Shares on behalf of and for the benefit of such Parent Share Recipient. Holdings shall thereafter be permitted to effect transfer of such Aggregate Issued Parent Shares to such Parent Share Recipient if and to the extent permitted under applicable securities Laws, with such compliance with securities Laws demonstrated to the satisfaction of counsel to Parent, or may, after the expiration of any applicable lock up periods for such Aggregate Issued Parent Shares contemplated under the Lock-Up Letter, sell such Aggregate Issued Parent Shares as permitted under applicable securities Laws and transfer applicable proceeds to the applicable Parent Share Recipient.
Section 5.17.Holdings Restructuring. Holdings shall cause the Holdings Restructuring to be completed prior to Closing in all respects consistent with the steps set forth in the recitals.
Article VI.
TAX MATTERS
Section 6.01.Tax Covenants and Transfer Taxes.
(a)Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), and except as set forth on Section 6.01 of the Disclosure Schedules or as a result of the implementation of the Holdings Restructure in all respects consistent with the steps set forth in the recitals, prior to the Closing, the Holdings Entities shall not make, change or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Companies in respect of any Post-Closing Tax Period, in each case, outside the Ordinary Course of Business and without departure from the Holdings Entities’ historic practices and except as required by applicable Law.
(b)All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest and any real property transfer Tax and any other similar Tax) incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, shall be borne and paid equally by Parent or the Surviving Companies, on the one hand, and Holdings and the Parent Share Recipients (in accordance with their Pro Rata Shares), on the other hand, when due. Holdings and the Parent Share Recipients, as necessary, shall reasonably cooperate with Parent in connection with the filing of any Tax Returns with respect thereto as necessary.
Section 6.02.Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Holdings Entities shall be terminated as of the Closing Date. After such date, none of the Holdings Entities (or, after the Closing, the Surviving Companies) nor any of their Representatives shall have any further rights or liabilities thereunder.
Section 6.03.Tax Indemnification. Subject to Section 9.04(c) and excluding all Excluded Taxes, Holdings and the Parent Share Recipients shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Parent Indemnitees and hold them harmless from and against (a) all Taxes of any Holdings Entity and all Parent Share Recipients required to be withheld by any Holding Entity as a result of the distributions or other payments contemplated by Section 2.02(b) hereof; (b) all Taxes of the Acquired Companies for all Pre-Closing Tax Periods (including any income Taxes attributable to 280E which are, in the aggregate, in excess of the 280E Tax Reserve without duplication thereof, but subject, without duplication, to Section 6.10) including, without limitation, all Taxes arising from or relating to the Holdings Restructure; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which such Holdings Entity (or any predecessor of such Holdings Entity) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (d) any and all Taxes of any person imposed on any Holdings Entity arising under the principles of transferee or successor liability or by contract, in each case relating to an event or transaction occurring before the Closing Date; and (e) all Taxes resulting from the failure to deliver the certificate and required notice, properly completed and executed, as contemplated by Section 2.03(a) (vi) hereof (the foregoing, collectively, “Indemnified Taxes”). In each of the above cases, the term “Taxes” shall include Losses arising from or relating to such Taxes including, without limitation, the nonpayment thereof. Further, in each of the above cases, within ten (10) Business Days after payment of such Indemnified Taxes by Parent or its Affiliates, Holdings shall either (A) release to Parent an amount of cash equal to such Indemnified Taxes that are the responsibility of Holdings or the Parent Share Recipients pursuant to this Section 6.03, with any excess of the amount of Indemnified Taxes over the amount of such release to be paid, at the election of the Member Representative, by (I) directing the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded up to the nearest whole number) equal to the quotient of (1) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (2)) of the Indemnified Taxes, divided by (2) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange, as reported by Bloomberg Finance L.P., or (II) Holdings and the Parent Share Recipients paying to Parent in cash in immediately available funds in the amount of their respective Pro Rata Shares thereof, severally and not jointly, or (B) direct the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded up to the nearest whole number) in an amount of such Indemnified Taxes equal to the quotient of (I) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (II)) of such Indemnified Taxes, divided by (II) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange, as reported by Bloomberg Finance L.P.; provided, that (i) if the Member Representative elects cash payment under the foregoing clause (A)(II), and Holdings or any Parent Share Recipient does not pay any such Indemnified Taxes owed pursuant thereto within 30 days thereafter, such Person shall, at the option of Parent, have such amounts settled in Escrow Shares pursuant to the foregoing clause (A)(I) (or if the Escrow Shares are not sufficient, in accordance with the following clause (ii)), and (ii) in the event the Member Representative chooses settlement in Escrow Shares pursuant to the foregoing clauses (A)(I) or (B), but the amount of Indemnified Taxes (or amount of excess Indemnified Taxes, in the case of the foregoing clause (A)(I)) are in excess of the Escrow Shares, Holdings and the Parent Share Recipients shall transfer to Parent a number of Parent Shares (rounded up to the nearest whole share) equal to the quotient of (I) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (II)) of such remaining excess Indemnified Taxes, divided by (II) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange), as reported by Bloomberg Finance L.P., in accordance with their respective Pro Rata Shares, severally and not jointly. Notwithstanding the foregoing, any claim for indemnification by the Parent Indemnitees pursuant to Section

6.03 for Indemnified Taxes, Section 9.02(a) for any breach of a representation contained in Section 3.22, or Section 9.02(b) for any breach of a covenant, undertaking, agreement or obligation contained in this Article VI, in each case, other than those arising out of or related to 280E for Pre-Closing Tax Periods, to the extent asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party on or prior to the applicable expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. Notwithstanding anything to the contrary in this Agreement, Parent shall pay or cause to be paid pursuant to the Management Services Agreement Taxes payable by Horizon LLC following the Closing; provided that, to the extent such Taxes are the subject of any claim for indemnification by any Parent Indemnitee pursuant to Section 6.03 for Indemnified Taxes, Section 9.02(a) for any breach of a representation contained in Section 3.22 or Section 9.02(b) for any breach of a covenant contained in this Article VI, Holdings and the Parent Share Recipients shall cause to be paid and/or released to Parent an amount equal to such payments made by Parent in a manner consistent with the payment of Indemnified Taxes owed to Parent under the preceding provisions of this Section 6.03.
Section 6.04.Tax Returns.
(a)The Holdings Entities shall prepare and timely file, or cause to be prepared and timely filed, at the Holdings Entities’ expense, all Tax Returns required to be filed by the Holdings Entities that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are shown as due and payable on such Tax Returns. Holdings shall also prepare, or cause to be prepared, all income Tax Returns of the Companies for periods that end on or before the Closing Date that are due after the Closing Date (taking into account applicable extensions). Any Tax Return prepared, or caused to be prepared, by Holdings under this Section 6.04(a) shall be prepared in a manner consistent with past practice of the Holdings Entities (unless otherwise required by Law), provided, however, that (i) Holdings may file such Tax Returns by taking the position that Section 280E does not apply to Horizon LLC (including any of its predecessors), or any Acquired Company if Holdings receives a tax opinion of counsel that is reasonably acceptable to Parent, with respect to such position provided that, after the date hereof, there is no subsequent change in applicable Tax law or regulation or the interpretation thereof by official IRS guidance, or a judicial decision published by a United States federal court, including the United States Tax Court (for the avoidance of doubt, disregarding any dicta or footnotes in any such decision), in each case, that materially and adversely affects such position; and (ii) the Holdings Restructure (excluding the contribution of Arches to MSA Newco) shall be reported consistent with the Intended Restructure Tax Treatment and the conversion of NGH Investments, LLC into NGH Investments, Inc. shall be reported as a transaction that qualifies under Section 351(a) of the Code. Holdings shall submit to Parent any income Tax Return (together with schedules, statements and, to the extent requested by Parent, supporting documentation) prepared, or caused to be prepared, by Holdings at least 30 days prior to the due date (including extensions) of such Tax Return for Parent’s review and comment, and Holdings and Parent shall reach agreement on such Tax Returns prior to the filing thereof. Should Holdings and Parent disagree on any matter in any such Tax Return, Holdings and Parent shall cooperate in good faith to resolve such dispute and, to the extent Holdings and Parent are unable to resolve any such dispute, such items then-remaining in dispute shall be submitted to the Independent Accountant for resolution in accordance with the provisions of Section 2.17(c)(iii)-(v). Within ten (10) Business Days after payment by Parent (in accordance with the last sentence of this Section 6.04(a)) of Taxes due with respect to any such income Tax Return that relates to Pre-Closing Tax Periods ending on or before the Closing Date, but only to the extent such Taxes due were not treated as a liability or otherwise taken into account in the calculation of the Closing Working Capital or the Actual Closing Merger Consideration, Holdings shall cause to be paid and/or released such amounts to Parent in a manner consistent with the payment of Indemnified Taxes owed to Parent under Section 6.03 hereof. Notwithstanding anything to the contrary in the Management Services Agreement, Parent shall pay or cause to be paid pursuant to the Management Services Agreement Taxes payable by Horizon LLC following the Closing with respect to all Tax Returns of the Companies that are due after the Closing Date (taking into account applicable extensions) for periods that end on or before the Closing Date subject to Holdings’ indemnification obligations in accordance with the immediately preceding sentence.
(b)For U.S. federal and applicable state and local income tax purposes, as a result of the Merger, the taxable year of the Companies shall end on the Closing Date and the Companies shall become a member of the consolidated group of which Parent is the common parent beginning on the date following the Closing Date. Parent shall, at its expense, other than Tax Returns that are governed by Section 6.04(a), prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Acquired Companies that are due after the Closing Date. Any such Tax Returns shall be prepared in a manner consistent with past practice of the Acquired Companies (unless otherwise required by Law) and consistent with the Intended Restructure Tax Treatment, and, if it is an income or other material Tax Return, shall be submitted by Parent to Member Representative (together with schedules, statements and, to the extent requested by Member Representative, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return for Member Representative’s review and comment. Parent shall consider Member Representative’s comments in good faith. The parties agree to treat any Transaction Tax Deductions as deductible in the Pre-Closing Tax Period ending on the Closing Date to the extent supported by a “more likely than not” or higher reporting basis. The parties shall cooperate in good faith to resolve any dispute regarding all such Tax Returns, and to the extent Parent and Member Representative are unable to resolve all disputes with respect to any such Tax Return, such items remaining in dispute shall be submitted to the Independent Accountant for resolution in accordance with the provisions of Section 2.17(c)(iii)-(v). The preparation and filing of any Tax Return of the Acquired Companies that does not relate in whole or in part to a Pre-Closing Tax Period shall be exclusively within the control of Parent. Within ten (10) Business Days after payment by Parent of Taxes due with respect to the filing of any such Tax Return that relates to Pre-Closing Tax Periods, but only to the extent such Taxes due were not Excluded Taxes, Parent shall pay or cause to be paid such Taxes to the appropriate taxing authority, and Holdings and the Parent Share Recipients shall cause to be paid and/or released to Parent the amount of Taxes shown as due on such Tax Return that are attributable to a Pre-Closing Tax Period (to the extent such Taxes due are not Excluded Taxes) in a manner consistent with the payment of any Indemnified Taxes owed to Parent under Section 6.03. Notwithstanding anything to the contrary in the Management Services Agreement, Parent shall pay or cause to be paid pursuant to the Management Services Agreement Taxes payable by Horizon LLC following the Closing with respect to all Tax Returns of the Companies that are due after the Closing Date (taking into account applicable extensions) for periods that end on or before the Closing Date subject to Holdings’ indemnification obligations in accordance with the immediately preceding sentence.
Section 6.05.Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are allocable to the portion of such Straddle Period ending on the Closing Date for purposes of this Agreement shall be:
(a)in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; provided that any transactions or events undertaken, or caused to be undertaken, by Parent that are outside the Ordinary Course of Business and occur after the Closing on the Closing Date (other than any transactions or events taken pursuant to this Agreement) will be treated for all purposes under this Agreement as occurring in the portion of the Straddle Period beginning after the Closing Date; and
(b)in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 6.06.Contests. Parent shall give prompt written notice to Holdings and Member Representative (and in all events, within twenty (20) days of the receipt thereof) of the receipt of any written notice by the Surviving Companies, Parent or any of Parent’s Affiliates (including, without limitation, the other Holdings Entities), which involves the assertion of any claim, or the commencement of any Action relating to Taxes in respect of which an indemnification claim may be made by any Parent Indemnitee pursuant to this Agreement (a “Tax Claim”); provided, that failure to comply with such notice provision shall not affect Parent’s right to indemnification hereunder, except to the extent that Holdings and the Parent Share Recipients are materially prejudiced thereby. Holdings or Member Representative shall control the contest or resolution of any Tax Claim relating to any income Tax Returns of any Holdings Entity for periods that end on or before the Closing Date (other than a Tax Claim relating to 280E and which also relates to one or more income Tax Return(s) of Parent or one or more of Parent’s Affiliates, a “Combined Tax Claim”); provided, however, that (i) Member Representative or Holdings, as applicable, shall provide Parent copies of all written correspondence related to such Tax Claim and otherwise keep Parent apprised of all material developments with respect to any Tax Claim, (ii) Holdings or Member Representative shall obtain the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim, and (iii) Parent shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Parent. Parent shall control the contest or resolution of any other Tax Claim including, without limitation, a Combined Tax Claim; provided, however, that (i) Parent shall provide Member Representative copies of all written correspondence related to such Tax Claim and otherwise keep Member Representative apprised of all material developments with respect to any Tax Claim, (ii) Parent shall obtain the prior written consent of Member Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim, and (iii) Holdings or Member Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Holdings.
Section 6.07.Cooperation and Exchange of Information. Holdings shall use its reasonable best efforts to provide Parent, prior to the Closing Date but effective as of the Closing Date, with customary representations and warranties in form and substance reasonably necessary or appropriate for Parent to comply with Section 2.22 hereof. The Member Representative, Holdings, the Surviving Companies and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Acquired Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Holdings, the Surviving Companies and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of each Acquired Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of each Acquired Company for any taxable period beginning before the Closing Date, Holdings, the Surviving Companies or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
Section 6.08.[Reserved].
Section 6.09.Section 280E of the Code. The parties acknowledge and agree that the Holdings Entities are engaged in the cannabis industry in the State of Missouri, which includes, as applicable, the businesses of operating licensed cannabis dispensaries, which includes the adult-use retail and medical sale of cannabis, and the cultivation, distribution and manufacturing of cannabis, which is currently classified as a Schedule I controlled substance under Section 812 of the Controlled Substances Act. As a result, for U.S. federal income tax purposes, the Holdings Entities are currently subject to Section 280E of the Code (“280E”).
Section 6.10.Survival; Limited 280E Survival. The provisions of this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. Notwithstanding the preceding sentence or Section 9.01 to the extent related to the survival period for representations in Section 3.22, any claim for indemnification by the Parent Indemnitees pursuant to Section 6.03 for Indemnified Taxes or Section 9.02(a) for any breach of a representation contained in Section 3.22, in each case, arising out of or related to 280E for Pre-Closing Tax Periods in excess of the 280E Tax Reserve shall be made on or prior to the date that is three (3) years from the Closing Date; provided that if New Horizon files one or more amended Tax Return(s) containing a change in position with respect to the applicability of 280E for a Pre-Closing Tax Period, the three (3) year period contained in this Section 6.10 shall be extended until the date that is three (3) years from the date of filing such amended Tax Return(s); provided further, that any such claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party on or prior to such three-year anniversary (as may be extended pursuant to the terms hereof) shall not thereafter be barred by the expiration of the relevant survival period and such claims shall survive until finally resolved.
Section 6.11.Precedence. Notwithstanding anything to the contrary in this Agreement, Section 6.06 shall govern with respect to Tax Claims and, to the extent that any obligation or responsibility pursuant to Article IX may conflict with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Section 6.12.Refunds. All refunds of Taxes of a Holdings Entity attributable to any Tax Return filed by or with respect to an Acquired Company or Horizon LLC (or any of its predecessors) for a Pre-Closing Tax Period (net of any documented, out-of-pocket expenses of Parent or its Affiliates (including the Surviving Corporation) reasonably incurred to obtain such refund and net of any portion of such Tax refund that is attributable (as determined on a with and without basis) to the carryback of a Tax attribute (including a net operating loss, net capital loss, foreign tax credit, or research and development credit) arising in a Post-Closing Tax Period) (a “Pre-Closing Tax Refund”), shall be the property of Holdings. All Pre-Closing Tax Refunds received by Horizon LLC shall be deposited in the account of Merger Sub 2 as agent of Horizon LLC to be held subject to the terms of this Section 6.12 unless and until such amounts are no longer subject to offset against, or retention by Parent in connection with, an indemnification claim by a Parent Indemnitee pursuant to the terms of this Section 6.12 (or, to the extent such Pre-Closing Tax Refund relates to 280E, until the expiration of the statute of limitations for an audit, review or other examination of such Tax Return underlying such 280E Pre-Closing Tax Refund by the applicable Governmental Authority (or the conclusion of any such audit, review or examination) all pursuant to the terms of this Section 6.12). To the extent such Pre-Closing Tax Refunds are subject to an indemnification claim by a Parent Indemnitee pursuant to the terms of Section 6.03, Merger Sub 2 shall be entitled to retain such amount. Promptly upon receipt of any Pre-Closing Tax Refund (other than a 280E Pre-Closing Tax Refund), and in no event later than ten (10) Business Days after such receipt by Parent or its Affiliates (including the Surviving Companies), Parent shall, at its sole option, pay the amount of such Pre-Closing Tax Refund to Holdings by (x) wire transfer of immediately available funds, or (y) issuance of Parent Shares (rounded up to the nearest whole number) equal to the quotient of (A) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (B)) of the Pre-Closing Tax Refund, divided by (B) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such issuance on the Exchange, as reported by Bloomberg Finance L.P.; provided that, for any such refund, if at the time such Pre-Closing Tax Refund would otherwise be payable to Holdings pursuant to this Section 6.12, without limiting the applicability of any survival periods or other limitations on the indemnification obligations pursuant to Section 6.03 or Article IX, it has been agreed or finally adjudicated that Parent Indemnitee is entitled to indemnification for a Loss under Section 6.03 or Article IX, Parent may retain such Pre-Closing Tax Refund, or a portion thereof, in the amount of such Loss, and the indemnification obligations under Section 6.03 and Article IX with respect to such Loss shall be reduced by the amount of such Pre-Closing Tax Refund retained pursuant to this Section 6.12. The amount of any Pre-Closing Tax Refund arising from any 280E Liability due to Holdings under this Section 6.12, including, without limitation, any such Pre-Closing Tax Refund arising from the Acquired Companies’ filing of amended federal income Tax Returns for any Pre-Closing Period (a “280E Pre-Closing Tax Refund”), shall be retained and held by the Surviving Companies until the expiration of the statute of limitations for an audit, review or other examination of such Tax Return underlying such 280E Pre-Closing Tax Refund by the applicable Governmental Authority (or the conclusion of any such audit, review or examination) (each, a “Refund Holding Period”), at which time the amount of such 280E Pre-Closing Tax Refund, less any 280E Liability determined to be payable in connection with such 280E Pre-Closing Tax Refund taking into account any then-remaining 280E Tax Reserve and any other cash reserve specifically designated as being a reserve solely for unpaid Taxes, or other amounts payable in connection with any such audit, review or examination (the “Net Pre-Closing Tax Refund”), shall be (a) applied to the calculation and determination of the Earnout Amount and Forfeiture Amount and permanently retained by Parent and its Affiliates, or (b) to the extent that the Earnout Amount and Forfeiture Amount have previously been calculated and determined, paid not later than ten (10) Business Days after the expiration of the Refund Holding Period, by Parent to Holdings of the Net Pre-Closing Tax Refund by either, at Parent’s sole option, (x) wire transfer of immediately available funds, or (y) issuance of Parent Shares (rounded up to the nearest whole number) equal to the quotient of (A) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (B)) of the Net Pre-Closing Tax Refund, divided by (B) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such issuance on the Exchange, as reported by Bloomberg Finance L.P. Parent shall, and shall cause each applicable Acquired Company to, reasonably cooperate with Holdings in filing any amended Tax Return with respect to New Horizon as necessary to claim Tax refunds, credits or other recoveries (including filing amended Tax Returns), it being acknowledged and agreed that the filing of such amended Tax Returns shall be solely within the control of Holdings and that Holdings may file such amended Tax Returns by taking the position that Section 280E does not apply to New Horizon (including any of its predecessors), or any Acquired Company if Holdings receives a tax opinion of counsel that is reasonably acceptable to Parent, with respect to such position, which opinion shall be based on the then applicable Tax law, including any statutes, regulations, and any interpretation of the forgoing by official IRS guidance, or a judicial decision published by a United States federal court, including the United States Tax Court (for the avoidance of doubt, disregarding any dicta or footnotes in any such decision).

Section 6.13.Prohibited Actions. Without the prior written consent of Holdings (which shall not be unreasonably withheld, conditioned, or delayed), following the Closing, Parent and its Affiliates (including the Surviving Companies) shall not (i) amend any previously filed Tax Return of an Acquired Company or waive or extend any statute of limitations period in respect of any Tax or Tax Return of the Acquired Companies for any Pre-Closing Tax Period, (ii) make or change any Tax election of an Acquired Company that would have the effect of increasing Taxes owed by the Acquired Company for a Pre-Closing Tax Period, or (iii) initiate discussions or examinations (including any voluntary disclosure proceedings) with any taxing authority regarding Taxes or Tax Returns of the Acquired Companies with respect to Pre-Closing Tax Periods. Parent and its affiliates shall not make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.
Section 6.14.Cash Limitation. Notwithstanding anything to the contrary in this Agreement, the total amount of any and all cash consideration payable by Parent to or for the benefit of Holdings in connection with the Merger (including, without limitation, pursuant to Sections 2.17(d), 2.19, 6.12, and any cash payments by Parent in respect of the Dissenting Shares, if any) shall at no time exceed 49% of the fair market value of the Closing Share Payment (determined in accordance with Treasury Regulations Section 1.368-1(e)) and all other Parent Shares actually issued to Holdings as additional consideration in the Merger.
Article VII.
[RESERVED]
Article VIII.
CONDITIONS TO CLOSING
Section 8.01.Conditions to Obligations of All Parties. The obligations of each party to consummate the Mergers and the other transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver, to the extent permitted by Law), at or prior to the Closing, of each of the following conditions:
(a)Parent Shareholder Approval shall have been obtained and shall be valid and in full force and effect.
(b)Filings of Parent and Holdings pursuant to the HSR Act if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(c)No Governmental Authority of competent jurisdiction shall have commenced, and not terminated or withdrawn, any Action against Parent, Merger Sub 1, Merger Sub 2 or any Holdings Entities for the purpose of obtaining any Governmental Order that would have the effect of making the consummation of the Mergers or the other transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(d)No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order after the date of this Agreement, and no Law shall have been enacted or promulgated after the date of this Agreement, in each case, which is in effect and has the effect of making the consummation of the Mergers or the other transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, other than Federal Cannabis Laws.
(e)Parent shall have closed an equity investment in Parent from various investors in an aggregate amount at least equal to $75 million.
(f)Holdings, the Companies or Parent, as applicable, shall have received the Regulatory Consents, and Parent shall have received all required consents, authorizations, orders and approvals from the Governmental Authorities with respect to Parent Cannabis Laws and the Missouri Cannabis Laws referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to the other party, and no such consent, authorization, order and approval shall have been revoked.
(g)The Holdings Restructuring shall have been completed in accordance with Section 5.19.

Section 8.02.Conditions to Obligations of Parent, Merger Sub 1 and Merger Sub 2. The obligations of Parent, Merger Sub 1 and Merger Sub 2 to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment (or Parent’s waiver, to the extent permitted by Law), at or prior to the Closing, of each of the following additional conditions:
(a)Other than the representations and warranties of Holdings and the Companies contained in Section 3.01, Section 3.02, Section 3.04, Section 3.06 and Section 3.25, the representations and warranties of Holdings and the Companies contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and, subject to Section 5.17(a)(ii), on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date shall be so true and correct as of such date). The representations and warranties of Holdings and the Companies contained in Section 3.01, Section 3.02, Section 3.04, Section 3.06 and Section 3.25 shall be true and correct in all respects (other than de minimis inaccuracy) on and as of the date hereof and, subject to Section 5.17(a)(ii), on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).
(b)Holdings and the Companies shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by Holdings and the Companies prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Holdings and the Companies shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)The Holdings Entities’ licenses set forth on Section 8.02(c) of the Disclosure Schedules shall each be valid and in full force and effect, with no violations having been experienced, noted or recorded, which violations have not been cured to the satisfaction of Parent in its sole discretion as of the Closing Date, and no Proceeding pending or threatened to revoke or limit such licenses on the Closing Date.
(d)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(e)Holdings or the Companies shall have delivered each of the closing deliverables set forth in Section 2.03(a).
(f)The Acquired Companies shall have Cash in an amount not less than the Minimum Cash Amount.
(g)The Exchange Approval shall have been received.
(h)Holdings shall have delivered to Parent a Letter of Transmittal properly completed and duly executed by Holdings with respect to all the Shares).
(i)The Third Party Consents shall have been received in form and substance reasonably satisfactory to Parent, and no such consent, authorization, order and approval shall have been revoked.
Section 8.03.Conditions to Obligations of Holdings and the Companies. The obligations of Holdings and the Companies to consummate the Mergers and the other transactions contemplated by this Agreement shall be subject to the fulfillment (or Holding’s or a Company’s waiver, to the extent permitted by Law), at or prior to the Closing, of each of the following additional conditions:
(a)Other than the representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 contained in Section 4.01, Section 4.04 and Section 4.07, the representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and, subject to Section 5.17(b)(ii), on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be so true and correct as of such date). The representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 contained in Section 4.01, Section 4.04 and Section 4.07 shall be true and correct in all respects (other than de minimis inaccuracy) on and as of the date hereof and, subject to Section 5.17(b)(ii), on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be so true and correct as of such date).
(b)Parent, Merger Sub 1 and Merger Sub 2 shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent, Merger Sub 1 and Merger Sub 2 shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).
(d)From the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.
(e)John Pennington shall have been appointed by the board of directors of Parent as a director.
(f)John Mazarakis shall have been appointed by the board of directors of Parent as, and shall be serving as of Closing as, Chief Executive Officer and Co-Executive Chairman of Parent.
(g)Holdings shall have received satisfactory evidence that the CA Credit Agreement has been transferred to MSA Newco and NGH.
(h)Upon the closing of the transactions contemplated by this Agreement, Parent shall be, and will continue to be, treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code.
Article IX.
INDEMNIFICATION
Section 9.01.Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing until the date that is 12 months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.22, Section 3.25, Section 4.01, Section 4.02, Section 4.04, Section 4.07 and Section 4.12 (collectively, the “Fundamental Representations”) shall survive Closing until the expiration of the applicable statute of limitations plus 60 days except as expressly otherwise set forth in Section 6.10. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to the survival periods specified in Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein; provided, that the covenant with respect to indemnification for Closing Indebtedness set forth in Section 9.02(g) shall survive the Closing for twenty-four (24) months. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 9.02.Indemnification By Holdings and the Parent Share Recipients. From and after the Closing, subject to the other terms and conditions of this Article IX, Holdings and the Parent Share Recipients, severally and not jointly (in accordance with their Pro Rata Shares, provided that, notwithstanding anything to the contrary set forth herein or in any Ancillary Document, for all breaches or defaults of any individual Parent Share Recipient’s representations, warranties, covenants or agreements, the indemnification obligations of each Parent Share Recipient to the Parent Indemnitees shall be specific to such Parent Share Recipient in breach or default of any such representations, warranties, covenants or agreements), shall indemnify and defend each of Parent and its Affiliates

(including the Acquired Companies) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of the Companies, Holdings or any Parent Share Recipient contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Companies, Holdings, or the Member Representative pursuant to this Agreement;
(b)any breach, violation or non-fulfillment of any covenant, agreement or obligation to be performed by Holdings, any Parent Share Recipient, the Companies (if before or at the Closing), the Member Representative (if after the Closing) or any Member pursuant to this Agreement or in any certificate or instrument delivered by or on behalf of Holdings, the Companies, any Parent Share Recipient, the Member Representative or any Member pursuant to this Agreement;
(c)any claim made by any Parent Share Recipient relating to such Person’s rights with respect to distribution or other delivery by Holdings to any such Person of any portion of the Total Merger Consideration;
(d)any claims of any Member under the Company Charter Documents of Holdings or any claims of any Parent Share Recipient that the appointment of the Member Representative, or any indemnification or other obligations of such Parent Share Recipient under this Agreement or any Ancillary Document, is or was not enforceable against such Parent Share Recipient;
(e)any amounts paid or required to be paid by Parent or any of its Affiliates (including the Acquired Companies) pursuant to Section 5.09;
(f)the Holdings Restructuring; or
(g)any Transaction Expenses or Closing Indebtedness to the extent not paid or satisfied by the Companies at or prior to the Closing, or if paid by Parent, Merger Sub 1 or Merger Sub 2 at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration.
Section 9.03.Indemnification By Parent. From and after the Closing, subject to the other terms and conditions of this Article IX, Parent shall indemnify and defend Holdings and its Affiliates and their respective Representatives (collectively, the “Holdings Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Holdings Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Parent, Merger Sub 1 and Merger Sub 2 contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent, Merger Sub 1 or Merger Sub 2 pursuant to this Agreement; or
(b)any breach, violation or non-fulfillment of any covenant, agreement or obligation to be performed by Parent, Merger Sub 1 or Merger Sub 2 pursuant to this Agreement.
Section 9.04.Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 (and, with respect to Section 9.04(c), Section 6.03) shall be subject to the following limitations and additional provisions:
(a)Except as set forth in Section 9.04(c), Holdings and the Parent Share Recipients shall not be liable to the Parent Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds an amount equal to $463,101 (the “Deductible”), in which event Holdings and the Parent Share Recipients shall be required to pay or be liable for all such Losses in excess of the Deductible. Except as set forth in Section 9.04(c), the aggregate amount of all Losses for which Holdings and the Parent Share Recipients shall be liable pursuant to Section 9.02(a) shall not exceed an amount equal to $9,262,024

(the “Cap”) (except for (i) any Losses related to any inaccuracy in or breach of any Fundamental Representations, which are subject to the limitation set forth in Section 9.04(c), and (ii) any Losses on the part of the Parent Indemnitee claiming indemnification hereunder resulting from Fraud, intentional misrepresentations and intentional misconduct, which shall not be subject to the Cap).
(b)Except as set forth in Section 9.04(c), Parent shall not be liable to the Holdings Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Deductible, in which event Parent shall be required to pay or be liable for all such Losses in excess of the Deductible. Except as set forth in Section 9.04(c), the aggregate amount of all Losses for which Parent shall be liable pursuant to Section 9.03(a) shall not exceed the Cap (except for any Losses on the part of a Holdings Indemnitee claiming indemnification hereunder resulting from Fraud, intentional misrepresentations and intentional misconduct, which shall not be subject to the Cap).
(c)Notwithstanding anything to the contrary herein, (i) the limitations set forth in Section 9.04(a) and Section 9.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, (ii) the aggregate amount of all Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, for which Holdings and the Parent Share Recipients shall be liable pursuant to Section 9.02(a), or for which Parent shall be liable pursuant to Section 9.03(a), shall not exceed one hundred percent (100%) of the Actual Closing Merger Consideration, (iii) in no event shall Holdings’ and the Parent Share Recipients’ liability pursuant to Article VI and this Article IX exceed the value (as if such amounts were all received as of Closing) of the Actual Closing Merger Consideration that Holdings and the Parent Share Recipients actually receive, and (iv) in no event shall Holdings or any Parent Share Recipient’s liability pursuant to Article VI and this Article IX exceed the value (as if such amounts were all received as of Closing) of its Pro Rata Share of the Actual Closing Merger Consideration that Holdings actually received and did not distribute to the Parent Share Recipients or that any such Parent Share Recipient actually received.
(d)Notwithstanding anything to the contrary elsewhere in this Agreement, for purposes of calculating the amount of any Losses with respect to any inaccuracy in or breach of any representation or warranty related to Arches, the amount of such Losses shall first be multiplied by the Company Arches Percentage before determining what amounts are otherwise indemnifiable pursuant to Section 9.02, which resulting amounts shall remain subject to the other limitations set forth in this Section 9.04.
(e)For purposes of this Section 9.04, in determining the existence of an inaccuracy in or a breach of any representation or warranty and for purposes of calculating the amount of any Losses with respect to any inaccuracy in or breach of any representation or warranty, the amount of such Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(f)Any indemnification payment required under this Article IX shall be adjusted for the amount of any Losses that are actually recovered from any insurance proceeds (net of cost of enforcement and collection of insurance proceeds and deductibles and increases in insurance premiums) and any indemnity, contribution or similar payment received by the Indemnified Party in respect of any such Losses. Each party shall use commercially reasonable efforts to assert a claim where coverage for such claim may be available pursuant to applicable existing insurance policies; provided, that neither Parent Indemnitees nor Holdings Indemnitees will have any obligation to have any claims under such insurance policies finally resolved prior to making a claim for indemnification hereunder.
(g)No party shall be entitled to (i) double recovery for any indemnifiable Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement or (ii) recover any Losses with respect to Excluded Taxes or, without duplication, any amounts to the extent such amounts were treated as liabilities or were otherwise specifically taken into account in computing the Total Merger Consideration.
(h)Nothing in this Agreement is intended to limit any obligation under applicable Law with respect to mitigation of damages.

Section 9.05.Indemnification Procedures. The party making a claim under this Article IX (whether Parent or Holdings) is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party” (whether Parent, Holdings, or any Parent Share Recipients). Any payment received by Holdings as the Indemnified Party shall be distributed to the Parent Share Recipients in accordance with this Agreement. For purposes of this Section 9.05, if Holdings is the Indemnified Party or if any Parent Share Recipients comprise the Indemnifying Party, then in each such case all references to such Indemnified Party or Indemnifying Party, as the case may be, (except for provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Member Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable.
(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement (or a Parent Share Recipient) or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, written notice shall promptly be given (but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim) to the Member Representative if the Third Party Claim is being made or brought against a Parent Indemnitee, and to Parent if the Third Party Claim is being made or brought against a Holdings Indemnitee. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise adversely impacted thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Holdings or a Parent Share Recipient, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (w) for which the Indemnified Party has been reasonably advised by counsel that there exists a reasonable likelihood of a conflict of interest between the Indemnified Party and the Indemnifying Party, (x) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Holdings Entities, (y) that seeks an injunction or other equitable relief against the Indemnified Parties or (z) that is with respect to a criminal action against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if the Indemnified Party has been reasonably advised by counsel that (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to (or is not permitted to, as set forth above) assume the defense of, compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, settle and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Member Representative, Holdings, each Parent Share Recipient, and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially and adversely impacted thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have accepted such claim.
Section 9.06.Setoff. Without limiting any other provision of this Article IX or any rights of setoff or other similar rights that an Indemnified Party may have at common law, (i) Parent will have the right to set-off, withhold and deduct, in accordance with this Section 9.06, from any payment of any Earn-Out Amount due to Holdings or a Parent Share Recipient hereunder, such Person’s Pro Rata Share of any Losses determined, by final, non-appealable adjudication, to be owed by such Person to a Parent Indemnitee pursuant to such Parent Indemnitee’s right to indemnification set forth in Article VI or this Article IX (or to which the Member Representative otherwise acknowledges is agreed to as an indemnifiable Loss, and the Member Representative will be deemed to agree to indemnifiable Losses in respect of any Third Party Claim for which a Parent Share Recipient or Holdings has assumed the defense as an Indemnifying Party); provided that Parent may set-off, withhold and deduct from any Earn-Out Amount any Losses or other amounts actually paid by Parent, the Surviving Corporation, or any Parent Indemnitee to (a) a D&O Indemnified Party in respect of a D&O Claim (including any payments or reimbursements in respect of any such D&O Indemnified Party’s fees or expenses in connection with any such D&O Claim) indemnifiable under Section 9.02(f) and (b) any Person in respect of any of the matters that are indemnifiable as set forth in Section 9.02(c) and 9.02(d), and the Member Representative, Holdings, and each Parent Share Recipient will be deemed to accept the foregoing set-offs, withholdings, or deductions, set forth in (a) and (b) above, and no such set-off, withholding, or deduction set forth in (a) and (b) above shall be subject to any requirement to obtain a final, non-appealable adjudication (including as set forth in subsection (ii) of this sentence), in each case subject in all respects to the applicable limitations and other provisions set forth herein, including, without limitation (as applicable), Section 5.09, Article VI and this Article IX, and (ii) with respect to any matters for which the foregoing clause (i) does not apply, to the extent that a Parent Indemnitee suffers Losses or incurs any other amounts to which a Parent Indemnitee reasonably believes such Parent Indemnitee is entitled to indemnification under Article VI or this Article IX, Parent shall be entitled to submit (on behalf of the Parent Indemnitee) a notice of such good faith claim (each, a “Set-Off Claim”) thereof to the Member Representative. Any Set-Off Claim shall be resolved in accordance with the procedures set forth in Article VI or this Article IX, as applicable, depending on the nature of the underlying claim; provided that in the event that Parent is unable to resolve any timely objections made by the Member Representative to such Set-Off Claim within thirty (30) days following the delivery of the notice of such Set-Off Claim, then Parent or the applicable Parent Indemnitee may seek judicial determination of such claim and upon a final, non-appealable determination of such Set-Off Claim (or upon agreement of the Member Representative), may set-off, withhold, and deduct such finally determined Losses and other amounts against the Earn-Out Amount. For the avoidance of doubt, (a) Parent may hold back and delay the issuance and delivery of any Earn-Out Shares in respect of any Earn-Out Amount that is subject to a Set-Off Claim pending final determination thereof (or agreement of the Member Representative) pursuant to subsection (ii) of the previous sentence, and (b) Parent shall issue and deliver to Holdings any Earn-Out Shares in respect of any Earn-Out Amounts (i) that are not subject to a Set-Off Claim pursuant to and in accordance with the terms and conditions of this Agreement, and (ii) that are subject to a Set-Off Claim that are finally determined to be issuable to Holdings promptly following their final determination pursuant to subsection (ii) of the previous sentence.
Section 9.07.Payments; Recovery.

(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or such final, non-appealable adjudication by the methods set forth in Section 9.07(b)). The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from the expiration of such 15 Business Day period at a rate per annum equal to the lesser of (1) the Prime Rate then in effect plus two percent (2%) per annum, or (2) ten percent (10%) per annum. Such interest shall be non-compounding and calculated daily on the basis of a 365 day year and the actual number of days elapsed.
(b)Without limitation of Section 9.06, any Losses determined to be payable to a Parent Indemnitee pursuant to Article IX shall be satisfied, at the election of Holdings and/or the Member Representative, as follows: Holdings shall release to Parent the amount of such Losses, with any excess of the foregoing amounts over the amount of such release to be paid, at the election of Holdings and/or the Member Representative, by (A) directing the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded up to the nearest whole share) equal to the quotient of (I) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (II)) of such amounts, divided by (II) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange), as reported by Bloomberg Finance L.P., or (B) Holdings and the Parent Share Recipients, severally and not jointly (in accordance with their Pro Rata Shares), to Parent in cash in immediately available funds the amount of their respective Pro Rata Shares thereof, severally and not jointly; provided, that (x) if Holdings and/or the Member Representative elects cash payment under the foregoing clause (B), and Holdings or any Parent Share Recipient does not pay any such excess amounts owed pursuant thereto within 30 days thereafter, such Person shall, at the option of Parent, have such amounts settled in Escrow Shares pursuant to the foregoing clause(A) (or if the Escrow Shares are not sufficient, in accordance with the following clause (y)), and (y) in the event Holdings and/or the Member Representative chooses settlement in Escrow Shares pursuant to the foregoing clause (A) but the foregoing amounts are in excess of the Escrow Shares, Holdings and the Parent Share Recipients shall transfer to Parent a number of Parent Shares (rounded up to the nearest whole share) equal to the quotient of (I) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (II)) of such remaining excess, divided by (II) the 20-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange), as reported by Bloomberg Finance L.P., in accordance with their respective Pro Rata Shares, severally and not jointly.
Section 9.08.Tax Treatment of Indemnification Payments. To the extent permitted by applicable Law, the parties agree to treat all payments made under this Article IX, or under any other indemnity provision contained in this Agreement, as adjustments to the Total Merger Consideration for all Tax purposes.
Section 9.09.Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.
Section 9.10.Exclusive Remedies. Subject to Section 2.17, Section 2.19, Section 11.01, and Section 11.12, the parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud, intentional misrepresentation or intentional misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the provisions set forth in Article VI and this Article IX. Nothing in this Section 9.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud, intentional misrepresentation or intentional misconduct.

Article X.
TERMINATION
Section 10.01.Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Holdings and Parent; or
(b)by Parent by written notice to Holdings if:
(i)neither Parent, Merger Sub 1 nor Merger Sub 2 is then in material breach of any provision of this Agreement such that the conditions specified in Section 8.03(a) or Section 8.03(b) would not be satisfied and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Holdings or the Companies pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.02(a) or Section 8.02(b) and, to the extent curable, such breach, inaccuracy or failure has not been cured by Holdings or the Companies within 30 days of Holdings’ receipt of written notice of such breach from Parent;
(ii)the Closing shall not have occurred by February 28, 2026 (the “Outside Closing Date”); provided, that the right of Parent to terminate this Agreement under this Section 10.01(b)(ii) shall not be available to Parent if Parent’s failure to perform or comply with any of its covenants or agreements hereof in any material respect has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Closing Date;
(iii)(A) all of the conditions set forth in Section 8.01 and Section 8.03 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing, but which are capable of being satisfied as of the date of termination of this Agreement pursuant to this Section 10.01(b)(iii)), (B) Parent has given irrevocable written notice to Holdings that all the conditions set forth in Section 8.02 have been satisfied or waived (other than those conditions which by their terms or nature are to be satisfied at the Closing, but which are capable of being satisfied as of the date of termination of this Agreement pursuant to this Section 10.01(b)(iii)) and it is ready, willing, and able to consummate the Closing, and (C) Holdings has failed to consummate the transactions contemplated by this Agreement on or prior to the date which is two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 2.02; or
(c)by Holdings by written notice to Parent if:
(i)neither Holdings nor the Companies are then in material breach of any provision of this Agreement such that the conditions specified in Section 8.02(a) or Section 8.02(b) would not be satisfied and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent, Merger Sub 1 or Merger Sub 2 pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.03(a) or Section 8.03(b) and, to the extent curable, such breach, inaccuracy or failure has not been cured by Parent, Merger Sub 1 or Merger Sub 2 within 30 days of Parent’s or Merger Sub’s receipt of written notice of such breach from Holdings;
(ii)the Closing shall not have occurred by the Outside Closing Date; provided, that the right of Holdings to terminate this Agreement under this Section 10.01(c)(ii) shall not be available to Holdings if Holdings’ or the Companies’ failure to perform or comply with any of its covenants or agreements hereof in any material respect has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Closing Date;
(iii)(A) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing, but which are capable of being satisfied as of the date of termination of this Agreement pursuant to this Section 10.01(c)(iii)), (B) Holdings has given irrevocable written notice to Parent that all the conditions set forth in Section 8.03 have been satisfied or waived (other than those conditions which by their terms or nature are to be satisfied at the Closing, but which are capable of being satisfied as of the date of termination of this Agreement pursuant to this Section 10.01(c)(iii)) and it is ready, willing, and able to consummate the Closing, and (C) Parent has failed to consummate the transactions contemplated by this Agreement on or prior to the date which is two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 2.02; or
(d)by Parent or Holdings if:
(i)any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order after the date of this Agreement, or any Law shall have been enacted or promulgated after the date of this Agreement, in each case, which is in effect and has the effect of making the consummation of the Mergers or the other transactions contemplated by this Agreement illegal (other than Federal Cannabis Laws), otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, and in the case of a Governmental Order, such Governmental Order shall have become final and non-appealable; or
(ii)the Parent Shareholder Approval shall not have been obtained upon a vote taken thereon at the Parent Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the issuance of Parent Shares pursuant to this Agreement was taken.
Section 10.02.Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)as set forth in this Article X, Section 5.03(b) and Article XI hereof, which shall survive such termination; and
(b)subject to Section 10.03, nothing in this Section 10.02 shall relieve any party hereto from liability or damages to the extent such liabilities or damages were the result of Fraud, intentional misconduct or intentional breach of such party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination.
Section 10.03.Fees Following Termination.
(a)If this Agreement is terminated by Parent pursuant to Section 10.01(b)(iii), then Holdings shall pay, or cause to be paid, to Parent (by wire transfer of immediately available funds), within five (5) Business Days after such termination, the Termination Fee, as Parent’s sole and exclusive remedy; provided that, if (i) Holdings or the Companies violate their obligations of confidentiality pursuant to the Confidentiality Agreement, (ii) Holdings or the Companies violate the obligations under Section 5.04, or (iii) Holdings, the Companies or Parent Share Recipients otherwise commit Fraud or intentional misconduct (provided, that for purposes thereof, “intentional misconduct”, with respect to a termination pursuant to Section 10.01(b)(iii), shall not include the failure by Holdings to close as described in Section 10.01(b)(iii)), then, in addition to any Termination Fee to which Parent was otherwise entitled, Parent may also pursue all other available legal rights and remedies.
(b)If this Agreement is terminated by Holdings pursuant to Section 10.01(c)(iii), then Parent shall pay to Holdings (by wire transfer of immediately available funds), within five (5) Business Days after such termination, the Termination Fee as Holdings’ and the Companies’ sole and exclusive remedy; provided that, if (i) Parent violates its obligations of confidentiality pursuant to the Confidentiality Agreement or (ii) Parent otherwise commits Fraud or intentional misconduct (provided, that for purposes thereof, “intentional misconduct”, with respect to a termination pursuant to Section 10.01(c)(iii), shall not include the failure by Parent to close as described in Section 10.01(c)(iii), then, in addition to any Termination Fee to which Holdings and the Companies were otherwise entitled, Holdings or the Companies may also pursue all other available legal rights and remedies.
(c)If this Agreement is terminated by Parent for any reason other than as set forth in Section 10.03(a) and (i) Holdings or the Companies violated its obligations under Section 5.04 prior to the termination of this Agreement, and (ii) Holdings or the Companies proceed to enter into a definitive agreement with respect to an Acquisition Proposal (or otherwise effects a transaction with respect to an Acquisition Proposal) with a third party within fifteen (15) months of the termination of this Agreement, then Holdings shall pay Parent, the Termination Fee at the earlier of the entry of the definitive agreement with respect to an Acquisition Proposal or the consummation of a transaction with respect thereto.
(d)The parties acknowledge and hereby agree that: (i) the provisions of this Section 10.03 are an integral part of the transactions contemplated by this Agreement (including the Mergers), and that, without such provisions, the parties would not have entered into this Agreement, (ii) it is difficult or impossible to quantify the damages suffered by the non-breaching party and its representatives as the result of a termination of this Agreement as set forth in this Section 10.03, (iii) the Termination Fee is in the nature of liquidated damages, and not a penalty, and is fair and reasonable, and (iv) the Termination Fee represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such termination. If Holdings, on the one hand, or Parent, Merger Sub 1 and Merger Sub 2, on the other hand, shall fail to pay in a timely manner the amounts due pursuant to this Section 10.03, and, in order to obtain such payment, the other party makes a claim against the non-paying party that results in a judgment, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit. For avoidance of doubt, if a Termination Fee is payable under Section 10.03(c), such Termination Fee shall not be a limitation of Holdings’ liability with respect to Section 10.03(c).
Article XI.
MISCELLANEOUS
Section 11.01.Member Representative.
(a)By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Joinder, a Lock-Up Letter and the Investor Rights Agreement, or by receiving the benefits under this Agreement, including any consideration payable hereunder, each Parent Share Recipient shall have irrevocably authorized and appointed the Member Representative as of the Closing as such Person’s agent, proxy, representative and attorney-in-fact to act on behalf of such Person and their successors and assigns for all purposes in connection with this Agreement and any related agreements, including to take any and all actions and make any decisions required or permitted to be taken by Member Representative, in its sole judgment and as it may deem to be in the best interests of Holdings and the Parent Share Recipients, pursuant to this Agreement, including, without limitation, the exercise of the power to:
(i)give and receive notices and communications;
(ii)agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.17, Section 2.19, and Section 2.20;
(iii)agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent or a Parent Indemnitee pursuant to Article VI and Article IX;
(iv)litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article IX;
(v)execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;
(vi)make all elections or decisions contemplated by this Agreement and any Ancillary Document;
(vii)engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Member Representative in complying with its duties and obligations; and

(viii)take all actions necessary or appropriate in the good faith judgment of Member Representative for the accomplishment of the foregoing or any other matters related to or arising from this Agreement or any Ancillary Document.

After the Closing, Parent shall be entitled to deal exclusively with Holdings and Member Representative (provided that with respect to payment of any amounts owed directly to Parent by Holdings or the Parent Share Recipients, Parent shall deal with either Holdings or the applicable Parent Share Recipient) on all matters relating to this Agreement (including Article VI and Article IX) and shall be entitled to shall rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of Holdings or any Parent Share Recipient by Member Representative, and on any other action taken or purported to be taken on behalf of Holdings or any Parent Share Recipient by Member Representative, as being fully binding upon such Person. After the Closing, notices or communications to or from Member Representative shall constitute notice to or from Holdings and each of the Parent Share Recipients. Any decision or action by Member Representative hereunder, including any agreement between Member Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of Holdings and all Parent Share Recipients and shall be final, binding and conclusive upon each such Person. Neither Holdings nor any Parent Share Recipient shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated (except as expressly set forth in subsection (b) below) by any act of Holdings, any one or more of the Parent Share Recipients, or by operation of Law, whether by death or other event.

(b)The Member Representative, by its signature below, agrees to serve in the capacities described in this Section 11.01 as of the Closing. The Member Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the holders of the Holdings Membership Interests (the “Majority Holders”); provided, however, in no event shall Member Representative be removed by the Majority Holders without the Majority Holders having first appointed a new Member Representative who shall assume such duties immediately upon the removal of Member Representative. In the event of the death, incapacity, resignation or removal of Member Representative, a new Member Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Member Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Member Representative as described in Section 11.01(a) above.
(c)The Member Representative shall not be liable to Holdings or the Parent Share Recipients for actions taken or omitted to be taken in connection with this Agreement or any Ancillary Document, and Holdings and each Parent Share Recipient forever voluntarily releases and discharges the Member Representative, its representatives, successors and assigns, from any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, whether known or unknown, anticipated or unanticipated, arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Member Representative in connection with this Agreement or any Ancillary Document, except to the extent such actions by the Member Representative shall have been determined by a court of competent jurisdiction to have constituted gross negligence, Fraud or willful misconduct. The Member Representative shall not be liable for any action or omission pursuant to the advice of counsel. Holding shall and the Parent Share Recipients shall severally and not jointly (in accordance with their Pro Rata Shares, but for the purpose of this calculation not taking into account any Aggregate Issued Parent Shares then issued to Holdings and not distributed to the Parent Share Recipients pursuant to and in accordance with the terms and conditions of this Agreement), indemnify and hold harmless Member Representative from and against, compensate it for, reimburse it for and pay any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, whether known or unknown, anticipated or unanticipated, arising out of or in connection with this Agreement or any Ancillary Document (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, Fraud or willful misconduct of Member Representative, Member Representative shall reimburse Holdings or the Parent Share Recipients the amount of such indemnified Representative Loss attributable to such gross negligence, Fraud or willful misconduct. The Representative Losses may be recovered by the Member Representative from (i) the Expense Fund (ii) Holdings, (iii) the Parent Share Recipients, severally and not jointly (in accordance with their Pro Rata Shares, but for the purpose of this calculation not taking into account any Aggregate Issued Parent Shares then issued to Holdings and not distributed to the Parent Share Recipients pursuant to and in accordance with the terms and conditions of this Agreement), and (iv) any other funds that become payable to Holdings or the Parent Share Recipient under this Agreement at such time as such amounts would otherwise be distributable to Holdings or the Parent Share Recipient; provided, that while the Member Representative may be paid from the aforementioned sources of funds, this does not relieve Holdings and the Parent Share Recipients (severally and not jointly in accordance with their Pro Rata Shares) from their respective obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Member Representative be required to advance its own funds on behalf of Holdings or the Members (including the Parent Share Recipients) or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, Holdings or the Members (including the Parent Share Recipients) set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Member Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Member Representative or the termination of this Agreement.
Section 11.02.Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, (i) Parent and Holdings (with, in the case of Holdings, such amounts to be included as Transaction Expenses) shall be equally responsible for all filing and other similar fees payable in connection with (A) the first filing or submission under the HSR Act (thereafter, the parties agree that Parent shall be 100% responsible for all subsequent filings or submissions under the HSR Act), and (B) any filings required by the State of Missouri Department of Health and Human Services, Division of Cannabis Regulation.
Section 11.03.Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission and copy by other method of notice provided by this Section 11.03) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to the Companies:Proper Holdings, LLC
2609 Rock Hill Industrial Ct.
St. Louis, MO 63144
Attention: John Pennington
Phone:314-749-2677
Email:jpennington@properbrands.com

with a copy to (which shall not constitute notice):

Snell & Wilmer L.L.P.
675 15th Street, Suite 2500
Denver, CO 80202

Attention: Marty Walsh
Phone: 303-634-2062
Email: mwalsh@swlaw.com

If to the Member Representative:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Phone: (303) 648-4085
Email: deals@srsacquiom.com

If to Parent, Merger Sub 1 or Merger Sub 2:

Vireo Growth Inc.
209 South 9th St.
Minneapolis, Minnesota 55402
Attention: Amber Shimpa
Phone: (612) 999-1606
Email: ambershimpa@vireohealth.com

with a copy to (which shall not constitute notice):

Dorsey & Whitney LLP
2325 E. Camelback Road #300
Phoenix, Arizona 85016
Attention: Nicole Stanton
Phone: (602) 735-2700
Email: Stanton.Nicole@dorsey.com

Section 11.04.Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 11.05.Entire Agreement. This Agreement and the Ancillary Documents (together with the Confidentiality Agreement) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 11.06.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder..

Section 11.07.No Third-party Beneficiaries. Except as provided in Section 5.09, Section 6.03 and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 11.08.Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub1, Merger Sub 2, Holdings, the Member Representative (only to the extent such amendment affects any duties, obligations, liabilities, or indemnification of the Member Representative) and the Companies at any time prior to the Effective Time. Any failure of Parent, Merger Sub 1 or Merger Sub 2, on the one hand, or the Companies, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by, if before the Closing, the Companies, or if after the Closing the Member Representative (with respect to any failure by Parent, Merger Sub 1 or Merger Sub 2) or by Parent, Merger Sub 1 or Merger Sub 2 (with respect to any failure by the Companies), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 11.09.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MUST BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, SOLELY TO THE EXTENT THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(c).
Section 11.10.Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, in each case without the necessity of posting any bond or similar requirement in respect thereof (which each party hereby waives).
Section 11.11.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 11.12.Federal Cannabis Laws. THE PARTIES AGREE AND ACKNOWLEDGE THAT NO PARTY MAKES, WILL MAKE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE COMPLIANCE OF THIS AGREEMENT WITH ANY FEDERAL CANNABIS LAWS. NO PARTY SHALL HAVE ANY RIGHT OF RESCISSION OR AMENDMENT ARISING OUT OF OR RELATING TO ANY NONCOMPLIANCE WITH FEDERAL CANNABIS LAWS UNLESS SUCH NON-COMPLIANCE ALSO CONSTITUTES A VIOLATION OF APPLICABLE CANADIAN OR STATE LAW AS DETERMINED IN ACCORDANCE WITH THE ACT OR BY THE REGULATOR OR ANY OTHER A GOVERNMENTAL AUTHORITY.
Section 11.13.Regulatory Compliance. This Agreement is subject to strict requirements for ongoing regulatory compliance by the parties hereto, including, without limitation, requirements that the parties take no action in violation of either any state cannabis Laws (together with all related rules and regulations thereunder, and any amendment or replacement act, rules, or regulations, including, without limitation, Article XIV of the Missouri Constitution, and the rules and regulations adopted by DCR and/or any other state or local government agency with authority to regulate any cannabis operation (or proposed operation), together, the “Act”) or the guidance or instruction of the DCR and any other state or local government agency with authority to regulate any cannabis operation (together with any successor or regulator with overlapping jurisdiction, the “Regulator”). The parties acknowledge and understand that the Act and/or the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. Notwithstanding anything herein to the contrary, if necessary or desirable to comply with the requirements of the Act and/or the Regulator, the parties hereby agree to (and to cause their respective Affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Act and/or the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the parties’ original intentions but are responsive to and compliant with the requirements of the Act and/or the Regulator. In furtherance, not in limitation of the foregoing, the parties further agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulator and, to the extent permitted by the Regulator, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence. Notwithstanding anything to the contrary and for the avoidance of doubt, for purposes of this Section 1.15, the terms “party” and “parties” shall not include the Member Representative.
Section 11.14.Privileged Matters.
(a)Each of the parties hereby agrees, on its own behalf and on behalf of its directors, officers, members, Parent Share Recipients, employees, agents and Affiliates, that Snell & Wilmer L.L.P. (“Counsel”) may serve as counsel to Holdings, the Parent Share Recipients, Member Representative, and their Affiliates (individually and collectively, the “Seller Group”), on the one hand, and either Company, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Counsel (or any successor) may serve as counsel to Seller Group, or any director, officer, member, Parent Share Recipient, manager, member, partner, employee or Affiliate of any member of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation. In connection with any representation of the Companies expressly permitted pursuant to the prior sentence, Parent, Merger Sub 1 and Merger Sub 2 hereby irrevocably waive and agree not to assert, and agree to cause the Surviving Companies and their Affiliates to irrevocably waive and not to assert any conflict of interest arising from or in connection with (i) Counsel’s prior representation of the Companies, and (ii) Counsel’s representation of Seller Group prior to and after the Closing. As to any privileged attorney-client communications between Counsel and the Seller Group, Counsel and the Companies, or between Counsel and the Companies’ Affiliates prior to the Closing (collectively, the “Privileged Communications”), Parent, Merger Sub 1, Merger Sub 2 and the Surviving Companies, together with any of their respective Affiliates, subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing.
(b)Parent, Merger Sub 1 and Merger Sub 2 further agree on their behalf and, after the Closing, on behalf of the Surviving Companies, and any of their respective Affiliates, subsidiaries, successors or assigns, that all privileged communications in any form or format whatsoever between or among Counsel, on the one hand, and the Companies, Seller Group, or any of their respective directors, officers, members, Parent Share Recipients, employees or other agents, representatives or Affiliates, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Companies or Seller Group, or any dispute arising under this Agreement (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to Seller Group, shall be controlled by Seller Group and shall not pass to or be claimed by Parent, Merger Sub, the Surviving Companies, or any of their respective Affiliates, subsidiaries, successors or assigns. Parent, Merger Sub 1 and Merger Sub 2 agree that they will not, and that they will cause the Surviving Companies, and their respective Affiliates, subsidiaries, successors or assigns, not to, (i) access or use the Privileged Deal Communications, (ii) seek to have Seller Group waive the attorney client privilege or any other privilege, or otherwise assert that Parent, Merger Sub, the Surviving Companies, or any of their respective Affiliates, subsidiaries, successors or assigns, has the right to waive the attorney client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications from Seller Group or Counsel.
(c)Parent, Merger Sub 1 and Merger Sub 2 further agree, on their behalf and, after the Closing, on behalf of the Surviving Companies, and any of their respective Affiliates, subsidiaries, successors or assigns, that all communications in any form or format whatsoever between or among any of Counsel, the Company, Seller Group, or any of their respective directors, officers, members, employees or other agents, representatives or Affiliates that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Companies or Seller Group, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to Seller Group, shall be controlled by Seller Group and ownership thereof shall not pass to or be claimed by Parent, Merger Sub, the Surviving Companies, or any of their respective Affiliates, subsidiaries, successors or assigns.
(d)Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub, the Surviving Companies, or any of their respective Affiliates, subsidiaries, successors or assigns, on the one hand, and a third party other than Seller Group, on the other hand, then Parent, Merger Sub, the Surviving Companies, and their respective Affiliates, subsidiaries, successors and assigns, may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that to the extent such dispute relates in any way to this Agreement or the transactions contemplated hereby, none of Parent, Merger Sub, the Surviving Companies, nor their respective Affiliates, subsidiaries, successors or assigns, may waive such privilege without the prior written consent of the Member Representative. If Parent, Merger Sub, the Surviving Companies or any of their respective Affiliates, subsidiaries, successors or assigns, is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, then Parent shall immediately (and, in any event, within five (5) Business Days) notify the Member Representative in writing (including by making specific reference to this Section 11.16) so that Seller Group can seek at Seller Group’s sole cost and expense, a protective order, and Parent, Merger Sub, the Surviving Companies or any of their respective Affiliates, subsidiaries, successors or assigns, agree to use all commercially reasonable efforts to assist therewith.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HOLDINGS:

PROPER HOLDINGS, LLC

By: /s/ John Pennington
Name: John Pennington
Title: Chief Executive Officer

COMPANIES:

PROPER HOLDINGS MANAGEMENT, INC.

By: /s/ John Pennington
Name: John Pennington
Title: Chief Executive Officer

NGH INVESTMENTS, INC.

By: /s/ John Pennington
Name: John Pennington
Title: Chief Executive Officer

PARENT:

VIREO GROWTH INC.

By: /s/ John Mazarakis
Name: John Mazarakis
Title: Chief Executive Officer

MERGER SUBS:

VIREO PR MERGER SUB INC.

By: /s/ Amber Shimpa
Name: Amber Shimpa
Title: President

VIREO PR MERGER SUB II INC.

By: /s/ Amber Shimpa
Name: Amber Shimpa
Title: President

MEMBER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By: /s/ Corey Quinlan
Name: Corey Quinlan
Title: Director, Deal Intake

Exhibit A

Acquisition Multiple Worksheet

Acquisition Multiple Worksheet
Shares Issued (Excluding Arches Consideration Shares)[1]	174,002,004
(x) Closing Share Price	$0.52
(‒) Closing Cash	($3,000,000)
(‒) Investment in ROI Wellness Center IV, LLC	($2,500,000)
(+) Closing Indebtedness and Assumed Indebtedness[2]	$41,443,958
(‒) Adjusted 280E Reserve	($2,000,000)
(+) 280E Tax Reserve Shortfall 3	$0
(+) Pre-Closing Taxes[3]	$5,000,000
(=)	$129,425,000
(÷) Closing EBITDA	$31,000,000
(=) Acquisition Multiple	4.175x

1Arches consideration shares of 4,113,846 are separately added to the total share consideration for an illustrative total share consideration of 178,115,850

2Includes future obligations for the acquisition of Occidental Group, Inc.

3Tax Reserve Shortfall and Pre-Closing Taxes shown in combination under Pre-Closing Taxes for illustrative purposes

Exhibit B

Form of Adjusted EBITDA Worksheet

Adjusted EBITDA Worksheet

Consolidated Net Income / (Loss)[1]	$[●]	(a)
(+) Interest Expense	$[●]	(b)(i)
(+) Income Taxes (Excluding Property Taxes, Sales and Excise Taxes)	$[●]	(b)(ii)
(+) Depreciation and Amortization	$[●]	(b)(iii)
(+) Excess Intercompany / Corporate Costs[2]	$[●]	(b)(iv)
(+) Loss on Disposal of Assets	$[●]	(b)(v)
(+) Non-cash Write-down of Assets	$[●]	(b)(vi)
(+) Delivery Expenses and Fees[3]	$[●]	(b)(vii)
(+) Decrease in WIP inventory	$[●]	(b)(viii)
(+) Decrease in Finished Goods Inventory (Non-Third-Party Products)	$[●]	(b)(ix)
(-) Cash Payments Including Interest Expenses for Rent and/or Leases not Otherwise Expensed in Operating Expenses	$[●]	(c)
(-) Interest Income	$[●]	(d)(i)
(-) Gain on Disposal of Assets	$[●]	(d)(ii)
(-) Non-cash Write-up of Assets	$[●]	(d)(iii)
(-) Increase in WIP inventory	$[●]	(d)(iv)
(-) Increase in Finished Goods Inventory (Non-Third-Party Products)	$[●]	(d)(vii)

1 For any period prior to the Closing Date, Adjusted EBITDA will be calculated without including any revenues, costs and expenses relating to any discontinued or divested operations prior to the Closing Date. Adjusted EBITDA shall also exclude any revenues, costs, expenses or related contribution from the operation of Arches.

2 Intercompany costs and expenses, corporate overhead allocations and similar items between the Holdings Entities and Parent and its Affiliates (other than the Holdings Entities) (other than Arches Platform Fees and Delivery Fees and the amounts specified in the “Delivery Expenses and Fees line) up to, in a particular fiscal year, the lower of (A) $1,000,000 and (B) 1% of the Holdings Entities’ net revenues.

3 Any and all fees and expenses that the Surviving Corporation incurs with respect to delivery vehicles and delivery drivers in connection with mobile deliveries related to its use of the Arches Platform. In addition, capital expenditures for delivery vehicles will not be allocated to the Surviving Corporation for purposes of computing Adjusted EBITDA for any period after the Closing Date.

Exhibit C

Closing Merger Consideration Worksheet

Estimated Closing Merger Consideration Worksheet

EBITDA Consideration	$129,425,000
(+) Closing Cash	$3,000,000
(+) Adjusted 280E Reserve	$2,000,000
(+) Arches Value Amount	$2,139,200
(‒) 280E Tax Reserve Shortfall[1]	$0
(‒) Pre-Closing Taxes[2]	($5,000,000)
(‒) Closing Indebtedness and Assumed Indebtedness 2	($41,443,958)
(+) Investment in ROI Wellness Center IV, LLC	$2,500,000
(=) Estimated Closing Merger Consideration	$92,620,242
(÷) Closing Share Price	$0.52
(=) Estimated Share Issuance	178,115,850

1 Tax Reserve Shortfall and Pre-Closing Taxes shown in combination under Pre-Closing Taxes for illustrative purposes.

2 Includes future obligations for acquisition of Occidental Group, Inc.

Exhibit D

Form of Lock-Up Letter

See attached.

FORM OF LOCK-UP AGREEMENT

[●], 2025

Vireo Growth Inc.
Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Vireo Growth Inc., a British Columbia corporation (“Parent”), has entered into an Agreement and Plan of Merger, dated as of December 18, 2024 (as the same may be amended from time to time, the “Merger Agreement”) with Vireo PR Merger Sub, Inc. a Missouri corporation and a wholly owned subsidiary of Parent, Vireo PR Merger Sub II, Inc. a Missouri corporation and a wholly owned subsidiary of Parent, NGH Investments, Inc., a Missouri corporation (“NGH”), Proper Management Holdings, Inc., a Missouri corporation (“MSA Newco” and together with NGH, the “Companies” and each a “Company”), Proper Holdings, LLC, a Missouri limited liability company (“Holdings”), any Parent Share Recipient that is distributed or otherwise receives Parent Shares and executes and delivers a Joinder pursuant to Section 5.18, and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative, agent and attorney-in-fact of Holdings and the Parent Share Recipients (the “Member Representative”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition and inducement to Parent to consummate the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Parent, the undersigned will not, (A) for each of the percentages of Parent Shares set forth on Schedule A held or to be held by the undersigned that constitute, or will constitute, Total Merger Consideration (excluding the Earn-Out Amount) (the “Closing Consideration Shares”), during the periods set forth on Schedule A opposite such percentages of Closing Consideration Shares (the “Closing Consideration Restricted Periods”), and (B) for each of the percentages of Parent Shares held or to be held by the undersigned that constitute, or will constitute, the Earn-Out Amount (the “Earn-Out Shares,” and, together with the Closing Consideration Shares, the “Locked-Up Shares”), during the periods set forth on Schedule B opposite such percentages of Earn-Out Shares (the “Earn-Out Restricted Periods,” and, together with the Closing Consideration Restricted Periods, the “Restricted Periods”):

(1)offer, hypothecate, encumber, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, or agree to transfer or dispose of, or lend, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any Locked-Up Shares that are then subject to a Restricted Period;
(2)enter into any swap, short sale, hedge or other agreement or arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the undersigned’s Locked-Up Shares that are then subject to a Restricted Period, regardless of whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of Parent Shares or other securities, in cash or otherwise; or
(3)publicly disclose the intention to do any of the foregoing.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)transfers of the undersigned’s Locked-Up Shares that are then subject to a Restricted Period:

(1)if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (D) to any corporation or limited liability company which is wholly owned and controlled by the undersigned and/or by any such Family Member(s) (for purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned);
(2)as a bona fide gift or gifts (including any pledge or similar commitment to donate Parent Shares and/or proceeds from the sale of shares of Parent Shares pursuant to a charitable contribution) or for bona fide estate planning purposes;
(3)if the undersigned is a corporation, partnership or other entity, as a transfer, distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing) or to any other entity that is an Affiliate, as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders);
(4)if the undersigned is a corporation, partnership or other entity, transfers in connection with the exercise of options or other rights to purchase or receive shares granted or awarded pursuant to an equity incentive plan, incentive agreement or other similar arrangement but excluding any sale made in satisfaction of any tax withholding obligations through cashless surrender or otherwise (which, for avoidance of doubt, will not be an exception to this Lock-Up Agreement), provided, that any Parent Shares so transferred shall remain subject to the terms of this Lock-Up Agreement;
(5)if the undersigned is a trust, to any grantors or beneficiaries of the trust; or
(6)to Parent in connection with the conversion or reclassification of the outstanding equity securities of the Parent into shares of Parent Shares, or any reclassification or conversion of the Parent Shares, provided that any such shares of Parent Shares received upon such conversion or reclassification shall be subject to the terms of this Lock-Up Agreement if not returned to treasury.

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each heir, beneficiary or other transferee or distributee shall sign and deliver to Parent (1) a lock-up agreement in the form of this Lock-Up Agreement with respect to the applicable Locked-Up Shares that are then subject to a Restricted Period and (2) a joinder (each, a “Joinder”) to the Merger Agreement in the form reasonably agreed upon by the Member Representative and Parent (and which will contain the necessary representations and warranties, and other matters substantially equivalent to those in the Letter of Transmittal);

(b)the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Locked-Up Shares that are then subject to a Restricted Period, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided that such plan does not provide for, or permit, any sale or transfers of the undersigned’s Locked-Up Shares that are then subject to a Restricted Period during such applicable Restricted Periods;
(c)transfers by the undersigned of Parent Shares purchased by the undersigned on the open market or in a public offering by Parent, in each case following the date of the Merger Agreement;
(d)pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent’s capital stock involving a change of control of Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s Locked-Up Shares that are then subject to a Restricted Period shall remain subject to the restrictions contained in this Lock-Up Agreement;
(e)pursuant to an order of a court or Governmental Authority; or
(f)transfers of the undersigned’s Locked-Up Shares that are then subject to a Restricted Period as consented to by Parent.

and provided, further, that, with respect to each of (a) and (b), above, no filing by any party (including any transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or similar insider and/or early warning reporting requirements in Canada, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Periods (other than any exit filings or public announcements that may be required under applicable federal, state, and provincial securities Laws in Canada and the United States).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the undersigned agrees that Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Locked-Up Shares:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

provided that Parent (or any duly appointed transfer agent) will remove such legend forthwith upon request by the undersigned with respect to any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Locked-Up Shares that are no longer subject to a Restricted Period, and withdraw any stop transfer instructions with respect to such Parent Shares by virtue of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred to Parent and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason prior to the Closing thereunder, this Lock-Up Agreement will automatically terminate, and the undersigned shall be released from all of his, her or its obligations under this Lock-Up Agreement. The undersigned understands that Parent is proceeding with the transactions contemplated by the Merger Agreement in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Parent in the event that any provision of this Lock-Up Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Parent with respect thereto.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Parent and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):

By:

Name:
Title:

Accepted and Agreed
by Vireo Growth Inc.:

By:

Name: John Mazarakis

Title: Chief Executive Officer

[Signature Page to Lock-Up Agreement]

SCHEDULE A

Closing Consideration Shares

Closing Consideration Shares Lock-Up Release	Closing Consideration Restricted Period
7.5% of Closing Consideration Shares	Closing to 12 months post-Closing
10% of Closing Consideration Shares	Closing to 18 months post-Closing
10% of Closing Consideration Shares	Closing to 21 months post-Closing
17.5% of Closing Consideration Shares	Closing to 24 months post-Closing
15% of Closing Consideration Shares	Closing to 27 months post-Closing
20% of Closing Consideration Shares	Closing to 30 months post-Closing
20% of Closing Consideration Shares	Closing to 33 months post-Closing
Any Closing Consideration Shares then held	For period beginning 6 months prior the end of the Earn-Out Period and ending at the end of the Earn-Out Period

SCHEDULE B
Earn-Out Shares

Earn-Out Shares Lock-Up Release	Earn-Out Restricted Period
20% of Earn-Out Shares	From the date of issuance to 3 months post-issuance
20% of Earn-Out Shares	From the date of issuance to 6 months post-issuance
20% of Earn-Out Shares	From the date of issuance to 9 months post-issuance
20% of Earn-Out Shares	From the date of issuance to 12 months post-issuance
20% of Earn-Out Shares	From the date of issuance to 15 months post-issuance

Exhibit E

Form of Investor Rights Agreement

See attached.

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is made and entered into as of   , among Vireo Growth Inc. (the “Parent”), and Proper Holdings, LLC, a Missouri limited liability company (the “Company”) and any Parent Share Recipient that is distributed or otherwise receives Parent Shares and executes and delivers a Joinder pursuant to the Merger Agreement (each a “Stockholder” and collectively, the “Stockholders”), in connection with the Agreement and Plan of Merger, dated as of December 18, 2024 (as the same may be amended from time to time in accordance with its terms, the “Merger Agreement”) with Vireo PR Merger Sub, Inc., a Missouri corporation (“Merger Sub 1”), Vireo PR Merger Sub II, Inc., a Missouri corporation (“Merger Sub 2”), Parent, NGH Investments, Inc., a Missouri corporation (“NGH”), Proper Holdings Management, Inc., a Missouri corporation (“MSA NewCo”), Company, any Parent Share Recipient that is distributed or otherwise receives Parent Shares and executes and delivers a Joinder pursuant to the Merger Agreement, and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative, agent and attorney-in-fact of Company and the Parent Share Recipients.

NOW THEREFORE IN CONSIDERATION of the mutual covenants contained in this Agreement and the Merger Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parent and each of the Stockholders agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used and not otherwise defined herein that are defined in the Merger Agreement shall have the meanings given such terms in the Merger Agreement. Notwithstanding the foregoing, as used in this Agreement, the following terms shall have the following meanings:

“Advice” has the meaning set forth in Section 11.

“Controlling Person” means any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a "controlling person" (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act).

“Effective Date” means the date that the Registration Statement filed pursuant to Section 1(a) is first declared effective by the SEC.

“Effectiveness Period” has the meaning set forth in Section 1(b).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Indemnified Party” has the meaning set forth in Section 5(c).

“Indemnifying Party” has the meaning set forth in Section 5(c).

“Initial Registration Statement” means the initial Registration Statement filed pursuant to Section 1(a) of this Agreement.

“Losses” has the meaning set forth in Section 5(a).

“New Registration Statement” has the meaning set forth in Section 1(a).

“Parent Shares” means the Subordinate Voting Shares issued to the Stockholders pursuant to the Merger Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Piggyback Registration” has the meaning set forth in Section 2(a).

“Piggyback Registration Statement” has the meaning set forth in Section 2(a).

“Piggyback Shelf Registration Statement” has the meaning set forth in Section 2(a).

“Piggyback Shelf Takedown” has the meaning set forth in Section 2(a).

“Principal Market” means the Trading Market on which the Subordinate Voting Shares are primarily listed on and quoted for trading, which, as of the Closing Date, shall be the Canadian Securities Exchange.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430B promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means all of (i) the Parent Shares issuable to Stockholders pursuant to the Merger Agreement, and (ii) any securities issued or issuable upon any share split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided that, with respect to a particular Stockholder, such Stockholder’s Parent Shares shall cease to be Registrable Securities upon becoming eligible for resale by the Stockholder under Rule 144 as determined by counsel to the Parent.

“Registration Statements” means any one or more registration statements of the Parent filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement (including without limitation the Initial Registration Statement, the New Registration Statement and any Remainder Registration Statements), amendments and supplements to such Registration Statements, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statements.

“Remainder Registration Statements” has the meaning set forth in Section 1(a).

“Restricted Periods” means the restricted periods set out in the Lock-Up Agreements during which time the Parent Shares will not be transferable by the Stockholder without the prior written consent of the Parent.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the United States Securities and Exchange Commission.

“SEC Guidance” means (i) any publicly available written or oral guidance, comments, requirements or requests of the SEC staff and (ii) the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholder Questionnaire” means a questionnaire related to the registration of the Parent Shares in a form provided by the Parent to the Stockholder.

“Subordinate Voting Shares” means the Subordinate Voting Shares in the authorized share structure of the Parent and any securities into which such Subordinate Voting Shares may hereinafter be reclassified.

“Trading Day” means (i) a day on which the Subordinate Voting Shares are listed or quoted and traded on its Principal Market, or (ii) if the Subordinate Voting Shares are not listed on its Principal Market, a day on which the Subordinate Voting Shares are traded on a Trading Market, or (iii) if the Subordinate Voting Shares are not listed on any Trading Market, a day on which the Subordinate Voting Shares are quoted on the OTCQX, OTCQB or Pink Market over-the-counter markets; provided, that in the event that the Subordinate Voting Shares are not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the Canadian Securities Exchange, the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or other stock exchange on which the Subordinate Voting Shares are listed or quoted for trading on the date in question.

ARTICLE II
REGISTRATION RIGHTS
1.Registration.
(a)Promptly following the expiration of the first Restricted Period and if Rule 144 is or becomes unavailable for resale of the Parent Shares issuable to Stockholders pursuant to the Merger Agreement (taking into account the required holding period under Rule 144), the Parent shall prepare and file with the SEC a Registration Statement covering the resale of all of the Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 or, if Rule 415 is not available for offers and sales of the Registrable Securities, by such other means of distribution of Registrable Securities as the Parent may reasonably determine (the “Initial Registration Statement”); provided, however, that (1) in the event that the Parent becomes aware prior to the expiration of the Restricted Period that a Stockholder would not qualify under Rule 144 to be able to sell such Stockholder’s Registrable Securities being released from lock-up as of or immediately following the expiration of the first Restricted Period, the Parent will use commercially reasonable efforts to prepare and file an Initial Registration Statement prior to the end of the first Restricted Period and (2) if the Parent has not filed an Initial Registration Statement by within 270 days immediately following the Closing (as defined in the Merger Agreement), then if Company provides a written demand to the Parent within three (3) months following the end of such 270-day period that is signed by Stockholders holding at least 50% of the Registrable Securities issued as of the Closing under the Merger Agreement, then the Parent will use reasonable best efforts to prepare and file an Initial Registration Statement. The Parent’s obligation to file a Registration Statement pursuant to this Agreement applies only if and when the Parent Shares issuable to Stockholders pursuant to the Merger Agreement are determined to not be eligible to be resold pursuant to Rule 144 (without volume limitations) under the Securities Act of 1933, as amended (taking into account the required holding period under Rule 144). The Initial Registration Statement shall be on Form S-3, or such other form the Parent is eligible to use at that time. Notwithstanding the registration obligations set forth in this Section 1, in the event the SEC informs the Parent that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Parent agrees to promptly inform each of the Stockholders thereof via electronic mail at the address noted on the latest Selling Stockholder Questionnaire or supplement thereto (if any) received by the Parent and use its commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the SEC and/or withdraw the Initial Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-3 or such other form available to the Parent to register for resale the Registrable Securities as a secondary offering. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering, the number of Registrable Securities shall be reduced on a pro rata basis, subject to a determination by the SEC that certain Stockholders must be reduced before other Stockholders based on the number of Registrable Securities held by such Stockholders. In the event the Parent amends the Initial Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Parent will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by SEC or SEC Guidance provided to the Parent or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to the Parent to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended, or the New Registration Statement (the “Remainder Registration Statements”). No Stockholder shall be named as an “underwriter” in any Registration Statement without such Stockholder’s prior written consent.
(b)The Parent shall use its commercially reasonable efforts to cause each Registration Statement to be declared effective by the SEC as soon as practicable following the filing of such Registration Statement and, with respect to the Initial Registration Statement or the New Registration Statement, as applicable, shall use its commercially reasonable efforts to keep each Registration Statement continuously effective under the Securities Act until two years following the expiration of the last Restricted Period (or, if sooner, the time when the Stockholders have sold or otherwise no longer hold any Registrable Securities) (the “Effectiveness Period”). The Parent shall request effectiveness of a Registration Statement following market close on a Trading Day. The Parent shall promptly notify the Stockholders via electronic mail at the address noted on the latest Selling Stockholder Questionnaire or supplement thereto (if any) received by the Parent of a “.pdf” format data file of the effectiveness of a Registration Statement (or, if none, will notify the Member Representative). If necessary, the Parent shall promptly, following the Effective Date, file a final Prospectus with the SEC, in accordance with Rule 424(b).
(c)Each Stockholder agrees to furnish to the Parent a completed Selling Stockholder Questionnaire. At least ten Trading Days prior to the first anticipated filing date of a Registration Statement for any registration under this Agreement, the Parent will notify the Company (or, if the Parent has been provided the email address of the Company, at that email address) of the information the Parent requires from the applicable Stockholder including the information contained in the Selling Stockholder Questionnaire, which shall be completed and delivered to the Parent promptly upon request and, in any event, within five Trading Days prior to the applicable anticipated filing date. Each Stockholder further agrees that it shall not be entitled to be named as a selling securityholder in the

Registration Statement or use the Prospectus for offers and resales of Registrable Securities at any time, unless such Stockholder has returned to the Parent a completed and signed Selling Stockholder Questionnaire and a response to any requests for further information as described in the previous sentence. If a Stockholder holding Registrable Securities returns a Selling Stockholder Questionnaire or a request for further information, in either case, after its respective deadline, the Parent shall use its commercially reasonable efforts to take such actions as are required to name such Stockholder as a selling security holder in the Registration Statement or any pre-effective or post-effective amendment thereto and to include (to the extent not theretofore included) in the Registration Statement the Registrable Securities identified in such late Selling Stockholder Questionnaire or request for further information. Each Stockholder acknowledges and agrees that the information in the Selling Stockholder Questionnaire or request for further information as described in this Section 1(c) will be used by the Parent in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement.
2.Piggyback Registration
(a)Following the expiration of the applicable Restricted Period with respect to the applicable Parent Shares issued to Stockholders pursuant to the Merger Agreement, whenever the Parent proposes to register the offer and sale of any Parent Shares under the Securities Act (other than (i) pursuant to a registration statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Parent pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a registration statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) pursuant to a registration statement filed in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more stockholders of the Parent and the form of Registration Statement (a “Piggyback Registration Statement”) to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), the Parent shall give prompt written notice (in any event no later than fifteen days prior to the filing of such registration statement) to the holders of Registrable Securities (by way of written notice to Company and Member Representative) of its intention to effect such a registration and, subject to Section 2(b) and Section 2(c), shall include in such registration all Registrable Securities that are not then subject to a Restricted Period with respect to which the Parent has received written requests for inclusion from the holders of such Registrable Securities within ten days after the Parent's notice has been sent to Company. If any Piggyback Registration Statement pursuant to which holders of Registrable Securities have registered the offer and sale of Registrable Securities is a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), such holder(s) shall have the right, but not the obligation, to be notified of (through notice to the Company and Member Representative) and to participate in any offering under such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”).
(b)If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Parent and the managing underwriter advises the Parent and the holders of Registrable Securities (if any holders of Registrable Securities that are not then subject to a Restricted Period have elected to include Registrable Securities in such Piggyback Registration or Piggyback Shelf Takedown) in writing that in its reasonable and good faith opinion the number of Parent Shares proposed to be included in such registration or takedown, including all Registrable Securities that are not then subject to a Restricted Period and all other Parent Shares proposed to be included in such underwritten offering, exceeds the number of Parent Shares which can be sold in such offering and/or that the number of Parent Shares proposed to be included in any such registration or takedown would adversely affect the price per share of the Parent Shares to be sold in such offering, the Parent shall include in such registration or takedown (i) first, the Parent Shares that the Parent proposes to sell; and (ii) second, the Parent Shares requested to be included therein by the holders of Registrable Securities that are not then subject to a Restricted Period and holders of Parent Shares other than holders of Registrable Securities that are not then subject to a Restricted Period, allocated pro rata among all such holders on the basis of the number of Registrable Securities and the number of Parent Shares other than Registrable Securities that are not then subject to a Restricted Period (on a fully diluted, as converted basis), as applicable, owned by all such holders or in such manner as they may otherwise agree.
(c)If a Piggyback Registration or Piggyback Shelf Takedown is initiated as an underwritten offering on behalf of a holder of Parent Shares other than Registrable Securities, and the managing underwriter advises the Parent in writing that in its reasonable and good faith opinion the number of Parent Shares proposed to be included in such registration or takedown, including all Registrable Securities that are not then subject to a Restricted Period and all other Parent Shares proposed to be included in such underwritten offering, exceeds the number of Parent Shares which can be sold in such offering and/or that the number of Parent Shares proposed to be included in any such registration or takedown would adversely affect the price per share of the Parent Shares to be sold in such offering, the Parent shall include in such registration or takedown (i) first, the Parent Shares requested to be included therein by the holder(s) requesting such registration or takedown; and (ii) second, the Registrable Securities that are not then subject to a Restricted Period requested by the holders of Registrable Securities that are not then subject to a Restricted Period and the Parent Shares requested to be included therein by other holders of Parent Shares, allocated pro rata among all such holders on the basis of the number of Parent Shares other than the Registrable Securities that are not then subject to a Restricted Period (on a fully diluted, as converted basis) and the number of Registrable Securities that are not then subject to a Restricted Period, as applicable, owned by all such holders or in such manner as they may otherwise agree.
(d)If any Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Parent, the Parent shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.
3.Registration Procedures.

In connection with the Parent’s registration obligations hereunder:

(a)The Parent shall, not less than five Trading Days prior to the filing of each Registration Statement and not less than two Trading Day prior to the filing of any amendment or supplement thereto, (i) furnish to the Stockholder via electronic mail address at the address noted on the latest Selling Stockholder Questionnaire or supplement thereto (if any) received by the Parent (or if none, the contact information of the Member Representative) copies of such Registration Statement or amendment or supplement thereto, as proposed to be filed, which documents will be subject to the review of such Stockholder with respect to information that pertains to the Stockholders as “Selling Stockholders” or the “Plan of Distribution” (it being acknowledged and agreed that if a Stockholder does not object to the aforementioned documents within such five Trading Day or two Trading Day period, as the case may be, then the Stockholder shall be deemed to have consented to and approved the use of such documents) and (ii) use commercially reasonable efforts to cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of counsel to the Parent, to conduct a reasonable investigation within the meaning of the Securities Act. The Parent shall consider in good faith a Stockholder’s reasonable objections to the form of any Registration Statement or amendment or supplement thereto, provided that, the Parent is notified of such objection in writing within the five Trading Day or two Trading Day period described above, as applicable.
(b)(i) The Parent shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for its Effectiveness Period; (ii) the Parent shall cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424; (iii) the Parent shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably practicable, provide the Stockholders true and complete copies of all correspondence from and to the SEC relating to such Registration Statement solely to the extent that such correspondence pertains to the Stockholders as “Selling Stockholders” but shall not be required to provide any comments or other correspondence that would result in the disclosure to the Stockholders of material non-public information concerning the Parent; and (iv) the Parent shall comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement until such time as all of such Registrable Securities shall have been disposed of (subject to the terms of this Agreement) in accordance with the intended methods of disposition by the Stockholders thereof as set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; provided, however, that each Stockholder shall be responsible for the delivery of the Prospectus to the Persons to whom such Stockholder sells any of the Registrable Securities (including in accordance with Rule 172 under the Securities Act), and each Stockholder agrees to dispose of Registrable Securities in compliance with the “Plan of Distribution” described in the Registration Statement and otherwise in compliance with applicable federal and state securities laws.
(c)The Parent shall notify the Stockholders (which notice shall, pursuant to clauses (iii) through (vi) hereof, be accompanied by an instruction to suspend, subject to the limitations on suspensions set forth in Section 6(c), the use of the Prospectus until the requisite changes have been made) as promptly as reasonably practicable (and, in the case of (i)(A) below, not less than three Trading Days prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one Trading Day following the day: (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed; (B) when the SEC notifies the Parent whether there will be a “review” of such Registration Statement and whenever the SEC comments in writing on any Registration Statement (in which case the Parent shall provide to each of the Stockholders true and complete copies of all comments that pertain to the Stockholders as a “Selling Stockholder” or to the “Plan of Distribution” and all written responses thereto, but not information that the Parent believes would constitute material non-public information); and (C) with respect to each Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information that pertains to the Stockholders as “Selling Stockholders” or the “Plan of Distribution”; (iii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceeding for that purpose; (iv) of the receipt by the Parent of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading; and (vi) of the occurrence or existence of any pending corporate development with respect to the Parent that the Parent believes may be material and that, in the determination of the Parent, makes it not in the best interest of the Parent to allow continued availability of a Registration Statement or Prospectus, provided that the Parent shall not disclose the content of any of any material non-public information to the Stockholders.
(d)The Parent shall use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.
(e)The Parent shall, if requested by a Stockholder, furnish to such Stockholder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC; provided, that the Parent shall have no obligation to provide any document pursuant to this clause that is available on the SEC’s EDGAR system.
(f)The Parent shall, prior to any resale of Registrable Securities by a Stockholder, use its commercially reasonable efforts to register or qualify or cooperate with the selling Stockholders in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for the resale by the Stockholder under the securities or Blue Sky laws of such jurisdictions within the United States as any Stockholder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement; provided, that the Parent shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Parent to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

(g)If requested by a Stockholder, the Parent shall cooperate with the Stockholders to facilitate the timely preparation and delivery of certificates or other evidence representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statement, which certificates or other evidence shall be free, to the extent permitted by the Merger Agreement, the Lock-Up Agreements and under law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Stockholders may reasonably request.
(h)The Parent shall, following the occurrence of any event contemplated by Section 3(c), as promptly as reasonably practicable (taking into account the Parent’s good faith assessment of any adverse consequences to the Parent and its shareholders of the premature disclosure of such event), prepare and file a supplement or amendment, including a post-effective amendment, to the affected Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading.
(i)The Parent may require each selling Stockholder to furnish to the Parent a certified statement as to (i) the number of Subordinate Voting Shares beneficially owned by such Stockholder and any Affiliate thereof, (ii) any FINRA affiliations, (iii) any natural persons who have the power to vote or dispose of the Subordinate Voting Shares and (iv) any other information as may be requested by the SEC, FINRA or any state securities commission.
(j)The Parent agrees to promptly deliver to each Stockholder, without charge, a reasonable number of copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto. The Parent hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Stockholders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto. Each Selling Stockholder agrees to sell its shares in the manner described in the applicable Registration Statement under the section “Plan of Distribution.”
(k)If requested by a Stockholder, the Parent shall (i) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement such material information as the Parent reasonably agrees should be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Parent has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment.
(l)The Parent shall otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including Rule 172, notify the Stockholders promptly if the Parent no longer satisfies the conditions of Rule 172 and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.
4.Registration Expenses. All fees and expenses incident to the Parent’s performance of or compliance with its obligations under this Agreement (excluding (x) any brokerage fees or commissions and (y) all legal fees and expenses of legal counsel for any Stockholder) shall be borne by the Parent whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any Trading Market on which the Subordinate Voting Shares are then listed for trading, and (B) with respect to compliance with applicable state securities or Blue Sky laws (including, without limitation, fees and disbursements of counsel for the Parent in connection with Blue Sky qualifications or exemptions of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such U.S. jurisdictions as reasonably requested by the Stockholders), (ii) printing expenses, (iii) fees and disbursements of counsel for the Parent, and (iv) fees and expenses of all other Persons retained by the Parent in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Parent shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Parent be responsible for any underwriting, broker or similar fees or commissions of any Stockholder or, except to the extent provided for herein, any legal fees or other costs of the Stockholders.
5.Indemnification.
(a)Indemnification by the Parent. The Parent shall indemnify, defend and hold harmless each Stockholder, the officers, directors, agents, partners, members, managers, shareholders, Affiliates and employees of each of them, each Person who controls any such Stockholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, shareholders, agents and employees of each such Controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Parent of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage, liability, except to the extent, but only to the extent, that (A) such untrue statements, omissions or alleged omissions are based solely upon information regarding such Stockholder furnished in writing to the Parent by such Stockholder expressly for use therein, or to the extent that such information relates to such Stockholder or such Stockholder’s proposed method of distribution of Registrable Securities and was reviewed and approved in writing by such Stockholder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (B) in the case of an occurrence of an event of the type specified in Section 3(c)(iii)-(vi), related to the use by a Stockholder of an outdated or defective Prospectus after the Parent has notified such Stockholder in writing that the Prospectus is outdated or defective and prior to the receipt by such Stockholder of the Advice contemplated and defined in Section 6(c) below, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected or (C) to the extent that any such Losses arise out of the Stockholder’s (or any other indemnified Person’s) failure to send or give a copy of the Prospectus or supplement (as then amended or supplemented), if required, pursuant to Rule 172 under the Securities Act (or any successor rule) to the Persons asserting an untrue statement or omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such Prospectus or supplement. The indemnification provided for under this Section 5(a) shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or Controlling Person of such indemnified party and shall survive the transfer of the Registrable Securities by the Stockholders pursuant to Section 15. The indemnity set forth in this Section 5(a) shall be in addition to any liability the Parent may otherwise have.
(b)Indemnification by Stockholders. Each Stockholder shall, severally and not jointly, indemnify and hold harmless the Parent, its directors, officers, agents and employees, each Person who controls the Parent (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such Controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based solely upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent that such untrue or alleged untrue statements or omissions or alleged omissions are based solely upon information regarding such Stockholder furnished in writing to the Parent by such Stockholder expressly for use therein or (ii) in the case of an occurrence of an event of the type specified in Section 3(c)(iii)-(vi), to the extent related to the use by such Stockholder of an outdated or defective Prospectus after the Parent has notified such Stockholder in writing that the Prospectus is outdated or defective and prior to the receipt by such Stockholder of the Advice contemplated in Section 6(c), but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. In no event shall the liability of any selling Stockholder hereunder be greater in amount than the dollar amount of the net proceeds received by such Stockholder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable and documented fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party); provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Agreement, all fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 5) shall be paid to the Indemnified Party, as incurred, within 20 Trading Days of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder). The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 5, except to the extent that the Indemnifying Party is materially and adversely prejudiced in its ability to defend such action.

6.Rule 144 Compliance. With a view to making available to the holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the Parent to the public without registration, the Parent shall:
(a)use reasonably best efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date hereof;
(b)use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Parent under the Securities Act and the Exchange Act, at any time after the date hereof; and
(c)furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by the Parent as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Parent, and such other reports and documents so filed or furnished by the Parent as such holder may reasonably request in connection with the sale of Registrable Securities without registration.
ARTICLE III
ADVISORY COMMITTEE
7.Committee Formation and Composition. At the sole option of the Parent’s Chief Executive Officer, the Parent may establish an advisory committee (the “Advisory Committee”) to advise the board of directors of the Parent (the “Parent Board”). The members of such Advisory Committee may be chosen by the Chief Executive Officer or the Parent Board.
8. 8.Purpose of the Committee. The Advisory Committee will have only such duties as the Chief Executive Officer may elect from time to time. However, no such Advisory Committee shall be entitled to any rights or information of any type with respect to the Parent except and only to the extent expressly determined by the Chief Executive Officer. In no event shall any members of the Advisory Committee be entitled to attend any meetings of the Parent Board or any committees thereof.
ARTICLE IV
MISCELLANEOUS
9.Remedies. In the event of a breach by the Parent or by a Stockholder of any of their obligations under this Agreement, each Stockholder or the Parent, as the case may be, in addition to being entitled to exercise all rights granted under this Agreement, will be entitled to specific performance of its rights under this Agreement. The Parent and each Stockholder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement.
10.Compliance. Each Stockholder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to the Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in the Registration Statement.
11.Discontinued Disposition. By its acquisition of Registrable Securities, each Stockholder agrees that, upon receipt of a notice from the Parent of the occurrence of any event of the kind described in Section 3(c)(iii)-(vi), such Stockholder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Parent that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Parent shall be entitled to suspend the availability of a Registration Statement and Prospectus for a period not to exceed 20 consecutive calendar days or 40 calendar days (which need not be consecutive days) in any 12 month period.
12.No Inconsistent Agreements. Neither the Parent nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Parent or any of its Subsidiaries, on or after the date hereof, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Stockholders in this Agreement or otherwise conflicts with the provisions hereof.
13.Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same shall be in writing and signed by the Parent and Stockholders holding a majority of the then outstanding Registrable Securities, provided that any party may give a waiver as to itself. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Stockholders and that does not directly or indirectly affect the rights of other Stockholders may be given by Stockholders of all of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence. Notwithstanding the foregoing, if any such amendment, modification or waiver would adversely affect in any material respect any Stockholder or group of Stockholders who have comparable rights under this Agreement disproportionately to the other Stockholders having such comparable rights, such amendment, modification, or waiver shall also require the written consent of the Stockholder(s) so adversely affected.
14.Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Merger Agreement.
15.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Stockholder; provided, however, the rights under this Agreement shall not be assignable if the Registrable Securities are transferred pursuant to an effective registration statement under the Securities Act or Rule 144 under the Securities Act. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Parent may not assign its rights (except by merger or in connection with another entity acquiring all or substantially all of the Parent’s assets) or obligations hereunder without the prior written consent of all the Stockholders of the then outstanding Registrable Securities. Each Stockholder may assign its respective rights hereunder in the manner and to the Persons as permitted under the Merger Agreement; provided in each case that (i) the Stockholder agrees in writing with the transferee or assignee to assign such rights and related obligations under this Agreement, and for the transferee or assignee to assume such obligations, and a copy of such agreement is furnished to the Parent within a reasonable time (not to exceed ten calendar days) after such assignment, (ii) the Parent is, within a reasonable time (not to exceed ten calendar days) after such transfer or assignment, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned, (iii) at or before the time the Parent received the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing with the Parent to be bound by all of the provisions contained herein and (iv) the transferee is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, and executes and delivers any certificates or other documentation evidencing this fact to the Parent.
16.Execution and Counterparts. This Agreement may be executed electronically (including by Docusign or similar service) and in two or more counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by e-mail, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature were the original thereof.
17.Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the laws of the State of Delaware.
18.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their good faith reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
19.Headings. The headings in this Agreement are for convenience only and shall not limit or otherwise affect the meaning hereof.
20.Independent Nature of Stockholders’ Obligations and Rights. The obligations of each Stockholder under this Agreement are several and not joint with the obligations of any other Stockholder hereunder, and no Stockholder shall be responsible in any way for the performance of the obligations of any other Stockholder hereunder. The decision of each Stockholder to purchase the Securities has been made independently of any other Stockholder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Stockholder pursuant hereto or thereto, shall be deemed to constitute the Stockholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Stockholders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Stockholder acknowledges that no other Stockholder has acted as agent for such Stockholder in connection with making its investment hereunder and that no Stockholder will be acting as agent of such Stockholder in connection with monitoring its investment in the Parent’s securities or enforcing its rights hereunder. Each Stockholder shall be entitled to protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Stockholder to be joined as an additional party in any Proceeding for such purpose. The Parent acknowledges that each of the Stockholders has been provided with the same investor rights agreement for the purpose of closing a transaction with multiple Stockholders and not because it was required or requested to do so by any Stockholder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first written above.

VIREO GROWTH INC.

By:

Name:

Title:

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first written above.

NAME OF STOCKHOLDER

AUTHORIZED SIGNATORY

By:

Name:

Title:

Exhibit F

Form of Letter of Transmittal

LETTER OF TRANSMITTAL

Please read this Letter of Transmittal carefully.

This Letter of Transmittal should be completed and signed and returned electronically to Parent, attention: [●] at [email]. For assistance, please contact [●] by telephone [phone] or email [email].

To complete the Letter of Transmittal, you must do the following:

●Complete Form 1, identifying the registered holder of each security listed on Form 3.
●Complete the enclosed IRS Form W-9 if you are a U.S. Person (as defined below) or an appropriate IRS Form W-8 available at www.irs.gov, if you are a non-U.S. Person (as defined below). Your IRS Form W-9 will not be accepted unless it has been properly signed, dated, has a complete address, and the appropriate box is completed reflecting your appropriate classification for U.S. federal income tax purposes (i.e. individual, partnership, corporation etc.), and the exemptions, if applicable, are completed. Similarly, any applicable IRS Form W-8 will not be accepted unless it has been properly signed, dated and completed. (Please see Instruction 6 on page 9. See also Important Tax Information below.)
●Complete Form 4, to elect the manner in which the portion of the Upward Adjustment Amount to be paid in cash, if any, you are entitled to (the “Cash Amount”) will be paid.
●Complete Form 5A or 5B, as applicable, depending on the payment election made on Form 4.
●Complete, sign and date the signature page to this Letter of Transmittal, to be signed by the registered holder(s) of Shares of the Company listed on Form 3.
●Complete and sign the Stockholder Confirmation.

Please see the Instructions on page 11 of this Letter of Transmittal.

TRANSMITTAL LETTER

Read the Instructions Section of this Letter of Transmittal Carefully

Ladies and Gentlemen:

Reference is hereby made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 18, 2024, by and among (i) Vireo Merger Sub, Inc., a Missouri corporation (“Merger Sub 1”), (ii) Vireo Growth Inc., a British Columbia corporation (“Parent”), (iii) Vireo PR Merger Sub II, Inc. a Missouri corporation (“Merger Sub 2”), (iv) NGH Investments, Inc., a Missouri corporation (“NGH”), (v) Proper Management Holdings, Inc., a Missouri corporation (“MSA Newco” and together with NGH, the “Companies” and each a “Company”), (vi) Proper Holdings, LLC, a Missouri limited liability company (“Holdings”), (vii) any Parent Share Recipient that is distributed or otherwise receives Parent Shares and executes and delivers a Joinder pursuant to Section 5.18, and (viii) Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative, agent and attorney-in-fact of Holdings and the Parent Share Recipients (the “Member Representative”), pursuant to which, upon the terms and subject to the conditions therein, at the Effective Time, Merger Sub 1 will be merged with and into NGH, with NGH continuing as the surviving company and Merger Sub 2 will be merged with and into MSA Newco, with MSA Newco continuing as the surviving company (collectively, (the “Merger”). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

In connection with the consummation of the Merger and the distribution of the Total Merger Consideration resulting therefrom, this Letter of Transmittal provides for the undersigned to surrender herewith the shares of the Company (collectively the “Securities”), listed on Form 3 of this Letter of Transmittal, in exchange for the Pro Rata Share of Estimated Closing Merger Consideration (and Pro Rata Share of other applicable amounts, if any, under the Merger Agreement including the Upward Adjustment Amount and the Earn-Out Shares, if any) payable in respect of such Securities, minus any required tax deductions or withholdings, to which the undersigned is entitled under the Merger Agreement, at the times specified therein (the other documentation (if any) submitted or surrendered pursuant to this Letter of Transmittal, collectively, the “Securities Documents”). Form 3 has been completed based on the records of the Company.

Surrender of any Securities requires that the undersigned duly execute and deliver this Letter of Transmittal and a properly completed and executed IRS Form W-9 or applicable IRS Form W-8.

Payments in Respect of the Securities

In exchange for the surrender of the above mentioned Securities, (i) Parent will pay, or cause to be paid, in accordance with the Merger Agreement, the Pro Rata Share of Estimated Closing Merger Consideration, minus any required tax deductions or withholdings, to which the undersigned is entitled under the Merger Agreement, at the times and subject to the conditions specified therein and (ii) at the times and subject to the conditions specified therein, Parent will thereafter pay, or cause to be paid, in accordance with the Merger Agreement, the undersigned’s Pro Rata Share of any other amounts to which the undersigned is entitled (if any) under the Merger Agreement including the Upward Adjustment Amount and the Earn-Out Shares, if any.

By submitting this Letter of Transmittal, the undersigned acknowledges that the Pro Rata Share of Estimated Closing Merger Consideration and any additional portion of any Total Merger Consideration, including the Upward Adjustment Amount and the Earn-Out Shares, if any, payable in respect of the Securities to which the undersigned is entitled under the Merger Agreement represents all the undersigned is entitled to receive in respect of the undersigned’s Securities upon consummation of the Merger, and that the undersigned has no further rights with respect to such Securities. The undersigned hereby waives on behalf of, himself, herself, or itself and each of his, her, or its affiliates, (a) any and all notices required to be given in respect of any Securities held by the undersigned in connection with the transactions contemplated by the Merger Agreement prior to the date hereof, whether pursuant to the Merger Agreement, any of the other documents contemplated thereby or any other agreement to which the undersigned is a party or the certificate of organization or operating agreement of the Company, and (b) any and all of his, her, or its rights under each of the agreements to which he, she or it is a party with the Company or its affiliates relating to the undersigned’s direct ownership of equity securities issued by the Company, whether or not written, including each of the agreements pursuant to which the undersigned acquired the Securities and any equityholders or investors rights agreement relating to the undersigned’s ownership of equity securities issued by the Company (it being understood and agreed that the foregoing waivers shall not in any way limit the right of the undersigned to receive the Pro Rata Share of Estimated Closing Merger Consideration and any additional portion of any Total Merger Consideration including the Upward Adjustment Amount and the Earn-Out Shares, if any, to which the undersigned is entitled under the Merger Agreement).

The undersigned understands and agrees that the method of delivery of this Letter of Transmittal is at the election and risk of the undersigned. The undersigned hereby acknowledges that the undersigned has read the Instructions section of this Letter of Transmittal.

Representations and Acknowledgements

By signing this Letter of Transmittal, the undersigned hereby represents and warrants to Merger Sub and Parent as of the date this Letter of Transmittal is executed and as of the Closing (except where a particular date or time is otherwise specified) that:

(a)	the undersigned has the full right, power and authority or capacity, as applicable, to execute and deliver the Ancillary Documents to which the undersigned is a party and to perform the undersigned’s obligations thereunder;
(b)	the Ancillary Documents to which the undersigned is a party have been, or will be at Closing, as applicable, duly executed and delivered by the undersigned and, assuming due authorization, execution and delivery by the other parties thereto, constitute, or will constitute at Closing, as applicable, the legal, valid and binding obligations of the undersigned, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles);
(c)	there is no action pending, or to the undersigned’s knowledge, threatened against the undersigned, which, if adversely determined, would have, individually or in the aggregate with all other such actions, a material adverse effect on the ability of the undersigned to perform the undersigned’s obligations under the Ancillary Documents;
(d)	immediately prior to Closing, the undersigned owns, beneficially and of record all of the Shares listed on Form 3 of this Letter of Transmittal (and the Securities represented thereby specified in such section), free and clear of all Encumbrances and with no restrictions on the voting or transfer thereof, other than as set forth in the Company Charter Documents of the Company or imposed by federal or state securities Law;
(e)	except as disclosed in disclosure schedules to the Merger Agreement, the undersigned is not a party to any option, warrant, purchase right, or other contract or commitment that could require any person to sell, contribute, transfer or otherwise dispose of any of the Shares, other than the Company Charter Documents, Merger Agreement and this Letter of Transmittal;
(f)	the undersigned is not a party to any voting trust, proxy or other contract with respect to the voting of any of the Shares, other than the Company Charter Documents;
(g)	the undersigned hereby confirms that the Parent Shares to be acquired by the undersigned will be acquired for investment for the undersigned’s own account or its beneficial owners, not otherwise as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and that the undersigned has no present intention of selling, contributing, granting any participation in, or otherwise distributing the same in violation of the Securities Act;
(h)	if the undersigned is a person or entity resident outside of Canada and the acquisition of Parent Shares is not part of a plan or scheme to avoid the prospectus requirements in connection with a distribution of such securities to a person or company in Canada;
(i)	the undersigned is either (i) a “sophisticated purchaser”, as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits and risks of its investment in the Parent Shares and is able to bear the economic risk of loss of its investment in the Parent Shares or (ii) an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act and satisfies one or more of the categories indicated below (please place an “X” and initial on the appropriate line or lines):

Category 1. [Rule 501(a)(1)]	A bank, as defined in Section 3(a)(2) of the Securities Act, whether acting in its individual or fiduciary capacity; or

Category 2. [Rule 501(a)(1)]	A savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; or
Category 3. [Rule 501(a)(1)]	A broker or dealer registered pursuant to Section 15 of the U.S. Securities Exchange Act of 1934, as amended; or
Category 4. [Rule 501(a)(1)]	An investment adviser registered pursuant to Section 203 of the U.S. Investment Advisers Act of 1940, as amended, or registered pursuant to the laws of a state; or
Category 5. [Rule 501(a)(1)]	An investment adviser relying on the exemption from registering with the U.S. Securities and Exchange Commission under Section 203(l) or (m) of the U.S. Investment Advisers Act of 1940, as amended; or
Category 6. [Rule 501(a)(1)]	An insurance company as defined in Section 2(a)(13) of the Securities Act; or
Category 7. [Rule 501(a)(1)]	An investment company registered under the U.S. Investment Company Act of 1940, as amended; or
Category 8. [Rule 501(a)(1)]	A business development company as defined in Section 2(a)(48) of the U.S. Investment Company Act of 1940, as amended; or
Category 9. [Rule 501(a)(1)]	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the U.S. Small Business Investment Act of 1958, as amended; or
Category 10. [Rule 501(a)(1)]	A Rural Business Investment Company as defined in Section 384A of the U.S. Consolidated Farm and Rural Development Act of 1972, as amended; or
Category 11. [Rule 501(a)(1)]

A plan established and maintained by a state, its political subdivision or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, with assets in excess of U.S. $5,000,000; or

Category 12. [Rule 501(a)(1)]

An employee benefit plan within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended, in which the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company or registered investment advisor, or an employee benefit plan with total assets in excess of U.S. $5,000,000 or, if a self-directed plan, the investment decisions are made solely by persons who are accredited investors; or

Category 13. [Rule 501(a)(2)]	A private business development company as defined in Section 202(a)(22) of the U.S. Investment Advisers Act of 1940, as amended; or
Category 14. [Rule 501(a)(3)]

An organization described in Section 501(c)(3) of the U.S. Internal Revenue Code of 1986, as amended, a corporation, a Massachusetts or similar business trust, a partnership, or a limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of U.S. $5,000,000; or

Category 15. [Rule 501(a)(4)]	A director, executive officer or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer; or
Category 16. [Rule 501(a)(5)]

A natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds U.S. $1,000,000; or (Note: For the purposes of calculating “net worth”

(i)the person’s primary residence shall not be included as an asset;

(ii)indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the closing of the Offering, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the closing of the Offering exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(iii)indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence shall be included as a liability.)

(Note: For the purposes of calculating “joint net worth”, joint net worth can be the aggregate net worth of the investor and spouse or spousal equivalent, and assets need not be held jointly to be included in the calculation. Reliance on the joint net worth standard does not require that the securities be purchased jointly.)

(Note: The term “spousal equivalent” means a cohabitant occupying a relationship generally equivalent to that of a spouse.)

Category 17 [Rule 501(a)(6)]

A natural person who had an individual income in excess of U.S. $200,000 in each year of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of U.S. $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

(Note: The term “spousal equivalent” means a cohabitant occupying a relationship generally equivalent to that of a spouse.)

Category 18. [Rule 501(a)(7)]

A trust, with total assets in excess of U.S. $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under Regulation D under the Securities Act; or

Category 19. [Rule 501(a)(8)]

An entity in which each of the equity owners are accredited investors; or

(Note: It is permissible to look through various forms of equity ownership to natural persons in determining the accredited investor status of entities under this category. If those natural persons are themselves accredited investors, and if all other equity owners of the entity seeking accredited investor status are accredited investors, then this category may be available.)

Category 20. [Rule 501(a)(9)]

An entity, of a type not listed in Categories 1 through 14, 18 or 19 above, not formed for the specific purpose of acquiring the securities offered, owning “investments” (as defined in Rule 2a51-1(b) under the U.S.

Investment Company Act of 1940, as amended) in excess of U.S. $5,000,000; or
Category 21. [Rule 501(a)(10)]

A natural person holding in good standing one or more of the following professional licenses:

(i)General Securities Representative license (Series 7);

(ii)Private Securities Offerings Representative license (Series 82), and

(iii)Investment Adviser Representative license (Series 65); or

Category 22. [Rule 501(a)(11)]

A natural person who is a “knowledgeable employee” (as defined in Rule 3c-5(a)(4) under the U.S. Investment Company Act of 1940, as amended) of the issuer of the securities being offered or sold where the issuer would be an “investment company” (as defined in Section 3 of U.S. Investment Company Act of 1940, as amended), but for the exclusion provided by either Section 3(c)(1) or section 3(c)(7) of U.S. Investment Company Act of 1940, as amended; or

Category 23. [Rule 501(a)(12)]

A “family office” (as defined in Rule 202(a)(11)(G)-1 under the U.S. Investment Advisers Act of 1940, as amended):

(i)with assets under management in excess of U.S. $5,000,000,

(ii)that is not formed for the specific purpose of acquiring the securities offered, and

(iii)whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

Category 24. [Rule 501(a)(13)]

A “family client” (as defined in Rule 202(a)(11)(G)-1 under the U.S. Investment Advisers Act of 1940, as amended) of a family office meeting the requirements in Category 23 above and whose prospective investment in the issuer is directed by such family office pursuant to clause (iii) of Category 23;

(j)

the undersigned has not acquired the Parent Shares as a result of any form of “general solicitation” or “general advertising” (as such terms are defined in Regulation D under the Securities Act) including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or the Internet, or broadcast over the Internet, radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(k)

the undersigned understands that (i) the Parent Shares have not been registered under the Securities Act or any state securities laws, by reason of a specific exemptions therefrom which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the undersigned’s representations as expressed herein, (ii) the Parent Shares are, or will, when issued, be “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the undersigned may not resell the Parent Shares unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption or exclusion from such registration and qualification requirements is available, (iii) except as set forth in that certain Investor Rights

Agreement, to be entered into in connection with the Closing of the Proposed Transaction, among Parent and the Stockholders, none of Parent, Merger Sub 1 or Merger Sub 2 have any obligation to register or qualify Parent Shares  for resale in the United States, (iv) if an exemption from registration or qualification is available, it may be conditioned on various  requirements including, but not limited to, the time and manner of sale requirements, the holding period for the Parent Shares, and on requirements relating to Parent which are outside of the undersigned’s control, and which Parent is under no obligation and may not be able to satisfy and (v) no public market may continue to exist for the Parent Shares in the U.S. or elsewhere, and that Parent has made no assurances that a public market will continue to exist for the Parent Shares in the U.S. or elsewhere;

(l)	the undersigned acknowledges that the Parent Shares to be issued pursuant to the Merger Agreement shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and such shares shall, until such time as the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any legend required by applicable Securities Laws to the extent such Laws are applicable to the Parent Shares issued pursuant to the Merger Agreement):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY ACQUIRING THESE SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ENCUMBERED, ABSENT AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE CORPORATION UNDER THE SECURITIES ACT, ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE SECURITIES ACT, IF AVAILABLE, OR (2) RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(2) OR (D) ABOVE, OR IN ANY OTHER CASE AS REQUIRED BY THE TRANSFER AGENT, A LEGAL OPINION SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED TO THE CORPORATION AND THE TRANSFER AGENT, IF ANY, OF THE CORPORATION STATING THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS.”

(m)	the undersigned consents to Parent making a notation on its records or giving instructions to its registrar and transfer agent in order to implement the restrictions on transfer set forth and described in this Letter of Transmittal;
(n)	the undersigned understands and acknowledges that (i) if Parent is ever deemed to be, or to have been at any time previously, an issuer with no or nominal operations and no or nominal assets other than cash and cash equivalents, Rule 144 under the Securities Act may not be available for resales of the Parent Shares, and (ii) Parent is not obligated to take, and has no present intention of taking, any action to make Rule 144 under the Securities Act (or any other exemption) available for resales of the Parent Shares;
(o)	the undersigned alone, or with the assistance of his, her or its professional advisors, has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of its investment in the Parent Shares and is able, without impairing its financial condition, to hold such Parent Shares for an indefinite period of time and to bear the economic risks, and withstand a complete loss, of such investment;
(p)	the undersigned understands and acknowledges that no agency, governmental authority, regulatory body, stock exchange or other entity (including, without limitation, the U.S. Securities and Exchange Commission or any state securities commission) has made any finding or determination as to the merit of investment in, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to, the Merger or the Parent Shares;
(q)	if required by applicable securities legislation, regulatory policy or order or by any securities commission, stock exchange or other regulatory authority, the undersigned will execute, deliver and file and otherwise assist Parent in filing reports, questionnaires, undertakings and other documents with respect to the issuance of the Parent Shares;
(r)	the undersigned is a United States person (as defined by Section 7701(a)(30) of the Code), or, if the undersigned is not a United States person (as defined by Section 7701(a)(30) of the Code), the undersigned hereby represents that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with the undersigned’s acquisition of the Parent Shares, or any use of the Merger Agreement or this Letter of Transmittal, including (i) the legal requirements within its jurisdiction for the acquisition of the Parent Shares, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the undersigned as a result of the Merger and the acquisition, holding, redemption, sale, or transfer of the Parent Shares;
(s)	the undersigned’s receipt of and continued beneficial ownership of the Parent Shares will not violate any applicable securities or other Laws of the undersigned’s jurisdiction; and
(t)	the undersigned has been advised to seek legal, financial and tax advice prior to signing this Letter of Transmittal and has had an opportunity to review with the undersigned’s tax, financial and legal advisors the consequences of the Merger and the transactions contemplated by the Merger Agreement and this Letter of Transmittal. The undersigned acknowledges and agrees that none of Parent, Merger Sub 1, Merger Sub 2 or the Company has provided the undersigned with legal, financial or tax advice and the undesigned is relying solely on the advice of its own tax, financial and legal advisors in executing this Letter of Transmittal. None of Parent, Merger Sub 1, Merger Sub 2, the Company or any party to the Merger Agreement makes any representation, warranty or covenant regarding the U.S. federal income tax treatment of the Merger including, without limitation, whether the Merger will qualify as a tax-deferred reorganization under Section 368(a) of the Code. The undersigned executes this Letter of Transmittal freely and voluntarily. The undersigned hereby acknowledges that Parent and Merger Sub shall each be a third party beneficiary of this Letter of Transmittal and shall be entitled to rely upon and enforce the terms hereof.

Release

By signing this Letter of Transmittal, for and in consideration of the amounts payable to the undersigned under the Merger Agreement, the undersigned, on behalf of itself and its Affiliates, successors and assigns (collectively, the “Releasors”), as of the Effective Time of the Merger (and subject to the undersigned’s receipt of the Pro Rata Share of the Estimated Closing Merger Consideration payable at Closing), hereby releases, acquits and forever discharges Merger Sub 1, Merger Sub 2, Parent, the Acquired Companies, their respective Affiliates and each of their present and former managers, directors, officers and employees and each of their respective heirs, executors, administrators, successors and assigns (“Releasees”), of and from any and all manner of action or actions, cause or causes of action, demands, rights, Losses, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements and claims whatsoever, whether known or unknown, of every name and nature, both in Law and in equity, which such Releasors ever had, now has, or which they may have or shall have against the Company or any other Releasees referred to above arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing at or prior to the Closing relating to the Acquired Companies or the Shares (“Stockholder Claims”); provided, however, that notwithstanding the foregoing or anything else contained herein to the contrary, the undersigned is not releasing, acquitting or discharging any Stockholder Claims arising under this Letter of Transmittal, the Merger Agreement or any other Ancillary Documents. The undersigned acknowledges and agrees that: (i) subject to the undersigned’s receipt of the Pro Rata Share of the Total Merger Consideration, the undersigned has been paid all sums to which the undersigned was entitled in respect of his/her/its affiliation with the Acquired Companies (other than any amount that is included in the Closing Working Capital of the Acquired Companies) as of the Closing, and (ii) except as set forth in this this Letter of Transmittal, the Merger Agreement, or any other Ancillary Documents, and no further sums or benefits are due to the undersigned from the Company, arising from his/her/its affiliation with the Acquired Companies or otherwise.

Subject to the reservation of rights and the limitation of the scope of the claims released herein, the undersigned expressly acknowledges that with respect to the release of known or unknown Stockholder Claims being released herein, the undersigned is aware that it may hereafter discover facts in addition to or different from those which the undersigned now knows or believes to be true with respect to the subject matter herein, and the releases herein are binding and effective notwithstanding the discovery or existence of any such additional or different facts.

Confidentiality

By signing this Letter of Transmittal, the undersigned hereby irrevocably and unconditionally agrees to keep confidential any and all information related to the Acquired Companies, Merger Sub 1, Merger Sub 2, Parent, or the Mergers and not disclose or otherwise use such information, unless the undersigned is an employee of the Company or Parent and the use or disclosure of such information is required in connection with such employment.

Irrevocable Surrender; Termination of Merger Agreement

The undersigned’s surrender of the Securities is irrevocable, but will not be effective until the Effective Time of the Mergers. If the Merger Agreement is terminated for any reason, this Letter of Transmittal and the Securities transmitted by the undersigned hereby, as applicable (together with any Security Documents (as defined below), if applicable), will be returned to the undersigned.

Binding Effect

This Letter of Transmittal and the authority herein conferred shall be binding upon the legal representatives, successors and assigns of the undersigned, and any references in the Merger Agreement to the undersigned shall mean and include the successors to the rights of the undersigned under the Merger Agreement or any other document or agreement delivered pursuant to the Merger Agreement, as applicable, whether pursuant to testamentary disposition, the laws of descent and distribution, assignment or otherwise.

INSTRUCTIONS

A stockholder will not receive the portion of its Pro Rata Share of the Estimated Closing Merger Consideration (or, if applicable, any additional portion of the Total Merger Consideration including the Upward Adjustment Amount and the Earn-Out Shares, if any) to which such stockholder is entitled until any documents that Merger Sub 1, Merger Sub 2 or Parent may reasonably require in accordance with provisions of this Letter of Transmittal or otherwise (collectively, the “Security Documents”), are received by them and processed for payment. No interest will accrue on any amounts due.

Surrender of any Securities requires that the undersigned duly execute and deliver this Letter of Transmittal and a properly completed and executed IRS Form W-9 or applicable IRS Form W-8.

1.Guarantee of Signatures. A signature guarantee in this Letter of Transmittal is NOT required unless this Letter of Transmittal is signed by the registered holder of the Securities and such holder has directed payment to an account in the name of an individual or entity other than the registered holder.
2.Incomplete Documentation. If Parent reasonably determines that any Letter of Transmittal has not been properly completed or executed, or that a Security Document is not in proper form for surrender, or if any other irregularity in connection with the surrender exists, either of them, acting reasonably, shall be entitled to reject such Security Document(s). Stockholders entitled to payment shall be contacted directly by Parent and requested to provide any missing or incomplete information. If there are any discrepancies between (a) the number of Securities that any Letter of Transmittal, Security Document or other supporting document may indicate are owned by a stockholder and (b) the number of Securities that the list of stockholders provided by the Company to Merger Sub 1, Merger Sub 2 or Parent (“Stockholder List”) indicates such holder owns of record, Merger Sub 1, Merger Sub 2 and Parent shall consult with the Company for instructions as to the number of Securities, if any, it is authorized to accept for payment, and shall, except as thereafter directed in writing by the Company, continue to hold any Security Documents and other documents surrendered in connection therewith. If any certificates in respect of the Securities shall have been lost, stolen or destroyed, the undersigned shall be required to submit an affidavit of that fact and, if required by Parent, post a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such certificate.
3.Endorsements. If any Securities are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If this Letter of Transmittal is signed by or on behalf of a Person other than the registered holder(s) of the Securities listed in the Stockholder List, this Letter of Transmittal must be accompanied by appropriate assignment documentation provided in all cases, signed exactly as the name(s) of the registered holder(s) as it appear(s) on the Company’s books and records. In case this Letter of Transmittal is executed by an attorney, executor, administrator, guardian or other fiduciary, or by an officer of a corporation, the person executing this Letter of Transmittal must give his or her full title in such capacity and appropriate evidence of authority in such capacity must be forwarded with this Letter of Transmittal and applicable Security

Documents. If any surrendered Securities are registered in different names (e.g., John Doe, J.A. Doe), it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.
4.Transfer Taxes. In the event that any transfer taxes become payable by reason of the payment of the applicable portion of the Closing Share Payment (or, if applicable, any additional Total Merger Consideration) in any name other than that of the registered holder, such transferee or assignee must pay such transfer taxes or establish that such taxes have been paid or are not applicable. Merger Sub 1, Merger Sub 2 and Parent will have no responsibility with respect to any such transfer taxes and shall only be liable for its portion of transfer Tax pursuant to the Merger Agreement.
5.IRS Form W-9 and W-8. Under U.S. federal income tax law, if you are a U.S. Person (as defined below) you generally must report and certify your correct taxpayer identification number (“TIN”) and further certify that you are not subject to backup withholding on IRS Form W-9. This Letter of Transmittal includes an IRS Form W-9, which, if you are a U.S. Person, you should complete and return with this Letter of Transmittal. If you are a U.S. Person, the failure to provide the information requested on the IRS Form W-9 could result in certain penalties as well as backup withholding on certain payments due to you. If you have been notified by the IRS that you are subject to backup withholding and the IRS has not subsequently notified you that backup withholding has terminated, you must strike out the language in clause (2) of Part II on the IRS Form W-9. Stockholders who are not U.S. Persons should complete an appropriate IRS Form W-8, which can be found on the IRS website (www.irs.gov), to avoid backup withholding. For further information concerning backup withholding and FATCA withholding and instructions for completing the IRS Form W-9, see Important Tax Information below.
6.Information and Additional Copies. For additional information regarding this Letter of Transmittal or the Mergers, or to obtain additional copies of this Letter of Transmittal, please contact Parent at the contact information above.

IMPORTANT TAX INFORMATION

Under U.S. federal income tax law, a holder who surrenders Securities for its Pro Rata Share of the Estimated Closing Merger Consideration is required to provide Parent with the holder’s correct taxpayer identification number (“TIN”) on the enclosed IRS Form W-9 or otherwise establish a basis for exemption from backup withholding. Generally, if the holder is an individual that is a U.S. Person (as defined below), the TIN is the holder’s social security number. If Parent is not provided with the correct TIN, the holder may be subject to a $50 penalty imposed by the IRS. In addition, payments made to the holder with respect to the Securities may be subject to backup withholding.

For purposes of this Letter of Transmittal, a “U.S. Person” is a beneficial owner of Securities that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, partnership, or other entity classified as a corporation or partnership for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, or any state thereof or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes, or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (e) a corporation, or other entity classified as a corporation for United States federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia.

Certain holders (including corporations and non-U.S. Persons) are not subject to these backup withholding and reporting requirements. An individual holder that is not a U.S. Person must provide Parent with a properly completed IRS Form W-8 BEN, Certificate of Foreign Status (Individuals), signed under penalty of perjury, attesting to such holder’s exempt status. Non-Individual holders that are not U.S. Persons should use the appropriate IRS Form W-8 for this purpose.

If backup withholding applies, Parent is required to withhold (currently at the rate of 24%) of certain payments made to the holder or other payee. Backup withholding is not an additional U.S. federal income tax. Rather, the amount withheld will be credited against the U.S. federal income tax liability of persons subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS by filing a timely U.S. federal income tax return, provided that the required information is timely furnished to the IRS.

In addition, to the extent a portion of any payment made to a holder that is a non-U.S. Person following the Effective Time of the Merger is treated as imputed interest, such imputed interest may be subject to a 30% withholding tax under the Foreign Account Tax Compliance Act (“FATCA”) unless such holder submits to Merger Sub and Parent a properly completed applicable IRS Form W-8 documenting their FATCA-compliant status.

Purpose of IRS Forms. To prevent backup withholding and FATCA withholding on any imputed interest payments that are made to a holder with respect to the Securities, the holder is required to provide Merger Sub and Parent with a properly completed IRS Form W-9 (enclosed herein) or applicable IRS Form W-8 (available at www.irs.gov). A holder that completes IRS Form W-9 should list the holder’s current TIN and certify that the TIN provided is correct (or that such holder is awaiting a TIN), that the holder is a U.S. Person, and that (a) the holder is exempt from backup withholding, (b) the holder has not been notified by the IRS that the holder is subject to backup withholding as a result of failure to report all interest or dividends or (c) the IRS has notified the holder that the holder is no longer subject to backup withholding. However, if a holder has been notified by the IRS that the holder is subject to backup withholding and the IRS has not subsequently notified the holder that backup withholding has terminated, the holder must strike out the language in clause (2) of Part II on the IRS Form W-9. Holders which are not U.S. Persons should consult with their own tax advisors regarding the appropriate IRS Form (or IRS Forms) to provide.

What Number to Give to Merger Sub and Parent. The holder is required to give Merger Sub and Parent the TIN (e.g., social security number, individual taxpayer identification number or employer identification number) of the record owner of the Securities. If the Securities are held in more than one name or are not held in the name of the actual owner, consult the “What Name and Number To Give the Requester” section in the attached IRS Form W-9 or your tax advisor for additional guidance on which number to report.

If a holder which is a U.S. Person does not have a TIN, such holder should: (a) consult with its own U.S. tax adviser on applying for a TIN; (b) write “Applied For” in the space for the TIN in Part I of the Form W-9; and (c) sign and date the Form W-9 set out in this Letter of Transmittal. In such case, Parent or its agent may withhold 24% of the gross proceeds of certain payments made to such holder prior to the time a properly certified TIN is provided, and if a TIN is not provided within sixty (60) days, such amounts will be paid over to the IRS.

FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX ADVISOR OR THE IRS.

STOCKHOLDER RECIPIENT CONFIRMATION

I (the holder of record) affirm that I am a married individual AND either my spouse or I am a resident of one of the following community property states: Alaska, Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington, Wisconsin or the Commonwealth of Puerto Rico.

I (the holder of record) affirm that I am an individual and I am either not married OR I am married and neither my spouse nor I am a resident of one of the community property states listed above.

I (an authorized signer on behalf of the holder of record) affirm that the holder of record is an entity and not an individual.

Spouse’s Email (if applicable):

[Please note: by indicating that you are a married individual and resident of a community property state, please have your spouse sign below.]

Signature:

Name:

Securities **FORM 3**

Securities you are exchanging for payment.

ST) Security Type	SN) Security Number	SH) Quantity of Securities
ST1) Security Type:	SN1) Security Number:	SH1) Quantity of Securities:
ST2) Security Type:	SN2) Security Number:	SH2) Quantity of Securities:
ST3) Security Type:	SN3) Security Number:	SH3) Quantity of Securities:
ST4) Security Type:	SN4) Security Number:	SH4) Quantity of Securities:
ST5) Security Type:	SN5) Security Number:	SH5) Quantity of Securities:
ST6) Security Type:	SN6) Security Number:	SH6) Quantity of Securities:

The Undersigned affirms and agrees, as it pertains to any Security listed on Form 3 (to the extent certificated) that is not currently in the Undersigned's possession, that (A) such Security was not endorsed and has not, in whole or part, been assigned, transferred, hypothecated, pledged or otherwise disposed of in any manner whatsoever, and no person or entity other than the Undersigned has any right, title, claim, or interest in the same, and (B) the Undersigned will indemnify, defend and hold harmless the Exchange Agent and the parties to the definitive transaction agreement, together with their respective employees, officers, directors, agents, successors and assigns, from and against any and all losses, liabilities, damages, judgments, costs, charges, expenses (including the fees and expenses of counsel), claims, actions and suits, arising out of or in connection with such Security.

Payment Instructions: Wire Transfer Information **FORM 5A**

Complete Form 5A if you selected Wire Transfer as your payment method on Form 4.

If the **Name(s) on the Account** listed below is different than the Registered Holder, a Medallion Guarantee must be completed (Form 6) before any payment can be issued.

If payment is returned, you may incur additional fees. Please confirm your wire instructions with your financial institution.

* Indicates required field

Name of Registered Holder exactly how it appears listed for each Security on Form 3:*

E1} Name(s) on Account: *

E2} U.S. Bank Account Number OR Non-U.S. IBAN Number: *

E3} U.S. Bank Routing Number OR Non-U.S. SWIFT Number: *

E4} Financial Institution Name: *

E5} Financial Institution Address: *

E6} Financial Institution City: *

E7} Financial Institution State/Province: *

E8} Financial Institution Postal Code: *

E9} Financial Institution Country: *

E10} Financial Institution Contact Name: *

E11} Financial Institution Contact Phone Number:*

E12} For Further Credit Account Number (If applicable):

E13} For Further Credit Account Name (If applicable):

A10} Additional Instructions

IMPORTANT NOTE: Please confirm the information on Form 5A with your financial institution. If your account is with a non-bank financial institution such as a brokerage or mutual fund, please contact the financial institution to confirm that wire transfer is possible for your account and to obtain the correct payment information for this form. Failure to provide accurate and complete electronic payment instructions may cause delays in processing or payments to be returned. If no electronic payment instructions are provided, payments will be automatically disbursed by check to the address provided in Form 1 or Form 5B of this document. Subsequent payments will be made using the same method as the initial payment, at the discretion of the Payments Administrator. Please note that your financial institution may charge a fee for processing incoming wire transfers. Any such fees would be in addition to the fees described herein.

Medallion Guarantee
You have requested that you would like payment to be made to someone other than the Registered Holder(s) listed on Form 1.

If you have requested that the payment for the Security listed in Form 3 be made to any payee other than the Registered Holder(s) in Form 1, and you've completed Form 5A or Form 5B with payment information for that payee, you must also complete this form in order to receive payment.

You can obtain the required Medallion Signature Guarantee from an eligible Guarantor Institution (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) with membership in an approved Signature Guarantee Medallion Program, pursuant to Securities and Exchange Commission Rule 17Ad-15. You may wish to contact your primary bank as most banks provide this service to its customers.

M1} Signature of Registered Holder or Authorized Signer: M2} Date:

M3} Name (Printed): M4} Title (If signing on behalf of entity):

M5} Additional Signature (if applicable): M6} Date:

M7} Name (Printed): M8} Title (If signing on behalf of entity):

Medallion Guarantee Stamp

Guarantor Institution:

Guarantor Contact:

Guarantor Phone:

Exhibit G

Inventory Accounting Principles

Inventory is comprised of cannabis work-in-process, cannabis finished goods and other inventory. Work-in-process inventory includes cannabis plants, bulk harvested material, and various bulk oils and extracts. Finished goods include packaged flower and extracts. Other inventory includes product packaging, hemp derived CBD, apparel, and paraphernalia.

Inventory cost includes pre-harvest, post-harvest and shipment and fulfillment, as well as related accessories. Pre-harvest costs include labor and direct materials to grow cannabis, which includes water, electricity, nutrients, integrated pest management, growing supplies and allocated overhead. Post-harvest costs include costs associated with drying, trimming, blending, extraction, purification, quality testing and allocated overhead. Shipment and fulfillment costs include the costs of packaging, labelling, courier services and allocated overhead.

Inventory is stated at the lower of cost or net realizable value, determined using either the weighted average cost inventory valuation methodology or the First-In-First-Out (“FIFO”) inventory valuation methodology.net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. At the end of each reporting period, the Company performs an assessment of inventory and record write-downs for excess and obsolete inventories based on the Company’s estimated forecast of product demand, production requirements, market conditions, regulatory environment, and spoilage.

Exhibit H

Historical Accounting Principles Exceptions

The Unaudited Financials and Interim Financials include the elimination of the fees under the management services agreements and consolidates all operations thereunder.

Exhibit I-1

Form of Amended and Restated Articles of Incorporation of the Surviving Company

(Merger Sub 1)

See attached.

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
VIREO PR MERGER SUB INC.

Vireo PR Merger Sub Inc., a corporation organized and existing under the laws of the State of Missouri (the “Corporation”), acting in accordance with the provisions of The General and Business Corporation Law of Missouri (the “MGCL”),

DOES HEREBY CERTIFY:

1.That the name of the Corporation is Vireo PR Merger Sub Inc. The Corporation was originally incorporated under the same name and the original Articles of Incorporation of the Corporation was filed with the Secretary of State of the State of Missouri on December 2, 2024.
2.The Amended and Restated Articles of Incorporation of the Corporation in the form attached hereto as Exhibit A (the “Restated Certificate”) have been duly adopted by the shareholders of the Corporation in accordance with Sections 351.090 and 351.106 (2023) of the MGCL. The Restated Certificate amends and restates the provisions of the Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by its duly authorized officer, this ___ day of December, 2024.

VIREO PR MERGER SUB INC., a Missouri corporation

By:

1

Name: [●]
Title: [●]

Exhibit “A”

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

VIREO PR MERGER SUB INC.

Article One

The name of the corporation is Vireo PR Merger Sub Inc.

Article Two

The registered agent’s name is C T Corporation System. The address, including street and number for the registered agent’s office in the state of Missouri is 5661 Telegraph Road, Suite 4B, Saint Louis, MO 63129.

Article Three

The total number of shares of capital stock that the Corporation is authorized to issue is One Thousand (1,000), all of which are shares of common stock, with a par value of $0.001 per share (the “Common Stock”).

Article Four

The Company’s existence is perpetual.

Article Five

The purpose of the Corporation shall be to engage in any and all lawful business or activity and to do any lawful act concerning any and all lawful business or activity for which a corporation may be organized under the laws of the State of Missouri.

Article Six

The number of directors to constitute the board of directors (the “Directors”) shall be as provided in the Bylaws.

The effective date of this document is the date it is filed by the Secretary of State of Missouri.

The restated articles of incorporation correctly set forth without change the corresponding provisions of the articles of incorporation as theretofore amended, and that the restated articles of incorporation supersede the original articles of incorporation and all amendments thereto.

[remainder of page left intentionally blank]

Exhibit I-2

Form of Amended and Restated Articles of Incorporation of the Surviving Company

(Merger Sub 2)

See attached.

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
VIREO PR MERGER SUB II INC.

Vireo PR Merger Sub II Inc., a corporation organized and existing under the laws of the State of Missouri (the “Corporation”), acting in accordance with the provisions of The General and Business Corporation Law of Missouri (the “MGCL”),

DOES HEREBY CERTIFY:

1.That the name of the Corporation is Vireo PR Merger Sub II Inc. The Corporation was originally incorporated under the same name and the original Articles of Incorporation of the Corporation was filed with the Secretary of State of the State of Missouri on December 2, 2024.
2.The Amended and Restated Articles of Incorporation of the Corporation in the form attached hereto as Exhibit A (the “Restated Certificate”) have been duly adopted by the shareholders of the Corporation in accordance with Section 351.090 and 351.106 (2023) of the MGCL. The Restated Certificate amends and restates the provisions of the Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by its duly authorized officer, this ___ day of December, 2024.

VIREO PR MERGER SUB II INC., a Missouri corporation

By:

1

Name: [●]
Title: [●]

Exhibit “A”

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

VIREO PR MERGER SUB II INC.

Article One

The name of the corporation is Vireo PR Merger Sub II Inc.

Article Two

The registered agent’s name is C T Corporation System. The address, including street and number for the registered agent’s office in the state of Missouri is 5661 Telegraph Road, Suite 4B, Saint Louis, MO 63129.

Article Three

The total number of shares of capital stock that the Corporation is authorized to issue is One Thousand (1,000), all of which are shares of common stock, with a par value of $0.001 per share (the “Common Stock”).

Article Four

The Company’s existence is perpetual.

Article Five

The purpose of the Corporation shall be to engage in any and all lawful business or activity and to do any lawful act concerning any and all lawful business or activity for which a corporation may be organized under the laws of the State of Missouri.

Article Six

The number of directors to constitute the board of directors (the “Directors”) shall be as provided in the Bylaws.

The effective date of this document is the date it is filed by the Secretary of State of Missouri.

The restated articles of incorporation correctly set forth without change the corresponding provisions of the articles of incorporation as theretofore amended, and that the restated articles of incorporation supersede the original articles of incorporation and all amendments thereto.

[remainder of page left intentionally blank]

Exhibit J

Form of Management Services Agreement

See attached.

THIS AGREEMENT IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING, WITHOUT LIMITATION, REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF THE CANNABIS LAWS (DEFINED BELOW), OR ANY OTHER APPLICABLE STATE OR LOCAL STATUTE OR REGULATORY REQUIREMENT THEREUNDER, OR THE GUIDANCE OR INSTRUCTION OF THE DHSS (DEFINED BELOW) OR OF ANY OTHER APPLICABLE REGULATORY BODY OR AGENCY. THIS AGREEMENT CONTAINS SPECIFIC REQUIREMENTS AND COMMITMENTS BY THE PARTIES TO MAINTAIN FULLY THEIR RESPECTIVE COMPLIANCE WITH CANNABIS LAWS AND DHSS REGULATORY REQUIREMENTS. THE PARTIES HAVE READ AND FULLY UNDERSTAND THE REQUIREMENTS OF THIS AGREEMENT AND AGREE TO COMPLY WITH THE SAME.

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and between New Growth Horizon II, LLC, a Missouri limited liability company (the “Company”) and Proper Management Holdings, Inc., a Missouri corporation (the “Service Provider”). Company and Service Provider may each also be referred to herein as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, the Company has been awarded certain cultivation, manufacturing, transportation and dispensary licenses as further set described on Exhibit A attached hereto and incorporated herein by this reference (collectively, the “Licenses” and each, a “License”) by the Missouri Department of Health and Senior Services, Division of Cannabis Regulation (“DHSS”), which are operated at the locations set forth on Exhibit A attached hereto and incorporated herein by this reference (the “Company Locations”); and

WHEREAS, the Company also operates various cultivation, manufacturing, transportation and dispensary licenses pursuant to separate Management Services Agreements with other entities holding licenses from DHSS (collectively, the “Managed Licenses”);

WHEREAS, Company desires to retain the services of Service Provider, and the Service Provider desires to be retained and to undertake certain obligations in connection therewith, to provide certain advisory, consulting, and management services upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the Recitals, and the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Appointment. The Company hereby engages the Service Provider on an exclusive basis, and the Service Provider hereby agrees, upon the terms and subject to the conditions set forth herein, to provide, or cause any of its Affiliates to provide, certain services to the Company as more fully described in Section 3 hereof. For the purposes of this Agreement, an “Affiliate” of any specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified. For purposes of this Agreement, “Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof. Notwithstanding anything to the contrary herein, the Parties agree that in the event that (i) the Company or its Affiliate obtains ownership of any of the Managed Licenses during the Term of this Agreement, such new license shall become a “License” under this

Agreement and subject to the terms hereof, and (ii) DHSS grants a new license to Company or any of its Affiliates during the Term of this Agreement, such new license shall become a “License” under this Agreement and subject to the terms hereof.
2.Term and Termination.

2.1.The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until terminated as provided in this Section 2.

2.2.This Agreement and the Company’s engagement of the Service Provider hereunder may be terminated at any time following the Effective Date:

(a)upon mutual agreement of the Company and the Service Provider.

(b)by the Service Provider:

i.upon the bankruptcy, receivership, or insolvency of the Company;
ii.if any License is revoked, rescinded, or terminated in a final or non-appealable manner or the Company otherwise becomes ineligible to operate under the Licenses due to the actions or omissions of Company;
iii.if Company materially breaches any provision of this Agreement and either such breach cannot be cured or, if such breach is capable of being cured, it is not cured by Company within 60 days after Company’s receipt of Service Provider’s written notice of such breach;
iv.in the event that (i) DHSS reaches a final and non-appealable determination that the Management Fee or any other amount payable pursuant to this Agreement constitutes a financial interest of the Service Provider in the Company (as defined by Cannabis Laws), and (1) Service Provider in unable to obtain DHSS approval as a financial interest holder in the Company, and (2) the Parties do not mutually agree to revisions, amendments, or changes to this Agreement which DHSS deems necessary (and only those that are necessary) for this Agreement to no longer be found to be a financial interest of the Service Provider in the Company.

(c)by Company, upon written notice to Service Provider thereof:

v.upon the bankruptcy, receivership, or insolvency of Service Provider;
vi.if the Service Provider materially breaches any obligation to make payments under Section 8 of this Agreement and either the breach cannot be cured or, if the breach is capable of being cured, it is not cured by the Service Provider within 30 days after the Service Provider’s receipt of Company’s written notice of such breach.

(d)by either Party if all Licenses are revoked, rescinded, or terminated in a final or non-appealable manner or the Company otherwise becomes ineligible to operate under the Licenses.

2.3.Following the termination of this Agreement, each Party shall promptly return to the other Party all tangible property (including any documents) and all Confidential Information (as defined herein) in its possession or control belonging to the other Party. Further, in the event of termination of this Agreement, if the Company and the Service Provider so desire, the Parties shall cooperate, in good faith, at their respective expense, to unwind and separate any vendor or service contracts, equipment or inventory agreements, and other arrangements entered into by or on behalf of the Company during the term of this Agreement.

3.Services.

3.1.Company shall at all times exercise ultimate control over the assets and operations of the Licenses and shall retain the ultimate authority and responsibility regarding the powers, duties and responsibilities vested in Company by law and regulations. Subject to the foregoing, the Service Provider or its Affiliates shall provide the Company with the following services (the “Services”): (a) certain management and administration services in furtherance of the requirements imposed upon the Company in connection with the Licenses, including those services set forth on Exhibit B, and any other services incidental thereto as the Chief Executive Officer or the President of the Company may reasonably request from time to time, and (b) regulatory, operational, financial, strategic, and corporate management advisory services, including those services set forth on Exhibit B, in connection with: (i) regulatory, compliance, and other matters necessary for the operation of the Licenses, (ii) human resources and personnel management services (such as job description formulation, hiring practices, training, and workforce identification and management), (iii) business operations, and (iv) any other related activity for the Company (the “Business”).

3.2.The Company shall use the Services of the Service Provider, and the Service Provider shall make itself available for the performance of the Services. The Service Provider will perform the Services at the times and places reasonably determined by the Service Provider to meet the needs and requirements of the Company. Notwithstanding the provision of the Services, the Service Provider shall at no time direct or control the Company as prohibited by any rules, regulations or orders issued by DHSS.

3.3.As used herein, “Cannabis Laws” means the laws of the State of Missouri relating to the cultivation, manufacture, production, distribution and/or retail sale of medical and recreational or adult-use cannabis, and any applicable local ordinances, rules or regulations relating to cannabis, including, but not limited to, Article XIV of the Missouri Constitution, as amended, and all rules and regulations promulgated by DHSS (19 CSR 100-1.010, et seq.).

3.4.The Parties acknowledge and agree that DHSS awarded the Licenses or are in the process of reviewing business change applications to transfer ownership interest in the Managed Licenses to Company and that in compliance with Cannabis Laws, the current Licenses and future awarded Managed Licenses shall remain the licenses of Company, and nothing in this Agreement shall be construed as a transfer, assignment, sale or conveyance of the Licenses, or any portion thereof, or ownership interests, including financial, voting or control interests in the Licenses, to the Service Provider or any of Service Provider’s successors, affiliates, agents, volunteers, employees or independent contractors. The Parties further acknowledge and agree that all marijuana and marijuana products processed, prepared, produced, and dispensed under and pursuant to the Licenses at the Company Locations approved by DHSS for such activities (“Marijuana Products”) shall remain the sole and exclusive property of Company and the Company shall be the sole and exclusive holder of the Licenses.

3.5.EXCEPT WITH RESPECT TO ANY PERIOD DURING WHICH SERVICE PROVIDER AND COMPANY MAY BE SUBSIDIARIES OF PROPER HOLDINGS, LLC, AT ALL TIMES THAT COMPANY IS THE LEGAL HOLDER OF THE LICENSES, OTHER THAN FROM AND AFTER THE CLOSING OF ANY SEPARATE TRANSACTIONS CONTEMPLATED BEYOND THE SCOPE OF THIS AGREEMENT, SERVICE PROVIDER WILL NOT, DIRECTLY OR INDIRECTLY (THROUGH AN AFFILIATE OR OTHERWISE), OWN AN INTEREST IN, OPERATE, JOIN, CONTROL, PARTICIPATE IN THE CONTROL OF, BE AN OFFICER, DIRECTOR, AGENT, PARTNER, MEMBER, SHAREHOLDER OR PRINCIPAL OF COMPANY AT ANY TIME DURING THIS AGREEMENT. THIS AGREEMENT IS NOT INTENDED TO AND DOES NOT CONSTITUTE AN EFFORT OR ATTEMPT BY COMPANY TO ABORT OR SIGNIFICANTLY CHANGE OR ALTER THE PROPOSALS AND ASSURANCES MADE IN COMPANY’S APPLICATION AND DHSS-APPROVED CHANGES FOR THE LICENSES UNDER THE CANNABIS LAWS.

4.Compliance Matters.

4.1.Compliance. Service Provider shall cause the Services to be performed in compliance in all material respects with Cannabis Laws, all other applicable laws, and all requirements of DHSS. Company and its Affiliates shall abide by all reasonable written instructions from Service Provider to ensure that all Parties comply with all requirements for ongoing regulatory and legal compliance, including, without limitation, the Cannabis Laws and all requirements and the guidance or instruction of DHSS, which the Parties acknowledge and understand are subject to change as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary to comply with the requirements of the Cannabis Laws and/or DHSS, the Parties hereby agree to use their respective commercially reasonable efforts to take all actions reasonably requested by the other Party to ensure compliance with the Cannabis Laws and/or DHSS, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the Parties original intentions but are responsive to and compliant with the requirements of the Cannabis Laws and/or DHSS. Notwithstanding the foregoing, the Parties acknowledge that Services to be provided by Service Provider under this Agreement include the promotion, advertising, distribution, sale, packaging, and storage of the cannabis products, including compliance with the terms in this Section 4. Company shall not be liable for Service Provider’s acts or omissions with respect to Service Provider’s performance of Services related to the cannabis products under this Section 4.

4.2.Inspections. So that Service Provider can ensure Company’s and its Affiliates’ compliance with Section 4, Company and its Affiliates shall permit Service Provider (or its authorized representative), on reasonable advance notice and during normal business hours, and subject to the confidentiality obligations contained herein, to inspect all facilities and records used in the promotion, advertising, distribution, sale, packaging, distribution, or storage of cannabis products. If Service Provider identifies any violations during any such inspections, rejects any sample, or otherwise notifies Company of any non-compliance with the requirements of Section 4, the Company shall not begin (or shall immediately halt) distribution of the affected cannabis products until Service Provider confirms in writing that Company has remedied any such non-compliance.

5.Management Fee. The Service Provider will charge a monthly management fee in the amount of $1,800,000, which may be accrued and deferred for payment to Service Provider, in its sole discretion, at or before the termination or expiration of this Agreement (the “Management Fee”). The Parties shall meet and confer regularly, and no less than quarterly within seven (7) days following the end of each fiscal quarter of Service Provider, to review the Management Fee and shall mutually determine if there should be any adjustment, either up or down, in the Management Fee being charged hereunder. The Parties acknowledge and agree that any subsequent modifications to the Management Fee after a quarterly review may be documented via an e-mail acknowledgement, and no formal amendment to this Agreement is required. In the event that all or some portion of the Management Fee is not paid due to a lack of funds in the Operating Account, the Management Fee shall carry-over and remain payable until the Operating Account does contain funds sufficient to pay the Management Fee and said Management Fees which are in arrears shall be paid out of the Operating Account as soon as any funds are available in the Operating Account while permitting a working capital balance of the Company. If DHSS or any other regulatory body reaches a final and non-appealable determination that the Management Fee or any other amount payable pursuant to this Agreement constitutes a financial interest of the Service Provider in the Company (as defined by Cannabis Laws), the Parties shall immediately seek to make such revisions, amendments, and changes to this Agreement necessary (and only those that are necessary) for this Agreement to no longer be found to be a financial interest of the Service Provider in the Company. In the event that the Parties cannot mutually agree on the acceptability of such revisions, amendments, or changes necessary (and only those that are necessary) for this Agreement to no longer be found to be a financial interest of the Service Provider in the Company, then Service Provider may terminate this Agreement pursuant to Section 2.2.
6.Joint Bank Account. As of the Effective Date, the Company shall establish a bank account for the deposit of all operating funds related to the Business (the “Operating Account”) and shall designate a representative of each of the Company and Service Provider as authorized signatories. The Service Provider and the Company shall deposit all funds attributable to the operation of the Business in the Operating Account (“Operating Funds”). All Operating Funds in the Operating Account shall be utilized exclusively to pay the Management Fee, to pay the Tax Reserve, to reimburse Service Provider for its costs and expenses in accordance with Section 8, and otherwise to pay the costs and expenses of operating the Business, including, without limitation, maintaining, operating, and managing the Licenses and Managed Licenses.
7.Service Provider Funding Obligations. During the Term of this Agreement, Service Provider hereby assumes the obligation for the payment of all operating costs, fees, and other financial responsibilities directly and indirectly related to the management and operations of the Company, including but not limited to: (i) employee payroll and health benefits, accounting and legal services, inventory, third-party fees and services, marketing and advertising, banking fees, insurance, utilities, rent, in each case solely in connection with the operation of the Business

(including the Licenses and Managed Licenses); (ii) repair, rebuild, and replacement of assets as necessary to maintain the Company’s assets in accordance with their condition on the Effective Date (including the payment of any costs and expenses that exceed insurance limitations), (iii) satisfaction of the Company’s contractual obligations, third-party liabilities, and operational losses arising and incurred during the Term of this Agreement, and (iv) maintaining, operating, and managing the Licenses and Managed Licenses (collectively, the “Funding Obligations”). To satisfy the Funding Obligations, Service Provider may use the Operating Funds, and, to the extent there are no Operating Funds, Service Provider shall use its funds in accordance with Section 8.2.
8.Operating Funds. As part of the Services and unless otherwise agreed in writing by Company and Service Provider, after the Effective Date, on a monthly basis, Service Provider shall pay the following costs as follows:

8.1.First, out of the Operating Funds, Service Provider shall transfer, to such account as directed by Company, an amount equal to the Maximum Combined Marginal Rate of gross profit for the preceding month, as reasonably determined by the Company’s accountant for the specific purpose of funding taxes of the Company due to the Company’s operations (the “Tax Reserve”);

8.2.Second, Service Provider will pay all Funding Obligations; provided, however, to the extent the Funding Obligations exceed the Operating Funds available for such month plus any cash reserves of the Company, then such shortfall shall be funded by Service Provider using its funds (“Service Provider Funding”) or to the extent commercially reasonable, defer such shortfall until the subsequent month; then

8.3.Third, Service Provider may pay itself the Management Fee.

To the extent available, and subject to maintaining a reasonable cash reserve of the Operating Funds in the Operating Account, Service Provider may, in its reasonable discretion, use the Operating Funds to reimburse Service Provider for any prior Service Provider Funding and any prior month’s accrued, but unpaid, Management Fees.

Subject to the Tax Reserve payments required in this Section 8, Company will be responsible for Company’s payment of taxes attributable to the operations of the Licenses, Company Locations, and Managed Licenses during the Term and in the event that the Tax Reserve is insufficient to cover the Company’s tax liabilities during the Term of this Agreement, Service Provider shall promptly pay any deficiency as a Funding Obligation. In the event that the Tax Reserve (including any additional payments made pursuant to the preceding sentence) exceeds the Company’s tax liabilities during the Term of this Agreement, the Service Provider shall have access to any such surplus for use as Operating Funds pursuant to this Agreement.

As used herein, “Maximum Combined Marginal Rate” means the highest effective marginal combined federal, state and local income tax rate applicable to a corporation engaging in business in the city of St. Louis, Missouri.

9.Warranties; Limitation of Liability.

9.1.Warranties. Service Provider shall provide the Services in a professional and workmanlike manner in accordance with generally recognized industry standards in the Service Provider’s field.

9.2.Limitation of Liability. Except in the event of a third party indemnification claim pursuant to Section 10, in no event will any Party or any of its Subsidiaries or Affiliates or any of their officers, directors, managers, principals, shareholders, partners, members, employees, agents, representatives (each a “Related Party” and, collectively, the “Related Parties”) be liable to the other Party for special, indirect, punitive or consequential damages, including, without limitation, loss of profits, lost business, or diminution of value of business even if a Party has been advised of the possibility of such damages.

9.3.No Liability for Service Provider Directed Actions. Notwithstanding anything the contrary contained in this Agreement, and for the avoidance of doubt, Company shall have no liability for breaches of any representations and warranties, covenants or agreements set forth in this Agreement to the extent due to (i) any actions or inactions (when Service Provider had the obligation to act or not act under the terms of this Agreement) of Service Provider or any of its Affiliates; or (ii) the Service Provider’s or its Affiliate’s performance of the Services.

9.4.Disclaimer. Except as expressly set forth in this Agreement, the Service Provider makes no representations or warranties, express or implied, with respect to the Services to be provided by it hereunder. If Service Provider’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of Company or its agents, or employees outside of Service Provider’s reasonable control, Service Provider shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any costs, charges, or losses sustained or incurred by Company arising from such prevention or delay. The Company expressly acknowledges and agrees that the Service Provider shall not have any fiduciary duty to the Company, its members or managers, and the Company hereby expressly disclaims any such duty.

10.Indemnification.

10.1.Each Party (as “Indemnifying Party”) shall indemnify, hold harmless, and defend the other Party and each of its Related Parties (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable professional fees and reasonable attorneys’ fees (collectively, “Losses”) that are incurred by an Indemnified Party arising out of any third-party claim alleging: (a) breach or non-fulfillment of any representation, warranty, or covenant under this Agreement by Indemnifying Party or its Related Parties; (b) any negligent or more culpable act or omission (including any reckless or willful misconduct) of Indemnifying Party or its Related Parties in connection with the performance of its obligations under this Agreement; (c) any bodily injury, death of any person, or damage to real or tangible personal property caused by the negligent or more culpable acts or omissions of Indemnifying Party or its Related Parties (including any reckless or willful misconduct); or (d) any failure by Indemnifying Party to materially comply with any applicable law (including Cannabis Laws, with the exception of Federal Cannabis Laws) in the performance of its obligations under this Agreement.

10.2. Notwithstanding anything to the contrary herein, Indemnifying Party is not obligated to indemnify, hold harmless, or defend Indemnified Party against any claim if such claim or corresponding Losses to the extent arising from Indemnified Party’s gross negligence or more culpable act or omission (including recklessness or willful misconduct) or bad faith failure to materially comply with any of its material obligations set forth in this Agreement.

10.3.Payments by Indemnifying Party under this Section 10 in respect of any Losses are limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment actually received by Indemnified Party in respect of any such indemnity claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other charge-backs.

10.4.The provisions of this Section 10 shall survive the termination of this Agreement.

11.Independent Contractor. Nothing herein shall be construed to create a joint venture or partnership between the Parties or an employee/employer relationship. The Service Provider shall be an independent contractor pursuant to this Agreement.
12.Covenants.

12.1.Exclusivity; Permissible Activities. During the Term of this Agreement, the Company shall not engage any other person or entity to provide any of the Services to, for or on behalf of the Company other than the Service Provider. Nothing herein shall in any way preclude the Service Provider or its Affiliates or their respective Related Parties from engaging in similar business activities or from performing like services for its or their own account or for the account of others including, without limitation, companies which may be in competition with the business (including the Business) conducted by the Company and any of its Affiliates.

12.2. Employees. During the Term of this Agreement, Service Provider may hire all employees and then lease them back to the Company in accordance with a mutually agreed upon employee leasing agreement. All costs associated with any leased employees shall be Funding Obligations.

12.3.Restriction on Distributions. During the Term of this Agreement, Company shall be prohibited from making any distributions to its members or shareholders, without the prior written consent of Service Provider. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the prohibitions on distribution of funds from Company bank accounts shall only apply to the Operating Account and nothing herein or otherwise shall be construed to inhibit, in any way, Company’s management, use, withdrawal from, and/or deposit into any other bank account owned by Company; provided that no funds in such other Company bank accounts arise from or relate to the operations of the Business after the Effective Date.

12.4.Insurance. Service Provider will ensure that the Company shall at all times during the Term maintain in full force and effect, policies of insurance in such amounts and with such coverages as currently in place and as required under applicable laws as well as any additional amounts or coverages that may become required under law, including, without limitation, (i) commercial general and product liability insurance, (ii) all risk property insurance, including fire and extended coverage, vandalism and malicious mischief insurance for the replacement value of the such Party’s facilities, improvements, and contents, and (iii) any other insurance policies, such as business interruption, automobile, flood, and unemployment and workers compensation issuance required by law or as otherwise reasonably requested by Service Provider. The costs of the insurance shall be a Funding Obligation. All such policies must be issued by reputable carriers and contain all the types and minimum coverages, exclusions, and maximum deductibles as commercially reasonable. In all such policies of insurance, Service Provider must be named as an additional insured and all such policies must provide that Service Provider will be sent duplicate copies of all documentation and correspondence from the insurer. Company and Service Provider will cooperate to obtain a certificate of coverage issued by the insurer indicating that all required insurance is in full force and effect and that it will not be terminated, permitted to lapse, expire, or be changed without at least thirty (30) days’ prior written notice to Service Provider.

12.5.Confidentiality. Company and Service Provider shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective directors, managers, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning this Agreement and any information exchanged pursuant to this Agreement (the “Confidential Information”), except to the extent that Company or Service Provider can show that such information: (a) is generally available to and known by the public through no fault of Company or Service Provider, any of its Affiliates, or their respective Representatives, as applicable; or (b) is lawfully acquired by Company or Service Provider, any of its Affiliates, or their respective Representatives, as applicable, from and after the Effective Date from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Company or Service Provider or any of their respective Affiliates or their respective Representatives are compelled to disclose any information by governmental order or applicable law, Company or Service Provider shall promptly notify each other in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Company and Service Provider shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything to the contrary herein, nothing herein shall limit any obligation Service Provider or its Affiliates may have to disclose any Confidential Information or this Agreement under applicable securities laws (without any obligation in respect of this paragraph).

13.Miscellaneous.

13.1.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (other than routine communications having no legal effect) must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email (with confirmation of transmission or receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the addresses indicated below (or at such other address for a Party as may be specified in a notice given in accordance with this Section 13.1).

If to the Company:	New Growth Horizon II, LLC 2609 Rock Hill Industrial Court St. Louis, Missouri 63144 Attn: John Pennington & Craig Parker Email: jpennington@properbrands.com & cparker@properbrands.com
If to the Service Provider:	Proper Management Holdings, Inc. 2609 Rock Hill Industrial Court St. Louis, Missouri 63144 Attn: John Pennington & Craig Parker Email: jpennington@properbrands.com & cparker@properbrands.com

13.2.Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections refer to the Sections of this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

13.3. Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

13.4.Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

13.5.No Third-Party Beneficiaries. Except as expressly set for in Section 10 with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

13.6.Binding Agreement. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that a Party may be free to enter into a Collateral Assignment of Material Contracts with Chicago Atlantic Admin, LLC, as administrative agent for the syndicate of lender providing financing accommodations to the Company and certain of its Affiliates or to the Service Provider and certain of its Affiliates.

13.7. Amendment and Modification; Waiver. Except for any e-mail acknowledgements following the Parties mutual agreement after a quarterly review pursuant to Section 5 (which may be made by e-mail acknowledgement), this Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party, including any amendment required by Section 13.8 and/or Section 13.15. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

13.8.Severability; Savings Clause. If any provision of this Agreement or the application of any such provision to any person(s) or circumstance(s) shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision thereof and this Agreement shall remain in force and the provision held to be invalid, illegal or unenforceable shall be enforced to the maximum extent permitted by law and in a manner consistent with the original intent of the Parties. If DHSS or any other regulatory body reaches a final and non-appealable determination that this Agreement violates the Cannabis Laws, the Parties shall immediately make such revisions, amendments, and changes to this Agreement necessary (and only those that are necessary) for this Agreement to no longer be found to be in violation.

13.9.Dispute Resolution; Governing Law; Submission to Jurisdiction. In the event of any allegation, claim, action or other dispute by the Parties with respect to this Agreement, the performance hereunder or the rights and remedies set forth herein (in each case, a “Dispute”), such Dispute shall be referred to the most senior executive of each of the Parties and such senior executives shall attempt to negotiate a resolution to such Dispute with a period of thirty (30) days after such Dispute is referred to the senior executives. If the senior executives cannot resolve the Dispute within such thirty (30) day period, then each of the Parties may pursue any remedy available to them under this Agreement, at law or in equity. This Agreement is governed by and construed in accordance with the internal laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of laws of any other. Any legal suit, action, or proceeding arising out of or related to this Agreement will be instituted exclusively in the federal courts of the United States or the courts of the State of Missouri in each case located in St. Louis County, Missouri, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth herein will be effective service of process for any suit, action, or other proceeding brought in any such court.

13.10. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10.

13.11. Attorneys’ Fees. In the event that any claim, suit, action, or proceeding is instituted or commenced by either Party hereto against the other Party arising out of or related to this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing Party.

13.12. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email, or other means of electronic transmission (to which a signed PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

13.13. Regulatory Approval. To the extent that this Agreement and/or the obligations of the Parties hereunder become expressly subject to any approvals of DHSS required by law, the Parties will use their commercially reasonable efforts and will mutually cooperate to obtain any such required approvals as promptly as possible.

13.14. Further Assurances. Each of the Parties shall, and shall cause its respective Affiliates to, from time to time at the request and sole expense of the other Party, furnish the other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

13.15. Compliance with Laws. All requirements for ongoing regulatory and legal compliance, including, without limitation, the Cannabis Laws and all requirements of DHSS with legal effect, which the Parties acknowledge and understand are subject to change as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary to comply with the requirements of the Cannabis Laws and DHSS, the Parties hereby agree to use their respective commercially reasonable efforts to take all actions reasonably requested by the other Party to ensure compliance with the Cannabis Laws and DHSS requirements of legal effect, including, without limitation, negotiating immediately in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the Parties’ original intentions but are responsive to and compliant with the requirements of the Cannabis Laws and requirements of DHSS with legal effect.

13.16. Federal Cannabis Laws. The Parties expressly acknowledge that, despite the permissive regulatory environment existing in Missouri and certain other states, the cultivation, processing, possession, use, marketing, transport, and sale of marijuana remain illegal under federal law. Therefore, notwithstanding anything to the contrary contained herein, no Party hereto shall be deemed to be in violation of this Agreement due to its failure or inability to comply with Federal Cannabis Laws so long as the conduct of its business is in compliance with the Cannabis Laws and DHSS requirements with legal effect. The Parties hereto expressly waive any right to rescission of this Agreement, or any claim or defense that this Agreement, or any term or provision hereof, is unenforceable due to the federal illegality of the Company’s Business or any facet thereof. As used herein, “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of marijuana, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. §

841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

13.17. DHSS Access to Company-Related Records. To the extent required by DHSS regulation 19 CSR 100-1.100 (4)(N), as amended from time to time, each Party hereto shall permit the other Party to access such Party’s Company-related records at the request of DHSS during a DHSS investigation or inspection.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto, by and through their duly authorized officers, have caused this Management Services Agreement to be signed as of the Effective Date.

Company:

New Growth Horizon II, LLC

By:
Name: John Pennington
Title: CEO

Service Provider:

Proper Management Holdings, Inc.

By:
Name: Craig Parker

Title: President

EXHIBIT A

Licenses and Company Locations

License Type	License Number	Location Address
Comprehensive Cultivation	CUL000030	2609 Rock Hill Industrial Ct., St. Louis, MO 63144
Comprehensive Cultivation	CUL000065	2609 Rock Hill Industrial Ct., St. Louis, MO 63144

Comprehensive Manufacturing	MAN000043	2609 Rock Hill Industrial Ct., St. Louis, MO 63144

Comprehensive Dispensary	DIS000053	1421 Wabash Ave., Kansas City, MO 64127
	DIS000086	9933 Watson Rd., St. Louis, MO 63126
	DIS000112	7417 S. Lindbergh Blvd., St. Louis, MO 63125
	DIS000158	711 N State Highway 47, Warrenton, MO 63383
	DIS000208	12430 St. Charles Rock Rd., Bridgeton, MO 63044
	DIS000073	10855 Manchester Rd., Kirkwood, MO 63122

Transportation	TRA000033	2609 Rock Hill Industrial Ct., St. Louis, MO 63144

Managed Licenses

License Type	License Number	Location Address
Comprehensive Manufacturing	MAN000020	2285 US Highway 67 Suite C, Festus, MO 63028

Comprehensive Dispensary	DIS000047	1168 Gannon Drive, Festus, MO 63028
	DIS000131	7555 Olive Boulevard, University City, MO 63130
	DIS000116	2285 US Highway 67 Suite C, Festus, MO 63028
	DIS000073	10855 Manchester Road, Kirkwood, MO 63122
	DIS000149	3 Walters Place, House Springs, MO 63051
	DIS000066	15396 Manchester Road, Ellisville, MO 63011
	DIS000220	TBD

Transportation	TRA00002	2285 US Highway 67 Suite C, Festus, MO 63028

License Appeals	OVER1008
STL03127
MAPE7238
CULT2613
CULT7143

EXHIBIT B

Services

Service Provider shall perform the following Services:

(a)Advice regarding regulatory, compliance, and other matters necessary for the procurement, issuance, management, and/or transfer of the Licenses with respect to the cultivation and/or sale of medicinal and/or recreational (adult-use) cannabis, including compliance with all legal, tax, accounting, security, reporting, and other requirements;
(b)Advice regarding human resources and personnel management services such as job description formulation, hiring practices, employee training, facility staffing, workforce identification and management, and employment policies and practices;
(c)Business operations advice, including budgeting, vendor and supplier identification and management, procurement policies and practices, inventory management, insurance, marketing, product offerings, product sales; and
(d)Any other Business-related activity, including, but not limited to, seeking banking, financing, and other related services for the Company.

Exhibit K

Specific Accounting Principles

Attached to this Exhibit K is an illustrative calculation of Closing Working Capital.

Exhibit L

Forfeiture Amount Worksheet

See attached.

All Figures are Shown in US$ Except for Shares Issued	Estimated At Signing	Confirmed Post Closing [1]	Illustrative Exhibit -- Merger Consideration Shares and Forfeited Share Calculations									
			Forfeited Shares Calculated as per Definitions in the Agreement and Plan of Merger									
			Merger Consideration Recalculated Using Closing EBITDA for EBITDA Shortfall									
Closing EBITDA	$31,000,000	$31,000,000										
EBITDA Deficiency	N/A	N/A	($500,000)	($1,000,000)	($1,500,000)	($2,000,000)	($2,500,000)	($3,000,000)	($3,500,000)	($4,000,000)	($4,500,000)	($5,000,000)
Total EBITDA	**$31,000,000**	**$31,000,000**	**$30,500,000**	**$30,000,000**	**$29,500,000**	**$29,000,000**	**$28,500,000**	**$28,000,000**	**$27,500,000**	**$27,000,000**	**$26,500,000**	**$26,000,000**
(x) Acquisition Multiple [2]	4.175x	4.175x	4.175x	4.175x	4.175x	4.175x	4.175x	4.175x	4.175x	4.175x	4.175x	4.175x
EBITDA Consideration	**$129,425,000**	**$129,425,000**	**$127,337,500**	**$125,250,000**	**$123,162,500**	**$121,075,000**	**$118,987,500**	**$116,900,000**	**$114,812,500**	**$112,725,000**	**$110,637,500**	**$108,550,000**
(+) Closing Cash	$3,000,000	$3,000,000	$3,000,000	$3,000,000	$3,000,000	$3,000,000	$3,000,000	$3,000,000	$3,000,000	$3,000,000	$3,000,000	$3,000,000
(-) Assumed Indebtedness and Closing/Post-Closing Indebtedness [3]	($41,443,958)	($41,443,958)	($41,443,958)	($41,443,958)	($41,443,958)	($41,443,958)	($41,443,958)	($41,443,958)	($41,443,958)	($41,443,958)	($41,443,958)	($41,443,958)
(+) Adjusted 280E Reserve	$2,000,000	$2,000,000	$2,000,000	$2,000,000	$2,000,000	$2,000,000	$2,000,000	$2,000,000	$2,000,000	$2,000,000	$2,000,000	$2,000,000
(-) 280E Tax Reserve Shortfall Plus Pre-Closing Taxes (Excluding the 280E Liability)	($6,000,000)	($6,000,000)	($6,000,000)	($6,000,000)	($6,000,000)	($6,000,000)	($6,000,000)	($6,000,000)	($6,000,000)	($6,000,000)	($6,000,000)	($6,000,000)
(+) Investment in ROI Wellness Center IV, LLC	$2,500,000	$2,500,000	$2,500,000	$2,500,000	$2,500,000	$2,500,000	$2,500,000	$2,500,000	$2,500,000	$2,500,000	$2,500,000	$2,500,000
(-) Closing Indebtedness or Transaction Expenses that Remain Unpaid at Closing	--	--	--	--	--	--	--	--	--	--	--	--
(+) Post-Closing Working Capital Less Target Working Capital	--	--	--	--	--	--	--	--	--	--	--	--
Closing Merger Consideration	**$90,481,042**	**$90,481,042**	**$88,393,542**	**$86,306,042**	**$84,218,542**	**$82,131,042**	**$80,043,542**	**$77,956,042**	**$75,868,542**	**$73,781,042**	**$71,693,542**	**$69,606,042**
Closing Share Price	$0.52	$0.52	$0.52	$0.52	$0.52	$0.52	$0.52	$0.52	$0.52	$0.52	$0.52	$0.52
Aggregate Number of Parent Shares Issued	**174,002,004**	**174,002,004**	**169,987,581**	**165,973,158**	**161,958,735**	**157,944,312**	**153,929,889**	**149,915,465**	**145,901,042**	**141,886,619**	**137,872,196**	**133,857,773**
Forfeited Shares	--	--	**4,014,423**	**8,028,846**	**12,043,269**	**16,057,692**	**20,072,115**	**24,086,539**	**28,100,962**	**32,115,385**	**36,129,808**	**40,144,231**

Note: Forfeited share calculations for EBITDA Deficiency amounts not shown above should be calculated in the same manner and extrapolated from the table above.

1. All figures to reflect any Post-Closing Adjustments.
2. If Closing Share Price is any different than $0.52, then the Acquisition Multiple has to be adjusted from 4.175x in order to achieve the same number of shares.
3. To include impact from the aggregate amount of any Post-Closing Debt, as defined in the Agreement and Plan of Merger.